AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 2005
                                                      REGISTRATION NO. 333-[   ]
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ________________

                              GLOBAL MATRECHS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            DELAWARE                            7371                     58-2153309
  (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)

                           90 GROVE STREET, SUITE 201
                              RIDGEFIELD, CT 06877
                                 (203) 431-6665
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                MICHAEL SHEPPARD
     CHIEF EXECUTIVE OFFICER, PRESIDENT, AND ACTING CHIEF FINANCIAL OFFICER
                           90 GROVE STREET, SUITE 201
                              RIDGEFIELD, CT 06877
                                 (203) 431-6665
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:
                             DAVID A. BROADWIN, ESQ.
                                 FOLEY HOAG LLP
                              155 SEAPORT BOULEVARD
                           BOSTON, MASSACHUSETTS 02210
                                 (617) 832-1000
                                ________________

       APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ________________

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE         PROPOSED          PROPOSED         AMOUNT OF
         TO BE REGISTERED            REGISTERED (1)(2)       MAXIMUM           MAXIMUM       REGISTRATION FEE
                                                         OFFERING PRICE      AGGREGATED
                                                          PER SHARE (3)     OFFERING PRICE
=================================== =================== ================= ================= =================
Common Stock, par value $.0001
per share                             53,000,000(4)           $0.033          $1,749,000           $206
=================================== =================== ================= ================= =================
Common Stock, par value $.0001
per share                             57,500,000(5)           $0.033          $1,897,500           $223
=================================== =================== ================= ================= =================
Common Stock, par value $.0001
per share                              5,575,000(6)           $0.033            $183,975            $22
=================================== =================== ================= ================= =================
Common Stock, par value $.0001
per share                             11,501,685(7)           $0.033            $379,556            $45
=================================== =================== ================= ================= =================
Total                                  127,576,685                                                  $500
-------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) In the event the Private Equity Credit Agreement dated July 5, 2005, the terms and conditions of the notes issued in the private placements completed on October 19, 2004; October 22, 2004; November 5, 2004; December 3, 2004; December 31, 2004; March 2, 2005; April 11, 2005; May
       12, 2005; and June 14, 2005 and the warrants issued in the private placements completed on October 22, 2004; November 5, 2004; December 3, 2004 and December 28, 2004 require us to issue more shares than the shares being registered on this registration statement, for reasons other than those stated in Rule 416 of the Securities Act of 1933, as amended, we will file a new registration statement to register those additional shares.

(3) Estimated solely for the purpose of determining our registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices of our common stock on July 5, 2005, as reported over-the-counter on the OTC Bulletin Board by the National Association of Securities Dealers, Inc., of $0.039 and $0.027, respectively.

(4) We are registering 53,000,000 shares of common stock issuable under the Private Equity Credit Agreement (including 3,000,000 shares of our common stock representing our good faith estimate of shares issuable in satisfaction of Section 2.6 of the Private Equity Credit Agreement). We cannot predict the actual number of shares of common stock that will be issued pursuant to the Private Equity Credit Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of funds we intend to draw. Nonetheless, for purpose of registering the securities issuable under this agreement, we can estimate the number of shares of common stock that will be issued using certain assumptions. Based on the last reported sale price of $0.030 per share on July 5, 2005, we would have to issue approximately 543,478,260 shares of common stock to fully utilize the shares issuable under our Private Equity Credit Agreement.

(5) Represents shares issuable upon conversion of the notes issued in the private placements completed on the following dates: October 19, 2004; October 22, 2004; November 5, 2004; December 3, 2004; December 31, 2004; March 2, 2005, April 11, 2005; May 12, 2005 and June 14, 2005.

(6) Represents 5,575,000 shares issuable upon exercise of the warrants issued in the private placements completed on the following dates: October 22, 2004; November 5, 2004; December 3, 2004; and December 28, 2004.

(7)    Represents shares of our common stock that are presently outstanding.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

PROSPECTUS           SUBJECT TO COMPLETION DATED JULY 11, 2005

                      127,576,685 SHARES OF COMMON STOCK OF

                              GLOBAL MATRECHS, INC.

This prospectus relates to the sale of up to 127,576,685 shares of our common stock by certain persons who are or will become our stockholders. The selling stockholders consist of:

     o Brittany Capital Management Limited, which intends to sell up to 53,000,000 shares of our common stock from time to time issuable pursuant to the Private Equity Credit Agreement dated July 5, 2005 (the "Private Equity Credit Agreement"); and

     o other security holders which intend to sell up to 11,501,685 outstanding shares of common stock and 63,075,000 shares of our common stock issuable upon conversion or exercise of notes and warrants.

We are not selling any shares of common stock in this offering and will not receive any proceeds from this offering. We will, however receive proceeds from the sale of common stock under our Private Equity Credit Agreement. All costs associated with this registration statement will be borne by us.

The selling stockholders may sell the shares offered under to this prospectus from time to time, directly or through agents, underwriters or dealers, on terms to be determined at the time of sale at prices determined by the prevailing market price or in negotiated transactions. Our common stock is quoted on the Over The Counter Bulletin Board under the symbol "GMTH.OB" On July 8, 2005, the last reported sale price of our common stock on the OTC Bulletin Board was $0.037 per share.

Brittany Capital Management Limited is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the sale of common stock under our Private Equity Credit Agreement. Pursuant to this agreement, Brittany Capital Management Limited will pay us 92 % of the average of the three
(3) lowest of the bid prices for the ten (10) trading days immediately following the put date. The 8% discount on the purchase of common stock to be received by Brittany Capital Management is underwriting discount. We are required to pay Greenfield Capital Partners LLC, a registered broker dealer, a fee in cash, equal to 1% of the amounts, if any, we may draw down for services related to the establishment of our Private Equity Credit Agreement.

With the exception of Brittany Capital Management Limited, which is an "underwriter" within the meaning of the Securities Act of 1933, as amended, no other underwriter or person has been engaged to facilitate the sale of common stock in this offering. This offering of shares issuable under the Private Equity Credit Agreement will terminate 36 months after this registration statement is declared effective by the Securities and Exchange Commission.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING ON PAGE 5.

Global Matrechs common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended. Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Broker-dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE
 ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                    THE DATE OF THIS PROSPECTUS IS [ ], 2005

                                TABLE OF CONTENTS



PROSPECTUS SUMMARY.............................................................1

GLOBAL MATRECHS, INC...........................................................1
..
RISK FACTORS...................................................................5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................15

USE OF PROCEEDS...............................................................16

MARKET RANGE FOR COMMON EQUITY  AND RELATED STOCKHOLDER MATTERS...............17

SELLING STOCKHOLDERS..........................................................17

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................31

DIRECTORS AND EXECUTIVE OFFICERS..............................................46

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS..............................47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................50

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES
ACT LIABILITIES...............................................................52

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................52

DESCRIPTION OF SECURITIES.....................................................54

PLAN OF DISTRIBUTION..........................................................58

AVAILABLE INFORMATION.........................................................60

LEGAL MATTERS.................................................................60

EXPERTS.......................................................................60

                                ________________

         The selling stockholders are offering and selling shares of our common stock only to those persons and in those in jurisdictions where these offers and sales are permitted.

                                ________________

         You should rely only on the information contained in this prospectus, as amended and supplemented from time to time. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery or of any sale of shares. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof.

                                ________________

         This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes information and documents in a manner we believe to be accurate, but we refer you to the actual documents or the agreements we entered into for additional information of what we discuss in this prospectus.

                                ________________

         In this prospectus, "Global Matrechs," "the Company," "we," "us" and "our" refer to Global Matrechs, Inc. and its subsidiaries, taken as a whole, unless the context otherwise requires; "Greenfield" refers to Greenfield Capital Partners, LLC and "Brittany" refers to Brittany Capital Management Limited.

                                ________________

         From time to time, we issue securities convertible or exercisable into common stock. We cannot predict the actual number of shares that we will be required to issue upon exercise or conversion because this number depends on variables that cannot be known precisely until the conversion or exercise date. The most significant of these variables is the closing price of our common stock on a certain day or during certain specified periods of time. Nevertheless, we can estimate the number of shares of common stock that may be issued using certain assumptions (including but not limited to assuming a conversion and/or exercise date) and using historical prices for our common stock based on those dates. These assumptions include among other things the number of outstanding shares as of July 7, 2005 and the closing price of our common stock as of July 5, 2005. These calculations are illustrative only and will change based, among other things, on changes in the market price of our common stock and the number of outstanding shares.

                                ________________

         This prospectus contains trademarks, service marks and registered marks of Global Matrechs, Inc. and its subsidiaries and other companies, as indicated. Unless otherwise provided in this prospectus, as amended and supplemented from time to time, trademarks identified by (R) and (TM) are registered trademarks or trademarks, respectively, of Global Matrechs, Inc. or its subsidiaries. All other trademarks are the properties of their respective owners.

                                ________________

         Our executive offices are located at 90 Grove Street, Suite 201, Ridgefield, CT 06877, and our phone number is (203) 431-6665.

                                ________________

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY HIGHLIGHTS MATERIAL ASPECTS OF THIS OFFERING. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING THIS OFFERING, OUR COMPANY, AND OUR FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE "RISK FACTORS" BEGINNING ON PAGE 5 BEFORE MAKING AN INVESTMENT DECISION.

                              GLOBAL MATRECHS, INC.
         WHO WE ARE

         We are the successor to a variety of businesses dating back to 1994. We have undergone material changes to our business and our financial structure during the period covered by the financial statements included in this registration statement.

         On December 31, 2004, we completed the acquisition of True to Form, Limited ("True to Form"), a maker of specialized lighting products for a range of markets, including homeland security. True to Form, our wholly owned subsidiary, designs, develops, manufacturer and sells specialty lighting products for targeted market segments of the traditional lighting industry. Among its products is a line of high-end lighting and architectural products for both commercial and residential applications. We recently established a division that will focus on the Homeland Security market through the development of specialized lighting solutions for a range of safety and security applications. As result of this acquisition, our primary sources of operating revenues will be the specialty lighting group going forward. We currently expect that these products will continue to be our most significant revenue-producing business for the remainder of the current fiscal year.

         Prior to the acquisition of True to Form, we derived revenue from professional web development services, software licensing, application development, insurance and securities sales commissions, hosting fees and transactions fees. On May 31, 2004, we sold substantially all of our assets used in the operation of our hosting and web site maintenance business. We have kept a 15% interest in the surviving entity. As a result of this sale and prior to the acquisition of True to Form, our business consisted exclusively of the marketing of technologies licensed from Eurotech, Ltd under a licensing agreement dated May 22, 2003.

         OUR  BUSINESS

         We operate in two distinct markets, the specialty lighting group and the licensed technology group. The specialty lighting group designs, develops, manufactures and sells specialty lighting and architectural products. The licensed technologies group markets and sells to manufacturers technologies we license from Eurotech, Ltd. These technologies relate to hazardous materials handling, electromagnetic radiography, and chemical processing.

         FINANCIAL CONDITION

         We have a history of losses. We have incurred an operating loss since inception and had an accumulated deficit of $28,885,358 and $30,530,794 as of December 31, 2005 and March 31, 2005 respectively. We incurred a net loss $2,631,061 and $1,6465,435 for the fiscal year ended December 31, 2004 and for the quarter ended March 31, 2005, respectively. Consequently, we will in all likelihood, have to rely on external financing for all of our capital requirements. Future losses are likely to continue unless we successfully implement our business plan, which calls for us to secure both debt and equity financing while pursuing acquisitions and/or joint ventures with other companies.

         GOING CONCERN OPINION

         The report of our registered independent public accounting firm dated May 10, 2005 includes a going-concern qualification, which indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. If we are unable to obtain additional funding, we may not be able to continue operations. To date, we have funded our operations through equity investments and issuances of debt. Additionally, we have an accumulated deficit of approximately $28,885,358 and $30,530,794 as of December 31, 2004 and March 31, 2005 respectively. This deficit indicates that we may be unable to meet our future obligations unless additional funding sources are obtained.

                                  THE OFFERING

         The selling stockholders are offering up to 127,576,685 shares of our common stock consisting of (i) 53,000,000 shares of common stock issuable under the Private Equity Credit Agreement; (ii) 57,540,000 shares of our common stock issuable upon conversion of the notes issued in the private placements completed on October 19, 2004; October 22, 2004; November 5, 2004; December 3, 2004; December 31, 2004; March 2, 2005; April 11, 2005; May 12, 2005 and June 14,
2005; (iii) 5,575,000 shares of our common stock issuable upon exercise of the warrants issued in the private placements completed on October 22, 2004; November 5, 2004; December 3, 2004; and December 28, 2004; and (iv) 11,501,685
shares of our common stock that are presently outstanding.

ISSUER:                              Global Matrechs, Inc.

SECURITIES OFFERED:                  127,576,685 shares of our common stock

OTC SYMBOL:                          GMTH.OB

USE OF PROCEEDS:                     We will not receive any of the proceeds
                                     from the sale by any selling stockholders of the common stock

OFFERING PRICE:                      To be determined by the prevailing market
                                     price for the shares at the time of the
                                     sale or in negotiated transactions

RISK FACTORS:                        You should read the "Risk Factors" section
                                     beginning on page 6 to understand the risks
                                     associated with an investment in our common
                                     stock
TOTAL SHARES OF OUR COMMON STOCK
OUTSTANDING AS OF JULY 7, 2005:      82,580,760

         The selling stockholders acquired or will acquire the shares of common stock covered by this registration statement in connection with the transactions described under the heading "Selling Stockholders" and the Private Equity Credit Agreement described below.

                         PRIVATE EQUITY CREDIT AGREEMENT

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION REGARDING THE TERMS OF THIS AGREEMENT. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A DETAILED DESCRIPTION OF THIS AGREEMENT, YOU SHOULD REFER TO OUR CURRENT REPORT ON FORM 8-K (SEC FILE # 000-29204) FILED WITH THE SEC ON JULY 11, 2005 AND THE PRIVATE EQUITY CREDIT AGREEMENT AND REGISTRATION RIGHTS AGREEMENT FILED AS EXHIBITS THERETO. THIS CURRENT REPORT AND THESE AGREEMENTS CONTAIN MATERIAL INFORMATION AND ARE PUBLICLY AVAILABLE ON THE SEC'S WEB SITE AT WWW.SEC.GOV. WE URGE YOU TO OBTAIN AND READ CAREFULLY COPIES OF THESE REPORTS AND DOCUMENTS BEFORE MAKING AN INVESTMENT DECISION.

         SUMMARY. On July 5, 2005, we entered into the Private Equity Credit Agreement with Brittany Capital Management Limited (whom we refer to as Brittany), a limited liability company organized and existing under the laws of The Bahamas. Under the Private Equity Credit Agreement, we may draw up to $15 million, on an as needed basis, in exchange for shares of our common stock, subject to conditions outside of the control of Brittany.

         PUT SHARES. Each draw under the Private Equity Credit Agreement is structured as a put option, wherein we require Brittany to purchase a number of shares of our common stock after a discount to the market price is applied. Specifically, each share is sold at a price equal to 92% of the average of the three (3) lowest of the bid prices for the ten (10) trading days immediately following the put date. We refer to these shares as the put shares. The purchases are to take place from time to time over the course of a commitment period extending 36 months after the effective date of this registration statement, under which we are registering for resale 53,000,000 shares we may put to Brittany pursuant to the Private Equity Credit Agreement. The timing of the purchases by Brittany are at our sole discretion. We are required to draw down a minimum of one (1) million dollars. If we draw a lesser amount, we must pay Brittany an amount equal to nine (9)% of the difference between that amount and the minimum. Based on our current assessment of our financing needs, we intend to draw in excess of the $1 million minimum but less than the $15 million maximum under the Private Equity Credit Agreement. However, if our needs change, we may draw up to the $15 million maximum. If we require Brittany to purchase 50,000,000 shares of common stock being registered in the accompanying registration statement at a recent price of $0.003 per share as reported on July 5, 2005, we would receive gross proceeds equal to $1,380,000.

         BLACKOUT SHARES. If we suspend sales of common stock pursuant to this registration statement within 15 trading days of a sale of common stock to Brittany and our stock price declines during the suspension period, we will be required to issue that number of additional shares of our common stock which, when combined with the shares purchased during the 15 trading days immediately preceding the suspension, will equal the number of shares Brittany would have received had the purchase been made at the conclusion of the suspension period (at the lower per share price). We refer to these shares as blackout shares. This registration statement covers the resale of 3,000,000 blackout shares.

         FEES. We are required to pay Greenfield Capital Partners, LLC (whom we refer to as Greenfield), a registered broker-dealer, a finder's fee, in cash, equal to 1% of the amounts we draw down from the equity line as consideration for services related to the establishment of the Private Equity Credit Agreement.

         NUMBER OF SHARES ISSUABLE UNDER THE PRIVATE EQUITY CREDIT AGREEMENT. We cannot predict the actual number of shares of common stock issuable under the Private Equity Credit Agreement, in part because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of cash advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions.

         o This registration statement only covers the resale of 53,000,000 shares issuable to Brittany under the Private Equity Credit Agreement. In the event we desire to draw down any available amounts remaining under the Private Equity Credit Agreement after we have issued the 53,000,000 shares, we will have to file a new registration statement to cover such additional shares that we would issue for additional draw downs under the Private Equity Credit Agreement.

         o Based on the closing price of our stock of $0.03 on July 5, 2005, we would have to issue to Brittany 543,478,260 shares of our common stock in order to draw down the entire $15 million available to us under the Private Equity Credit Agreement. Assuming all of these shares are issued, they would represent approximately 658% of our currently issued and outstanding common stock and 182% of our currently authorized shares of common stock.

         o You should also be aware that in order for us to utilize the full $15 million available under the Private Equity Credit Agreement after the sale of 53,000,000 shares, it may be necessary for our shareholders to approve an increase in our authorized common stock and for us to register additional shares of common stock. This is currently the case based on the stock price of $0.03 as of July 5 2005.

         DILUTION. There is an inverse relationship between our stock price and the number of shares issuable under the Private Equity Credit Agreement. As our stock price declines, we would be required to issue a greater number of shares under the Private Equity Credit Agreement for a given put. The offering price of our common stock is based on the then-existing market price. This inverse relationship is demonstrated by the table set forth below, which shows the number of shares to be issued under the Private Equity Credit Agreement for a hypothetical $50,000 advance at hypothetical market prices of $0.05, $0.04, $0.03, $0.02 and $0.01.

  PRICE SENSITIVITY OF DILUTION RESULTING FROM PRIVATE EQUITY CREDIT AGREEMENT

    -----------------   ----------------   ----------------   -------------
      HYPOTHETICAL        HYPOTHETICAL        DISCOUNTED        SHARES TO
      DRAW AMOUNT         MARKET PRICE       MARKET PRICE       BE ISSUED
    -----------------   ----------------   ----------------   -------------
        $50,000              $0.05              $0.0460         1,086,957
    -----------------   ----------------   ----------------   -------------
        $50,000              $0.04              $0.0368         1,358,696
    -----------------   ----------------   ----------------   -------------
        $50,000              $0.03              $0.0276         1,811,594
    -----------------   ----------------   ----------------   -------------
        $50,000              $0.02              $0.0184         2,717,391
    -----------------   ----------------   ----------------   -------------
        $50,000              $0.01              $0.0092         5,434,782
    -----------------   ----------------   ----------------   -------------

         The sale of shares pursuant to the Private Equity Credit Agreement will have a dilutive impact on our stockholders. The shares issued to Brittany would represent approximately 64% of our outstanding common stock upon issuance. Additional dilution may result because

         o The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time we require an advance, the greater the number of shares that Brittany will receive. This could result in substantial dilution to the interests of other holders of common stock.

         o To the extent Brittany sells its common stock, the common stock price may decrease due to the additional shares in the market. Such sales could further depress the stock price.

         o The significant downward pressure on the price of the common stock as Brittany sells material amounts of common stocks could encourage short sales by Brittany or others. Short sales could place further downward pressure on the price of the common stock.

                    RECENT DEVELOPMENTS - RECENT ACQUISITION

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION REGARDING THE ACQUISITION OF TRUE TO FORM.. FOR A DETAILED DESCRIPTION OF THIS ACQUISITION, YOU SHOULD REFER TO OUR CURRENT REPORTS ON FORM 8-K (SEC FILE # 000-29204) FILED WITH THE SEC ON JANUARY 6, 2005 AND FORM 8-K/A (SEC File #000-29204) FILED ON JUNE 1, 2005 WHICH INCLUDES TRUE TO FORM AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED DECEMBER 31, 2004 AND 2003 AND PRO-FORMA FINANCIAL INFORMATION. THESE CURRENT REPORTS ON FORM 8-K AND 8-K/A AND THE DOCUMENTS FILED AS EXHIBITS THERETO CONTAIN MATERIAL INFORMATION AND ARE PUBLICLY AVAILABLE ON THE SEC'S WEB SITE AT WWW.SEC.GOV. WE URGE YOU TO OBTAIN AND READ CAREFULLY COPIES OF THESE REPORTS AND DOCUMENTS BEFORE MAKING AN INVESTMENT DECISION.

         GENERAL. On December 31, 2004, we acquired all of the stock of True To Form, a designer, developer, manufacturer and retailer of specialty lighting products. As a result of this transaction, True to Form became our wholly owned subsidiary.

         MATERIAL RELATIONSHIP. The sole shareholder of True To Form was, prior to the acquisition, Mark J. Allen, who is also a member of our Board of Directors. Following the acquisition, Mark Allen continues as the President of True To Form. The Merger Agreement provides that until the secured note is paid in full, Mr. Allen has the right to designate a majority of the Directors of True To Form. The acquisition was the result of arm's length negotiations and was unanimously approved by the disinterested members of our Board of Directors.

         THE MERGER CONSIDERATION. The consideration paid to Mr. Allen consisted of: (i) a note issued by our subsidiary True to Form in the amount of $500,000, payable over five years at an annual interest rate of 8%, with $100,000 due after one year and the remaining principal amount due on December 31, 2009; and
(ii) 10,000,000 shares of our common stock, subject to adjustments. If True To Form generates gross revenues of at least $3,000,000 for the twelve months ended December 31, 2006, and the value of 10,000,000 shares initially issued as consideration is less than $2.5 million, we will be required to issue additional shares or, at our option, pay cash to cover the difference. However, if the value of the initial shares on December 31, 2006 exceeds $3.5 million, Mr. Allen will be required to return to us such portion of the initial shares equal in value to the excess. If True To Form's gross revenues fail to meet or exceed the $3 million threshold, the aforementioned minimum and maximum values will be $2.0 million and $3.0 million, respectively.

         The note is secured by all of the assets of True To Form under the terms of a Security Agreement by and between True To Form and Mr. Allen, entered into on December 31, 2004. In addition, we have guaranteed the note in full pursuant to the terms of a guaranty issued to Mr. Allen entered into on December 31, 2004, and pledged as collateral to the note all of the common stock of True To Form in favor of Mr. Allen pursuant to the terms of a collateral pledge agreement entered into on December 31, 2004.

         OTHER PAYMENTS. In addition to the consideration described above, and in connection with this acquisition, we provided a working capital loan of $200,000 to True to Form to fund its working capital requirements. We are obligated to issue a warrant to purchase 2,000,000 shares of our common stock at an exercise price of $0.03 per share to Greenfield, our financial advisor, as compensation for its services in connection with this transaction.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE ADVERSELY AFFECTED. IN THOSE CASES, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                  RISKS RELATED TO INVESTING IN GLOBAL MATRECHS

WE HAVE A HISTORY OF OPERATING LOSSES AND THERE IS NO ASSURANCE THAT WE WILL ACHIEVE PROFITABILITY IN THE FUTURE. IF WE DO NOT HAVE ACHIEVE PROFITABILITY, YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

         We have a history of operating losses. For the three months ended March 31, 2005 and for the fiscal year ended December 31, 2005, we incurred a net loss of $1,645,435 and $2,631,061, respectively. As of December 31, 2004 and March 31, 2005, we had an accumulated deficit of approximately $28,885,358 and $30,530,794 respectively. If we continue to experience operating losses, an investment in our common stock is at risk of being lost. We cannot predict when, or if, we will ever achieve profitability.

WE HAVE A GOING-CONCERN QUALIFICATION IN THE REPORT BY OUR REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM FOR OUR FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2004, WHICH MAY MAKE CAPITAL RAISING DIFFICULT AND MAY REQUIRE US TO SCALE BACK OR CEASE OPERATIONS, PUTTING OUR INVESTORS' FUNDS AT RISK.

         The report of our registered independent public accounting firm dated May 10, 2005 includes a going-concern qualification, which indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. Our ability to obtain additional funding will determine our ability to continue as a going concern. Accordingly, there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN DUE TO INSUFFICIENT REVENUES TO COVER OUR OPERATING COSTS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING.

         There is substantial doubt about our ability to continue as a going concern due to our losses from operations. We anticipate that we will incur net losses for the immediate future. We expect our operating expenses to increase significantly, and, as a result, we will need to generate monthly revenue if we are to continue as a going concern. To the extent that we do not generate revenue at anticipated rates, we do not obtain additional funding, or that increases in our operating expenses precede or are not subsequently followed by commensurate increases in revenue, or that we are unable to adjust operating expense levels accordingly, we may not have the ability to continue on as a going concern.

THE MANAGEMENT OF OUR FINANCES AND THE QUALITY AND TIMELINESS OF OUR FINANCIAL REPORTING MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO INCREASE THE SIZE AND CAPABILITIES OF OUR INTERNAL ADMINISTRATIVE AND FINANCE FUNCTION AS OUR BUSINESS GROWS.

We have engaged an outside accounting firm (other than our independent registered public accounting firm) to provide financial management and accounting services on a temporary basis. If we are unable to continue to obtain sufficient financial management and accounting services on a cost-effective basis, our ability to effectively manage our finances and the quality and timeliness of our financial reporting could be adversely affected.

BECAUSE WE RECENTLY ACQUIRED TRUE TO FORM, INC. OUR MOST IMPORTANT LINE OF BUSINESS, IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND FUTURE OPERATING RESULTS.

         We derive substantially all of our revenues from the operations of our subsidiary, True To Form, a company we acquired on December 31, 2004. Our limited operating history makes it difficult to evaluate our business and expected results.

IF WE FAIL TO REALIZE SOME OR ALL OF THE ANTICIPATED BENEFITS FROM OUR ACQUISITION OF TRUE TO FORM, OUR BUSINESS WILL SUFFER. AS A RESULT, YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

         Our combined company may fail to realize some or all of the anticipated benefits and synergies of the transaction as a result of, among other things, lower than expected revenues for True To Form, unanticipated costs, deterioration in the U.S. economy as a whole or the commercial lighting industry in particular, and other factors. In addition, the integration of True to Form's business and operations with those of Global Matrechs may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse effects on Global Matrechs existing strategic focus.

IF WE CANNOT OBTAIN ADDITIONAL CAPITAL REQUIRED TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH OUR BUSINESS WILL SUFFER.

         The continued development of our current technologies or acquisitions of new technologies will require additional capital. We incurred net losses of $2,631,061 for the year ended December 31, 2004 and $1,645,435 for the three months ended March 31, 2005. Additionally, we had a working capital deficiency of $2,356,493 and an accumulated deficit of $30,530,794 as of March 31, 2005. We may be unable to obtain additional funds in a timely manner or on acceptable terms, which would render us unable to fund our operations or expand our business.

         If we are unable to obtain capital when needed, we may have to restructure our business or delay or abandon our development and expansion plans. Although we have been successful in the past in obtaining financing for working capital and capital expenditures, we will have ongoing capital needs as we expand our business. Our inability to obtain adequate financing will result in the need to curtail business operations and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we raise additional funds through the sale of equity or convertible securities,

         o    your ownership percentage of our common stock will be reduced;

         o    the value of your stock may be diluted;

         o We may issue securities that have rights, preferences and privileges senior to our common stock; and

         o The terms of any additional indebtedness may include restrictive financial and operating covenants that would limit our ability to compete and expand, thereby increasing the price of our stock.

WE ARE CURRENTLY DEPENDENT UPON EXTERNAL FINANCING (INCLUDING OUR PRIVATE EQUITY CREDIT AGREEMENT WITH BRITTANY) TO FUND OUR OPERATIONS AND MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS WHEN NEEDED. AS A RESULT, OUR BUSINESS MAY SUFFER AND THE PRICE OF STOCK MAY DECLINE.

         Currently, we are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by our Private Equity Credit Agreement. Therefore, we are dependent on our Private Equity Credit Agreement with Brittany to fund our operations. If we are unable to draw down on our Private Equity Credit Agreement or obtain adequate financing when needed, we may be forced to scale down our operations or seek protection of the bankruptcy courts. As a result, you may loose all or part of your investment. We may not be able to access sufficient funds when needed because of the following reasons.

         o MAXIMUM PUT AMOUNT. The maximum amount of each put is equal to the lesser of (a) Five Hundred Thousand Dollars ($500,000), or (b) Five Hundred (500%) percent of the weighted average volume for the twenty (20) trading days immediately preceding the put date.

         o 9.99% CAP. Our Private Equity Credit Agreement provides that in no event shall the number of shares issuable to Brittany cause it to own in excess of 9.99% of the then outstanding shares of our common stock. Because of this maximum advance restriction, we may not be able to access sufficient funds when needed.

         o INVERSE RELATIONSHIP BETWEEN THE PRICE OF OUR COMMON STOCK AND THE NUMBER OF SHARES ISSUABLE UNDER THE PRIVATE EQUITY CREDIT AGREEMENT. There is an inverse relationship between the price of our common stock and the number of shares of common stock issuable to Brittany under the Private Equity Credit Agreement. As our stock price declines, we would be required to issue a greater number of shares under the Private Equity Credit Agreement for a given put. As we draw down on our Private Equity Credit Agreement and more shares of our common stock are sold, our stock price could decrease significantly and make further puts impractical or impossible during time periods in which we may need financing. Unless we become profitable, it is unlikely that we will be able to secure additional financing from external sources other than our Private Equity Credit Agreement.

         o IF WE DESIRE SELL MORE THAN 53,000,000 TO BRITTANY, WE WILL HAVE TO FILE A NEW REGISTRATION STATEMENT. In the event we desire to draw down any available amounts remaining under the Private Equity Credit Agreement after we have issued the 53,000,000 shares being registered in the accompanying registration statement and we have enough authorized and unissued shares, we will have to file a new registration statement to cover such additional shares that we would issue for additional draw downs on the Private Equity Credit Agreement.

         o WE MAY BE REQUIRED TO SEEK STOCKHOLDER APPROVAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. You should also be aware that in order for us to utilize the full $15 million available under the Private Equity Credit Agreement after the sale of 53,000,000 shares, it may be necessary for our shareholders to approve an increase in our authorized common stock and for us to register additional shares of common stock. Based on the last reported sale price of our common stock of $0.03 on July 5, 2005, we would have to issued 543,478,260 shares to draw down the full $15 million available under our Private Equity Credit Agreement, however, we are only authorized to issue up to 300 million shares of common stock and as of July 7, 2005, we had 82,580,760 shares of common stock outstanding.

EXISTING STOCKHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE PRIVATE EQUITY CREDIT AGREEMENT, THE CONVERSION OF NOTES AND PREFERRED STOCK AND THE EXERCISE OF WARRANTS.

         To date, we have funded our operations through equity investments and issuances of debt. Stockholders will experience substantial dilution as a result of our agreements with our investors. We do not know the number of shares issuable as a result of these arrangements.

         The issuance and sale of common stock to our investors will reduce the ownership interest of our existing stockholders in our company, and may depress the value of our common stock. In addition, the subsequent resale by the investors of those shares may further reduce our share price. While our agreement with our investors limits to 9.99% or to 4.99% the percentage of our outstanding common stock that they may own at any one time, it does not limit the number of shares we may sell to them over the course of these agreements. In addition, the investors may elect to resell the shares we issue, which would allow us to sell additional shares to them without reaching the 9.9% cap or the 4.99% cap, as applicable. In this way, they could sell more than 9.9% or 4.99% of our outstanding common stock in a relatively short period of time while never holding more than 9.9% or 4.99% at one time.

IF THE PRICE OF OUR STOCK CONTINUES TO DECLINE AND WE CANNOT PREPAY THE NOTES, WE WILL BE IN DEFAULT AND THE HOLDERS OF THE NOTES WILL HAVE THE REMEDIES AVAILABLE TO CREDITORS.

         If the market price of our common stock falls below $0.03 per share for ten (10) consecutive trading days, holders of the notes may require us to prepay (within 60 days of the receipt of a notice of such election) the principal outstanding at the time of such prepayment plus a premium equal to 140% of the principal amount being prepaid.

On July 5, 2005, we did not have the funds necessary to effect such payment. If we cannot prepay the notes, we will be in default, and the holders of the notes will have the remedies available to creditors. You may lose all or part of your investment.

IF WE DEFAULT ON ANY OF OUR OUTSTANDING NOTES, SOME OR ALL OF OUR ASSETS COULD BE LIQUIDATED, OUR OPERATIONS WILL BE DISRUPTED AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

         All of our assets are subject to security agreements. As a result, if we default under the terms of any of these notes issued to investors in the private placements completed on October 19, 2004; October 22, 2004; November 5, 2004; December 3, 2004; December 28, 2004; December 31, 2004; March 2, 2005;
April 11, 2005; May 12, 2005; and June 14, 2005, holders of the notes could foreclose and liquidate some or all of our assets. As a result, you may lose all or part of your investment.

WE FACE INTENSE COMPETITION, WHICH COULD RESULT IN LOWER REVENUES AND HIGHER RESEARCH AND DEVELOPMENT EXPENDITURES AND COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         If we do not develop or acquire new and enhanced products, or if we are not able to invest adequately in our research and development activities, our business, financial condition and results of operations could be negatively impacted. Many of our competitors have significantly more cash and resources than we have. Our competitors may introduce products that are competitively priced, have increased performance or functionality, or incorporate technological advances that we have not yet developed or implemented. To remain competitive, we must continue to develop, market and sell new and enhanced systems and products at competitive prices, which will require significant research and development expenditures.

IF WE CANNOT EFFECTIVELY MANAGE OUR GROWTH, OUR BUSINESS MAY SUFFER.

         Recently, we have expanded our operations to pursue existing and potential new market opportunities. This growth has placed, and is expected to continue to place, a strain on our personnel, management, financial and other resources. To manage our growth effectively, we must, among other things:

         o successfully attract, train, motivate and manage a larger number of employees for sales and customer support activities;

         o    control working capital requirements; and

         o improve the efficiency of our operating, administrative, financial and accounting systems, procedures and controls.

         If we fail to manage our growth properly, we may incur unnecessary expenses and the efficiency of our operations may decline.

WE MAY BE UNABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL WE NEED TO EXPAND OUR OPERATIONS.

         To meet our growth objectives, we must attract and retain highly skilled technical, operational, managerial and sales and marketing personnel. If we fail to attract and retain the necessary personnel, we may be unable to achieve our business objectives and may lose our competitive position, which could lead to a significant decline in net sales. We face significant competition for these skilled professionals from other companies, research and academic institutions, government entities and other organizations.

OUR SUCCESS DEPENDS ON THE SERVICES OF OUR EXECUTIVE OFFICERS AND KEY EMPLOYEES.

         We depend upon the continued services of our senior management for our continued success. The loss of any member of senior management could have a serious negative impact upon our business and operating results. We can provide no assurances that we will be able to retain our senior management or other key personnel.

OUR BUSINESS MAY SUFFER IF WE CANNOT PROTECT OUR PROPRIETARY TECHNOLOGY.

         Our ability to compete depends significantly upon our trade secrets and our other proprietary technology. We have filed patents in connection with HNIPU and have a trade secret on NuCap(TM). These steps that we have taken to protect our technology may be inadequate to prevent others from using what we regard as our technology to compete with us. Existing trade secrets, copyright and trademark laws offer only limited protection. In addition, the laws of some foreign countries do not protect our proprietary technology to the same extent as the laws of the United States, which could increase the likelihood of misappropriation. Furthermore, other companies could independently develop similar or superior technology without violating our intellectual property rights. Any misappropriation of our technology or the development of competing technology could seriously harm our competitive position, which could lead to a substantial reduction in net sales.

         If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome, disruptive and expensive, distract the attention of management, and there can be no assurance that we would prevail.

CLAIMS BY OTHERS THAT WE INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS AND FINANCIAL CONDITION.

         Our industries are characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. We cannot be certain that our products do not and will not infringe issued patents, patents that may be issued in the future, or other intellectual property rights of others.

         We do not conduct exhaustive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

         We may face claims by third parties that our products or technology infringe their patents or other intellectual property rights. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or obtain licenses from third parties to continue to offer our products. Any efforts to re-engineer our products or obtain licenses on commercially reasonable terms may not be successful, which would prevent us from selling our products, and, in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operations.

                         RISK RELATED TO OUR EQUITY LINE

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF SHARES UNDER OUR PRIVATE EQUITY CREDIT AGREEMENT.

         The sale of shares pursuant to our Private Equity Credit Agreement will have a dilutive effect on the percentage ownership of our existing stockholders. Based on the last reported sale price of our common stock of $0.03 on July 5, 2005, we would have to issue 543,478,260 shares of common stock to draw down the entire $15 million available to us under the Private Equity Line Credit Agreement. These shares would represent approximately 658% of our currently outstanding common stock upon issuance. Upon effectiveness of this registration statement and assuming all 53,000,000 shares registered in this offering in connection with the Private Equity Credit Agreement are resold in the public market, there will be an additional 53,000,000 shares of common stock outstanding.

         There is an inverse relationship between our stock price and the number of shares we may issue under this agreement. That is, as our stock price declines, we would need to issue a greater number of shares under the Private Equity Credit Agreement for a given put. The offering price of our common stock is based on the then-existing market price. This inverse relationship is demonstrated by the table set forth below, which shows the number of shares to be issued under the Private Equity Credit Agreement for a hypothetical $50,000 advance at hypothetical market price of $0.05; $0.04; $0.03; $0.02 and $0.01 per share.

  PRICE SENSITIVITY OF DILUTION RESULTING FROM PRIVATE EQUITY CREDIT AGREEMENT

    -----------------   ----------------   ----------------   -------------
      HYPOTHETICAL        HYPOTHETICAL        DISCOUNTED        SHARES TO
      DRAW AMOUNT         MARKET PRICE       MARKET PRICE       BE ISSUED
    -----------------   ----------------   ----------------   -------------
         $50,000              $0.05             $0.0460         1,086,957
    -----------------   ----------------   ----------------   -------------
         $50,000              $0.04             $0.0368         1,358,696
    -----------------   ----------------   ----------------   -------------
         $50,000              $0.03             $0.0276         1,811,594
    -----------------   ----------------   ----------------   -------------
         $50,000              $0.02             $0.0184         2,717,391
    -----------------   ----------------   ----------------   -------------
         $50,000              $0.01             $0.0092         5,434,782
    -----------------   ----------------   ----------------   -------------

         Subsequent sales of these shares in the open market by Brittany may also have the effect of lowering our stock price, thereby increasing the number of shares issuable under the equity line facility (should we choose to sell additional shares to Brittany) and consequently further diluting our outstanding shares. These sales could have an immediate adverse effect on the market price of the shares and result in dilution to the holders of our shares.

WE BELIEVE THAT BRITTANY AND OTHER STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE.

         Brittany may sell in the public market up to 53,000,000 shares of common stock being registered in this offering. Such sales may cause our stock price to decline. Specifically,

         o Existing stockholders will experience substantial dilution if we draw down the maximum amount of shares of common stock being registered (approximately 54% of our currently outstanding shares on July 7, 2005). This means that up to 53,000,000 shares of common stock being registered in this offering may be sold. The perceived risk associated with the possible sale of a large number of shares issued under the equity line could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline.

         o Because Brittany is purchasing our shares at a discount, it will have an incentive to sell immediately so that it can realize a gain on the difference. If our common stock market price does decline, this could further accelerate sales of our common stock.

         o To the extent Brittany sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Brittany to sell greater amounts of common stock, the sales of which would further depress the stock price.

         o Actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock under the Private Equity Credit Agreement could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

THE SALE OF MATERIAL AMOUNTS OF COMMON STOCK UNDER THE ACCOMPANYING REGISTRATION STATEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES AND FURTHER DEPRESS THE PRICE OF OUR COMMON STOCK. AS A RESULT, YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

         The significant downward pressure on our stock price caused by the sale of a significant number of shares under the Private Equity Credit Agreement could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

THE PRICE OF THE STOCK IN THIS OFFERING WILL FLUCTUATE. AS A RESULT, THE PRICE YOU PAID MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PARTIES PARTICIPATING IN THIS OFFERING.

         The price in this offering will fluctuate based among other things on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

        RISKS RELATED TO INVESTING IN LOW-PRICED AND ILLIQUID SECURITIES

IF AN ACTIVE AND LIQUID MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, IT MAY BE DIFFICULT FOR YOU TO RESELL YOUR SHARES. AS A RESULT, YOU MAY NOT BE ABLE TO SELL YOUR SHARES WHEN YOU WANT.

         Our common stock is not traded on a registered securities exchange and we do not meet the initial listing criteria for any registered securities exchange or the NASDAQ SmallCap Market. It is quoted on the less recognized OTC Bulletin Board. This factor may impair your ability to sell your shares when you want and/or could depress our stock price. As a result, you may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities because smaller quantities of shares could be bought and sold, transactions could be delayed and security analyst and news coverage of our company may be reduced. These factors could result in lower prices and larger spreads in the bids and ask prices for our shares. Due to the current price of our common stock, many brokerage firms may not be willing to effect transactions in our securities, particularly because of an SEC rule imposing additional sales requirements on broker-dealers who sell low-priced securities (generally those below $5.00 per share). These factors severely limit the liquidity of our common stock and likely have a material adverse effect on our market price and on our ability to raise additional capital. We cannot predict the extent to which investor interest in our stock, if any, will lead to an increase in our market price or the development of a more active trading market or how liquid that market might become.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THESE SHARES DUE TO SUITABILITY AND DISCLOSURE REQUIREMENTS.

         Due to the current price of our common stock ($0.03 on July 5, 2005), many brokerage firms may not be willing to effect transactions in its securities, particularly because low-priced securities are subject to SEC rules (referred to as the "penny stock rules") imposing additional sales requirements on broker-dealers who sell low-priced securities (generally those below $5.00 per share). These disclosure requirements may have the effect of reducing the trading activity in the secondary market for Global Matrechs common stock as it is subject to these penny stock rules. These rules severely limit the liquidity, if any, of our common stock, and would likely have a material adverse effect on its market price and on our ability to raise additional capital.

         The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC may require by rule or regulation.

         In addition, the broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account.

         Finally, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These requirements may reduce the potential market for our common stock by reducing the number of potential investors, brokers and traders. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

         We cannot predict the extent to which investor interest in our common stock or a business combination, if any, will lead to an increase in its market price or the development of an active trading market or how liquid that market, if any, might become.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

         Our stock price has been volatile. From January 1, 2003 to July 5, 2005, the trading price of our common stock ranged from $0.03 to $0.108. Many factors may cause the market price of our common stock to fluctuate, including:

         o    variations in our quarterly results of operations;

         o    the introduction of new products by us or our competitors;

         o acquisitions or strategic alliances involving us or our competitors;

         o    future sales of shares of common stock in the public market; and

         o    market conditions in our industries and the economy as a whole.

         In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. When the market price of a company's stock drops significantly, stockholders often institute securities class action litigation against that company. Any litigation against us could cause us to incur substantial costs, divert the time and attention of our management and other resources or otherwise harm our business.

IF WE ISSUE SUBSTANTIAL SHARES OF OUR COMMON STOCK UPON CONVERSION OF OUR OUTSTANDING SHARES OF SERIES C, SERIES E, SERIES G, SERIES H AND SERIES I CONVERTIBLE PREFERRED STOCK, YOU COULD SUFFER SUBSTANTIAL DILUTION OF YOUR INVESTMENT AND OUR STOCK PRICE COULD DECLINE SIGNIFICANTLY.

         We are obligated to issue a substantial number of shares of common stock upon the conversion of our, Series C, Series E, Series G, Series H and Series I convertible preferred stock. Should a significant number of these securities be converted, the resulting increase in the number of outstanding shares of our common stock will have a substantial dilutive effect on the ownership interest of the holders of our common stock. The conversion of a substantial amount of the aforementioned securities or the issuance of new shares of common stock may also adversely affect the terms under which we could obtain additional equity capital. The price, which we may receive for the shares of common stock, that are issuable upon conversion of such securities, may be less than the market price of the common stock at the time of such conversions.

FLUCTUATIONS IN OUR QUARTERLY NET SALES AND RESULTS OF OPERATIONS COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

         Our future net sales and results of operations are likely to vary significantly from quarter to quarter due to a number of factors, many of which are outside our control. Accordingly, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that our net sales or results of operations in a quarter will fall below the expectations of securities analysts or investors. If this occurs, the market price of our common stock could fall significantly. Our results of operations in any quarter can fluctuate for many reasons, including:

         o our ability to manufacture, test and deliver products in a timely and cost-effective manner;

         o    our success in winning competitions for orders;

         o    the timing of new product introductions by us or our competitors;

         o    the mix of products we sell;

         o    competitive pricing pressures; and

         o    general economic climate.

         A large portion of our expenses, including expenses for facilities, equipment, and personnel, are relatively fixed. Accordingly, if our net sales decline or do not grow as much as we anticipate, we might be unable to maintain or improve our operating margins. Any failure to achieve anticipated net sales could therefore significantly harm our operating results for a particular fiscal period.

THE HOLDERS OF OUR PREFERRED STOCK HAVE CERTAIN RIGHTS AND PRIVILEGES THAT ARE SENIOR TO OUR COMMON STOCKHOLDERS, AND WE MAY ISSUE ADDITIONAL SHARES OF PREFERRED STOCK WITHOUT STOCKHOLDER APPROVAL THAT COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

         Our board of directors has the authority to issue, without any further vote or action by the holders of our common stock, a total of up to 1,000,000 shares of preferred stock and to fix the rights, preferences, privileges, and restrictions, including voting rights, of the preferred stock, which typically are senior to the rights of the common stockholders. Your rights will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued or might be issued in the future. As of July 7, 2005 we have issued and outstanding 26.24 shares of our Series C convertible preferred stock, 106.4 shares of our Series E convertible preferred stock, 1069 shares of our Series G convertible preferred stock, 12,732 shares of our Series H convertible preferred stock and 490.5 shares of our Series I convertible preferred stock and we may, from time to time in the future, issue additional preferred stock for financing or other purposes with rights, preferences or privileges senior to the common stock. As a result, their existence and issuance could have a material adverse effect on the market value of our common stock.

OUR CHARTER, BYLAWS AND DELAWARE LAW MAY DETER TAKEOVERS.

         Our certificate of incorporation, bylaws and Delaware law contain provisions that could have an anti-takeover effect and discourage, delay or prevent a change in control or an acquisition that many stockholders may find attractive. These provisions may also discourage proxy contests and make it more difficult for our stockholders to take some corporate actions, including the election of directors. These provisions relate to:

         o the ability of our board of directors to issue preferred stock, and determine its terms, without a stockholder vote;

         o the classification of our board of directors, which effectively prevents stockholders from electing a majority of the directors at any one annual meeting of stockholders;

         o the limitation that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote; and

         o advance notice requirements for stockholder proposals and director nominations.

WE HAVE NEVER PAID DIVIDENDS ON OUR CAPITAL STOCK, AND WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have not paid dividends on any of our classes of capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future. In addition, before we may pay any dividends with respect to our common stock, we must pay the holders of our preferred stock an equivalent dividend. If we determine that we are in the position to declare a dividend, the amount of the dividend we ultimately declare may be substantially reduced as the result of our obligations under the terms of our preferred stock.

              RISKS RELATING TO NEW CORPORATE GOVERNANCE STANDARDS

WE ARE NOT SUBJECT TO THE SAME CORPORATE GOVERNANCE STANDARDS AS LISTED COMPANIES. THIS MAY AFFECT MARKET CONFIDENCE AND COMPANY PERFORMANCE. AS A RESULT, OUR BUSINESS COULD BE HARMED AND THE PRICE OF OUR STOCK COULD DECREASE.

         Registered exchanges and the Nasdaq National Market have adopted enhanced corporate governance requirements that apply to issuers that list their securities on those markets. These standards deal with the rights and responsibilities of a company's management, its board, shareholders and various stakeholders. How well companies are run may affect market confidence as well as company performance. Our common stock is quoted on the OTC Bulletin Board, which does not have comparable requirements. As a result, our business and the price of our stock may be adversely affected.

         For instance, we are not required to have any independent directors and we do not have independent directors. Therefore management has significant influence over decisions made by the Board on behalf of the stockholders.

         In some circumstances, management may not have the same interests as the shareholders and conflicts of interest may arise. We do not have a policy to resolve conflicts of interest and we are not required to have one. Notwithstanding the exercise of their fiduciary duties as directors and executive officers and any other duties that they may have to us or our other stockholders in general, these persons may have interests different than yours.

OUR ADMINISTRATIVE COSTS AND EXPENSES RESULTING FROM NEW REGULATIONS HAVE INCREASED, ADVERSELY AFFECTING OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002 and SEC rules adopted thereunder. These regulations increased our legal and financial compliance and made some activities more difficult, time-consuming and costly. Our expenses will continue to increase as we continue to implement these new regulations.

NEW CORPORATE GOVERNANCE REQUIREMENTS HAVE MADE IT MORE DIFFICULT TO ATTRACT QUALIFIED DIRECTORS. AS A RESULT, OUR BUSINESS MAY BE HARMED AND THE PRICE OF OUR STOCK MAY BE ADVERSELY AFFECTED

         New corporate governance requirements have increased the role and responsibilities of directors and executive officers of public companies. These new requirements will make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur significantly higher costs to obtain coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve as members of our board of directors.

IF WE FAIL TO MAINTAIN EFFECTIVE INTERNAL CONTROLS OVER FINANCIAL REPORTING, THE PRICE OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED.

         We are required to establish and maintain appropriate internal controls over financial reporting. Our internal controls over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management's assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed, disclosure of management's assessment of our internal controls over financial reporting or disclosure of our independent registered public accounting firm's attestation to or report on management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

STANDARDS FOR COMPLIANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002 ARE UNCERTAIN, AND IF WE FAIL TO COMPLY IN A TIMELY MANNER, OUR BUSINESS COULD BE HARMED AND OUR STOCK PRICE COULD DECLINE.

         Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountant. This requirement will first apply to our annual report for fiscal year ending June 30, 2007. The standards that must be met for management to assess the effectiveness of the internal control over financial reporting are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of its internal control over financial reporting. In addition, we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of its assessment by our independent registered public accountants. If management cannot assess our internal control over financial reporting as effective, or our independent auditors are unable to issue an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Except for historical facts, the statements in this prospectus are forward-looking statements. Forward-looking statements are merely our current predictions of future events. These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those discussed under the headings "Risk Factors" "Management's Discussion and Analysis or Plan of Operation" and "Business." We assume no obligation to update our forward-looking statements to reflect new information or developments or any other reason, or reflect any events or circumstances after the date of this prospectus or the date of any applicable prospectus supplement. We urge readers to review carefully the risk factors described in this prospectus and the other documents that we file with the Securities and Exchange Commission. You can read these documents at WWW.SEC.GOV.

         In addition to the risks and uncertainties faced generally by participants in our industry, we face the following risks and uncertainties:

o Our business, as currently constituted, has limited operating history. Therefore, we may not be able to accurately forecast future results, and operating losses in future periods could be greater than expected.

o We have a history of operating losses, and there is no assurance that we will achieve profitability in the future.

o We have a going-concern qualification in the report by our registered independent public accounting firm for our financial statements for the year ended December 31, 2004, which may make capital raising more difficult and may require us to scale back or cease operations, putting our investors' funds at risk.

o We may be unable to obtain additional capital required to fund our operations and finance our growth.

o The management of our finances and the quality and timeliness of our financial reporting may be adversely affected if we are unable to increase the size and capabilities of our internal administrative and finance function as our business grows.

o If we fail to realize some or all of the anticipated benefits from our acquisition of True to Form, our business will suffer.

o We face intense competition, which could result in lower revenues and higher research and development expenditures and could adversely affect our results of operations.

o    If we cannot effectively manage our growth, our business may suffer.

o We may be unable to hire and retain the skilled personnel we need to expand our operations.

o Our success depends on the services of our executive officers and key employees.

o    Our business may suffer if we cannot protect our proprietary technology.

o Claims by others that we infringe their intellectual property rights could harm our business and financial condition.

o New corporate governance requirements are likely to increase our costs and make it more difficult to attract qualified directors.

o We are not subject to the same corporate governance standards as listed companies, including without limitation, the requirement that we have a majority of independent directors.

o Because of the foregoing and other factors, we may experience material fluctuations in our future operating results on a quarterly or annual basis which could materially adversely affect our business, financial condition and operating results.

                                 USE OF PROCEEDS

         The shares of common stock registered hereunder are being offered by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders" section of this prospectus.

         PRIVATE EQUITY CREDIT AGREEMENT. We will receive the proceeds from the sale of shares of common stock to Brittany under the Private Equity Credit Agreement. Each draw under the Private Equity Credit Agreement is structured as a put option, wherein we require Brittany to purchase a number of shares of our common stock after a discount to the market price is applied. Specifically, each share is sold at a price equal to 92% of the average of the three (3) lowest of the bid prices for the ten (10) trading days immediately following the put date. Over the course of the commitment period, we are required to draw down a minimum of one (1) million dollars. If we draw a lesser amount, we must pay Brittany an amount equal to 9% of the difference between that amount and the minimum. The purchases are to take place from time to time over the course of a commitment period extending 36 months after the effective date of this registration statement, under which we are registering for resale 53,000,000 shares we may put to Brittany under this agreement. The timing and amounts of the purchases by Brittany are at our sole discretion. Based on our current assessment of our financing needs, we intend to draw in excess of the $1 million minimum but less than the $15 million maximum under the Private Equity Credit Agreement. However, if our needs change, we may draw up to the $15 million maximum.

         DETERMINATION OF OFFERING PRICE. The price at which the shares may actually be sold will be determined by the market price of the common stock as of the date of sale by Brittany.

         USE OF PROCEEDS. We intend to use the proceeds from the sale of shares to Brittany under this equity line for general working capital purposes. The table assumes estimated offering expenses plus the 1% fee payable to Greenfield in cash.

GROSS PROCEEDS                            $100,000   $1,000,000   $5,000,000   $10,000,000

ESTIMATED OFFERING EXPENSES - 1% FEE        (5,000)     (20,000)     (30,000)      (40,000)
PAYABLE TO GREENFIELD CAPITAL PARTNERS      (1,000)     (10,000)     (50,000)     (100,000)

NET PROCEEDS (reflects deductions of
1% fee to Greenfield Capital Partners)      94,000      970,000     4,920,00     9,860,000

                         MARKET RANGE FOR COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

         Our common stock has been quoted on the OTC Bulletin Board by The National Association of Securities Dealers, Inc. under the symbol "GMTH.OB" since July 7, 2004. Until that date and since December 8, 2000, our common stock had been quoted on the OTC Bulletin Board under the symbol "HCOM." Prior to December 8, 2000, it was quoted on the Nasdaq SmallCap Market.

         The following table provides, for the periods indicated, the high and low bid prices for our common stock as reported on the OTC Bulletin Board. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                  HIGH                 LOW
         2003:
         First quarter                           $0.100              $0.001
         Second quarter                           0.090               0.030
         Third quarter                            0.090               0.030
         Fourth quarter                           0.055               0.016

         2004:
         First quarter                           $0.140              $0.040
         Second quarter                           0.150               0.060
         Third quarter                            0.140               0.040
         Fourth quarter                           0.080               0.030

         2005:
         First Quarter                           $0.108              $0.043
         Second Quarter                          $0.108              $0.032


HOLDERS OF RECORD

         On July 8, 2005, the last sale price of our common stock as reported on the OTC Bulletin Board was $0.037. On July 7, 2005, we had approximately 125 holders of record of our common stock. This number does not include stockholders for whom shares were held in a "nominee" or "street" name.

DIVIDENDS

         We have never declared or paid cash dividends on our capital stock, and we do not plan to pay any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance our operations and future growth. In addition, before we may issue any dividend to the holders of our common stock, we must first issue an equivalent dividend to the holders of our preferred stock.

                              SELLING STOCKHOLDERS

         THE FOLLOWING SECTION PRESENTS INFORMATION REGARDING OUR SELLING STOCKHOLDERS. THE SELLING STOCKHOLDER TABLE AND THE NOTES THERETO DESCRIBE EACH SELLING STOCKHOLDER AND THE NUMBER OF SECURITIES BEING SOLD. IMMEDIATELY

THEREAFTER WE HAVE ALSO INCLUDED A TABLE IDENTIFYING THE INDIVIDUALS HAVING VOTING AND INVESTMENT CONTROL OVER THE SECURITIES BEING SOLD. FINALLY, A DESCRIPTION OF HOW EACH SELLING STOCKHOLDER ACQUIRED THE SECURITIES BEING SOLD IN THIS OFFERING IS DETAILED UNDER THE HEADING "TRANSACTIONS WITH OUR SELLING STOCKHOLDERS."

                            SELLING STOCKHOLDER TABLE

         The following table sets forth the approximate number of shares beneficially owned as of July 5, 2005 by each of the selling stockholders and their pledgees, assignees and successors-in-interest. Please consider the following when reviewing the information presented in the table and the notes:

         o The number of shares beneficially owned by the selling stockholders is determined in accordance with rules promulgated by the SEC.

         o Applicable percentage of ownership is based on 82,580,760 shares of common stock outstanding as of July 7, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of July 7, 2005 for each stockholder but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

         o Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or convertible within 60 days of July 7, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

         o The "Right to Acquire" column reflects beneficial ownership of shares subject to warrants and other convertible securities that may be exercised and converted into common stock within 60 days after July 7, 2005.

         o The "Shares Offered" under this prospectus column reflects all of the shares that each selling stockholder may offer under this prospectus.

         o The table assumes that the selling stockholders will sell all of the shares. No assurances can be given as to the actual number of shares that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales.

         o Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. The selling stockholders may have sold, transferred or otherwise disposed of the securities being registered, since the date the selling stockholders provided the information regarding their securities holdings.

----------------------------------------------------------------------------------------------------------------------------------
                           BENEFICIAL OWNERSHIP BEFORE THE OFFERING                     BENEFICIAL OWNERSHIP AFTER THE OFFERING
------------------------- ------------------------------------------- --------------- --------------------------------------------
NAME OF BENEFICIAL         OUTSTANDING       RIGHT TO       TOTAL     SHARES OFFERED   OUTSTANDING      RIGHT TO        TOTAL
OWNER                                        ACQUIRE                                                    ACQUIRE
------------------------- --------------- -------------- ------------ --------------- -------------- -------------- --------------
Brittany Capital                     0               0            0     53,000,000              0               0              0
  Management Limited
  (5)(10)
------------------------- --------------- -------------- ------------ --------------- -------------- -------------- --------------
Greenfield Capital             116,666       4,001,546    4,128,212        116,666              0       4,128,212      4,128,212
  Partners LLC (3)(10)                                                       (7)(8)
------------------------- --------------- -------------- ------------ --------------- -------------- -------------- --------------
Southridge Partners LP               0       4,128,212    4,128,212     46,250,000              0       4,128,212      4,128,212
  (5)(10)                                        (7)(8)       (7)(8)            (9)
------------------------- --------------- -------------- ------------ --------------- -------------- -------------- --------------
Colonial Fund LLC (4)(6)             0       4,128,212    4,128,212       4,500,000             0               0              0
                                                 (7)(8)       (7)(8)
------------------------- --------------- -------------- ------------ --------------- -------------- -------------- --------------
Dean M. DeNuccio (4)(6)        819,672       3,308,450    4,128,212       2,250,000       819,672               0        819,672
                                                   (11)       (7)(8)
------------------------- --------------- -------------- ------------ --------------- -------------- -------------- --------------
McNab  LLC (4)(6)            3,064,994       5,184,824    8,249,818       5,000,000     3,064,994       5,184,824      8,249,818
                                                              (1)(2)                                        (1)(2)        (1) (2)
------------------------- --------------- -------------- ------------ --------------- -------------- -------------- --------------
Deer Creek Fund, LLC                 0       4,128,212    4,128,212       4,500,000             0               0              0
  (4)(6)                                         (7)(8)       (7)(8)
------------------------- --------------- -------------- ------------ --------------- -------------- -------------- --------------
Harborview Capital             116,667       1,666,666    1,783,333         116,667             0       1,666,666      1,666,666
  Management LLC (5)
------------------------- --------------- -------------- ------------ --------------- -------------- -------------- --------------
Michael Rosenblum (4)(6)             0         575,000      575,000         575,000             0               0              0
------------------------- ------------------------------------------- --------------- --------------------------------------------
TOTAL                                                                   127,576,685
----------------------------------------------------------------------------------------------------------------------------------

Notes:

(1) Mc Nab LLC has the right to acquire shares of our common stock upon conversion of shares of our Series I preferred stock. The terms of the Series I preferred stock limit the number of shares that a stockholder may convert at any given if the common stock held by such stockholder after conversion would exceed 9.9%. Were the 9.9% limitation disregarded, the shares of Series I preferred stock held by McNab LLC would be convertible into 4,905,000 shares of our common stock on July 5, 2005.

(2) On July 5, 2005, McNab LLC was the beneficial owner of 106.35 shares of Series E preferred stock; 490.5 of Series I preferred stock; warrants to purchase 4,000,000 shares of our common stock and convertible promissory notes issued on June 29, 2004 with an aggregate principal value equal to $827,950.

(3) The selling stockholder has represented to us that it is a registered broker dealer.

(4) The selling stockholder has represented to us that it is not a registered broker-dealer.

(5) The selling stockholder has represented to us that it is an affiliate of a broker-dealer and that it bought these securities in the ordinary course of business and that at the time of the purchase of the securities to be resold, it had no agreement or understanding with any person to distribute these securities.

(6) The selling stockholder has represented to us that it is not an affiliate of a broker-dealer.

(7) The terms and conditions of the warrants provide that the number of shares to be acquired by each of the holder upon exceed cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by each holder and its affiliates, would result in any one of them owning more than 4.999% of our outstanding common stock at any point in time.

(8) The terms and conditions of the notes provide that the number of shares to be acquired by each of the holder upon conversion cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by each holder and its affiliates, would result in any one of them owning more than 4.999% of our outstanding common stock at any point in time.

(9) As of July 7, 2005, Southridge Partners LP beneficially owns 122 shares of Series H Preferred Stock; warrants to acquire 37,000,000 shares of our common stock and notes with an aggregate principal value equal to $925,000. We have issued these notes and warrants in the private placements completed on October 19, 2004; January 31, 2005; March 2, 205; April 11, 2005 and May 12, 2005.

(10) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, the total number of shares of common stock beneficially owned by these entities has been aggregated for purposes of calculating beneficial ownership and may not exceed 4.99% (or 4,128,212 shares) on a combined basis at any given point in time.

                              SELLING STOCKHOLDERS

         The following sections contains a description of the selling shareholder's relationship with us and how the selling shareholders acquired the shares to be sold in this offering. The selling stockholders have not had any other material relationship, with us, except as follows:

                       BRITTANY CAPITAL MANAGEMENT LIMITED

         This registration statement covers the resale of 53,000,000 shares of our common stock issuable under the Private Credit Agreement dated July 5, 2005, which terms are summarized below. Brittany is a limited liability company incorporated in the Bahamas.

         PRIVATE EQUITY AGREEMENT

         SUMMARY. Under the Private Equity Credit Agreement, we may draw up to $15 million, on an as needed basis, in exchange for shares of our common stock, subject to conditions outside of the control of Brittany. Each draw under the Private Equity Credit Agreement is structured as a put option, wherein we require Brittany to purchase a number of shares of our common stock after a discount to the market price is applied. Specifically, each share is sold at a price equal to 92% of the average of the three lowest of the bid prices for the ten (10) trading days immediately following the put date. Under the terms of the Private Equity Credit Agreement, we are required to draw down a minimum of one
(1) million dollar and a maximum of fifteen (15) million. If we draw a lesser amount, we must pay Brittany an amount equal to 9% of the difference between that amount and the minimum. Based on our current assessment of our financing needs, we intend to draw in excess of the $1 million minimum but less than the $15 million maximum available under the Private Equity Credit Agreement. However, if our needs change, we may draw up to the $15 million maximum. The timing and amounts of the purchases by Brittany are at our sole discretion, unless otherwise provided under the Private Equity Credit Agreement.

         We will not receive any cash advances and may not issue any securities under the Private Equity Credit Agreement until this registration statement is declared effective by the SEC. In addition, under the Private Equity Credit Agreement, in order to make puts we must, among other things, file with the SEC in a timely manner, all reports, notices and other documents required of a "reporting company" under the Securities Exchange Act of 1934, as amended.

                       PRIVATE EQUITY AGREEMENT EXPLAINED

         WE HAVE SUMMARIZED BELOW KEY PROVISIONS OF THE PRIVATE EQUITY CREDIT AGREEMENT. BECAUSE IT IS A SUMMARY, IT MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. BEFORE INVESTING IN OUR COMPANY, YOU SHOULD REVIEW THE FULL TEXT OF THE PRIVATE EQUITY CREDIT AGREEMENT, WHICH WE HAVE FILED AS EXHIBIT 10.1 TO OUR CURRENT REPORT ON FORM 8-K DATED JULY 5, 2005 FILED WITH THE SEC ON JULY 11, 2005 (SEC FILE #-000-29204). YOU MAY OBTAIN COPIES OF THIS DOCUMENT ON THE SEC WEB SITE AT WWW.SEC.GOV

         PUT. Pursuant to the Private Equity Credit Agreement, we may periodically sell shares of common stock to Brittany to fund our working capital needs. Upon issuing shares of common stock, we will receive a cash advance. The periodic sale of shares is known as a put.

         MECHANICS. We may, at our discretion, make puts by written notice, specifying the amount requested up to the maximum amount. The closing will be held the twelfth (12th) trading day following each put date, or such earlier date as agreed with Brittany, provided all conditions to such closing have been satisfied on or before such trading day. At each closing, we will deliver shares of common stock to Brittany and Brittany will pay the put amount. We have the ability to determine when and if we desire to make a put.

         COMMITMENT PERIOD. We may make a put at any time during the commitment period. The commitment period begins on the date the SEC first declares this registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Brittany has made cash advances totaling $15 million or (ii) three (3) years after the effective date of this registration. Brittany has no obligations to purchase shares under the Private Equity Credit Agreement at any time that a registration statement covering shares underlying the Private Equity Credit Agreement does not remain effective.

         CONDITIONS. Two of the principal conditions to our ability to make puts under the Private Equity Credit Agreement are that: the purchase cannot cause Brittany to beneficially own more than 9.9% of our outstanding common stock and that there shall have been no material adverse change in our business or financial condition since our most recent filing with the SEC.

         MAXIMUM AND MINIMUM AMOUNTS AVAILABLE UNDER THE PRIVATE EQUITY CREDIT AGREEMENT. We are required to draw down a minimum of one (1) million dollars. If we draw a lesser amount, we must pay Brittany an amount equal to nine (9)% of the difference between that amount and the minimum. We may not request puts in excess of a total of $15 million.

         MINIMUM PUT AMOUNT.  We may not request any put for less than $25,000.

         MAXIMUM PUT AMOUNT. The maximum amount of each put is equal to the lesser of (a) five hundred thousand dollars ($500,000), or (b) Five Hundred (500%) percent of the weighted average volume for the twenty (20) trading days immediately preceding the put date.

         BLACKOUT SHARES. Under the Private Equity Credit Agreement, we must notify Brittany of, among other things, events that may adversely affect our business or financial condition. In the event we are required to disclose material information to Brittany that is not yet ripe for public disclosure, we may suspend the sale of common stock covered by this registration statement by Brittany for no more than 15 days. We may impose no more than four suspensions in any 12-month period, and no two periods of suspension may occur within ten
(10) days of each other. If we impose a suspension in violation of any of these limitations, we will be required to pay Brittany 1.5% of the total cost of all common stock they hold at the time of the suspension for each fifteen day period of suspension or any portion thereof. In addition, if we impose a suspension within 15 trading days of a sale of common stock to Brittany under the Private Equity Credit Agreement and our stock price declines during the period of the suspension, we will be required to issue that number of additional shares of our common stock which, when combined with the shares purchased during the 15 trading days immediately preceding the suspension, will equal the number of shares Brittany would have received had the purchase been made at the conclusion of the suspension period (at the lower per share price). We refer to these shares as blackout shares. We are registering herein 3,000,000 blackout shares.

         NUMBER OF SHARES TO BE ISSUED. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Private Equity Credit Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions.

         o Based on the last reported sale price of our common stock of $0.03 on July 5, 2005, we would have to issue 543,478,260 shares of our common stock to draw down the entire $15 million available to us under the Private Equity Credit Agreement.

         o We are registering 53,000,000 shares of common stock hereunder to be issued under the Private Equity Credit Agreement. For illustrative purposes only, based on the last reported sale stock price of $0.03 as of July 5, 2005, we could only draw down $1,380,000 under the Private Equity Credit Agreement if we sell 50,000,000 shares to Brittany.

         o In the event we desire to draw down any available amounts remaining under the Private Equity Credit Agreement after we have issued the 53,000,000 shares, we will have to file a new registration statement to cover such additional shares that we would issue for additional draw downs under the Private Equity Credit Agreement.

         o Global Matrechs is authorized in its Articles of Incorporation to issue up to 300,000,000 shares of common stock. If we decide to utilize the full $15 million available under the Private Equity Credit Agreement after the sale of 53,000,000 shares, it may be necessary for our shareholders to approve an increase in our authorized common stock and for us to register additional shares of common stock. This is currently the case based on the last reported sale stock price of $0.03 as of July 5, 2005.

         You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Private Equity Credit Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Private Equity Credit Agreement for a given put. This inverse relationship is demonstrated by the following table, which shows the number of shares of our common stock to be issued to Brittany, under the Private Equity Credit Agreement, at various prices. In addition to showing the inverse relationship, the above table also shows that the issuance of shares under the Private Equity Credit Agreement may result in a change of control. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to exert significant influence of Global Matrechs.

  PRICE SENSITIVITY OF DILUTION RESULTING FROM PRIVATE EQUITY CREDIT AGREEMENT

    -----------------   ----------------   ----------------   -------------
      HYPOTHETICAL        HYPOTHETICAL        DISCOUNTED        SHARES TO
      DRAW AMOUNT         MARKET PRICE       MARKET PRICE       BE ISSUED
    -----------------   ----------------   ----------------   -------------
         $50,000              $0.05             $0.0460         1,086,957
    -----------------   ----------------   ----------------   -------------
         $50,000              $0.04             $0.0368         1,358,696
    -----------------   ----------------   ----------------   -------------
         $50,000              $0.03             $0.0276         1,811,594
    -----------------   ----------------   ----------------   -------------
         $50,000              $0.02             $0.0184         2,717,391
    -----------------   ----------------   ----------------   -------------
         $50,000              $0.01             $0.0092         5,434,782
    -----------------   ----------------   ----------------   -------------


         Additional dilution may result because

         o The outstanding shares are issued based on a discount to the market rate. As a result, the lower the stock price around the time we require an advance, the greater the number of shares that Brittany will receive. This could result in substantial dilution to the interests of other holders of common stock.

         o To the extent Brittany sells its common stock, the common stock price may decrease due to the additional shares in the market. Such sales could further depress the stock price.

         o The significant downward pressure on the price of the common stock as Brittany sells material amounts of common stocks could encourage short sales by Brittany or others. Short sales could place further downward pressure on the price of the common stock.

         REGISTRATION RIGHTS. On July 5, 2005 we entered into a Registration Rights Agreement pursuant to which we have granted Brittany registration rights in connection with the shares issuable under the Private Equity Credit Agreement. In accordance with the terms of our agreement with Brittany, we intend to file a registration statement covering the resale of these shares by Brittany. The cost of this registration will be borne by us.

         Pursuant to the terms of the Private Equity Credit Agreement and Registration Rights Agreement, we are filing this registration statement covering the resale of shares issuable under the Private Equity Credit Agreement including blackout shares by Brittany.

         PROCEEDS. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. For illustrative purposes only, we calculated the proceeds raised in connection with the following offering. If on July 5, 2005 we required Brittany to purchase 50,000,000 shares of our common stock, we will receive $1,380,000 before deducting expenses.

         USE OF PROCEEDS. We intend to use the net proceeds received under the Private Equity Credit Agreement for general working capital purposes.

                         SOUTHRIDGE CAPITAL PARTNERS LP

         Southridge Capital Partners LP acquired or will acquire the shares of common stock registered in this offering in the financing transactions described below.

         OCTOBER 19, 2004 PRIVATE PLACEMENT

         On October 19, 2004, we entered into a securities purchase agreement (the "Securities Purchase Agreement") with Southridge Capital Partners LP, an accredited investor within the meaning of Rule 501 promulgated under the Securities Act. Pursuant to the terms of the Securities Purchase Agreement, on October 19, 2004 we sold a 2% secured convertible promissory note in the aggregate principal amount of $250,000 with a maturity of two (2) years and a five year warrant to purchase 10,000,000 shares of its common stock at an exercise price of $0.025 per share to Southridge Capital Partners LP for $250,000 in a private placement exempt from registration under Section 4(2) of the Securities Act in exchange.

         PROCEEDS. We received approximately $250,000 in proceeds before deducting offering expenses. We used the proceeds of this offering for general corporate purposes.

         FEES. We paid a commission to Greenfield for services rendered in connection with this private placement. The commission consisted of $35,000 in cash; warrants to purchase 1,666,667 shares of our common stock; and 116,666 shares of common stock.

         SECURITY INTEREST. We have secured the payment of the October 19, 2004 note with a subordinated security interest in our accounts, general intangibles, inventories, and other collateral.

         TERMS AND CONDITIONS OF THE NOTE. The 2% convertible promissory note is subject to the following terms and conditions:

         PRINCIPAL AND INTEREST. Interest on the note will be payable in cash at a rate of 2% per annum computed on the unpaid principal balance on the basis of a 360-day year. Payment of interest and principal are due on the maturity date in immediately available funds.

         DEFAULT. In the event we default under the terms of the note, the entire outstanding principal (and any outstanding interest accrued thereon) shall become immediately due and payable, and the interest rate will rise to 18% per annum.

         CONVERSION. The note is convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.02 per share. The holder of the note has the option at any time to convert all or a portion of the outstanding principal and interest on this note into a number of shares of our common stock, equal to a fraction, the numerator of which shall be the amount of principal and interest being converted and the denominator of which is equal to the conversion price. The conversion price is subject to adjustments in the event that we pay a dividend in common stock or securities convertible into common stock, or if we subdivide, split or combine our shares of outstanding common stock. The terms and conditions of the notes provide that the number of shares to be acquired by each of the holder upon conversion cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by each holder and its affiliates, would result in any one of them owning more than 4.999% of our outstanding common stock at any point in time.

         PREPAYMENT. If the market price of our common stock falls below $0.03 per share for ten (10) consecutive trading days, the holder of the note may require us to prepay (within 60 days of the receipt of a notice of such election) the principal outstanding at the time of such prepayment plus a premium equal to 140% of the principal amount being prepaid.

         ADDITIONAL NOTE. Under the terms of the Securities Purchase Agreement, we granted Southridge Capital Partners LP a 120-day option to purchase an additional note in an aggregate principal amount of up to $1,000,000 on the same terms and conditions as the October 19, 2004 note. On March 2, 2005, April 11, 2005 and May 12, 2005, we issued additional notes to Southridge Partners LP. Please refer to the descriptions of the March 2, 2005, April 11, 2005 and May 12, 2005 private placements described in this section for additional information regarding the issuance of these additional notes. On June 8, 2005, we entered into an agreement with Southridge Capital Partners LP terminating Southridge option to purchase additional notes.

         THE WARRANT. The warrant entitles the holder to purchase 10,000,000. The warrant is also subject to the following provisions:

         EXERCISE. The exercise price of the warrant is $0.025 per share, subject to adjustments in the event we pay a dividend in common stock or securities convertible into common stock, or if we subdivide, split or combine our shares of outstanding common stock. In the event that any of the foregoing occur, then the number of shares issuable pursuant to the warrants will be adjusted so that the holder may thereafter receive the number of shares of common stock it would have owned immediately following such action if it had exercised the warrants immediately prior to the transaction. The exercise price of the warrants will be adjusted to reflect the proportionate increase or decrease in the number of shares.

         CASHLESS EXERCISE. The warrants provide for cashless exercise at the option of the holder. Under the cashless exercise provision, the warrant holder may, in lieu of cash payment for the aggregate exercise price of the warrants being exercised, exchange additional warrants such that the aggregate spread (i.e., the difference between the exercise price of the warrant and the market price of our common stock on the date of exercise) of such shares equals the aggregate exercise price of the shares to be purchased. In the event such provision is used with respect to an exercise, we would receive no proceeds upon such exercise.

         LIMITATION ON EXERCISE. The warrant provides that the number of shares to be acquired by each of the holder upon exercise cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by each holder and its affiliates, would result in any one of them owning more than 4.999% of our outstanding common stock at any point in time.

         REGISTRATION RIGHTS. The Securities Purchase Agreement provides that in the event we propose to register securities under the Securities Act, we are required to notify Southridge in advance of such registration and, at its request (subject to limited exceptions), include the shares of our common stock underlying the note and warrant on the registration statement filed in connection with such registration (and assume any expenses associated therewith). We are registering 46,250,000 shares issuable upon conversion of the October 19, 2004 notes in accordance with the Securities Purchase Agreement.

         JANUARY 31, 2004 PRIVATE PLACEMENT

         GENERAL. On January 31, 2005, we entered into a Second Securities Purchase Agreement (the "Second Securities Agreement") with Southridge Capital Partners LP whereby we agreed to sell a 2% convertible promissory note in the principal amount of $250,000 and warrant to purchase up to 10,000,000 shares of our common stock to Southridge Capital Partners LP in exchange for its $250,000 investment. Unless otherwise noted, the terms of the January 31, 2005 note and warrant are substantially similar to the terms and conditions of the October 19, 2004 note and warrant. This transaction was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act. The private placement was completed on January 31, 2005.

         PROCEEDS. We received approximately $250,000 in proceeds before deducting offering expenses. We used these proceeds for general working capital purposes.

         FEES. We paid a commission in the amount of $25,000 in cash and warrants to purchase 909,090 shares of our common stock to Greenfield for services rendered in connection with this private placement. We are also required to issue 90,909 shares of common stock to Greenfield.

         SECURITY INTEREST. We have secured the payment of the January 31, 2005 notes with a subordinated security interest in our accounts, general intangibles, inventories, and other collateral.

         THE JANUARY 31, 2005 NOTE AND WARRANT. The note matures on January 31, 2007 and the warrant expires on January 31, 2010. Unless otherwise noted, the terms of the January 31, 2005 note and warrant are substantially similar to the terms and conditions of the October 19, 2004 note and warrant.

         ADDITIONAL NOTE. Under the terms of the January 31, 2005 Securities Purchase Agreement, Southridge Partners LP may, at its option, and at any time prior to July 1, 2005, purchase an additional note in the principal amount of up to $1,500,000, and otherwise on substantially the same terms as the note issued on January 31, 2005. We refer to this note as the additional note.

         REGISTRATION RIGHTS. The Second Securities Purchase Agreement provides that in the event we propose to register securities under the Securities Act of 1933, as amended, we are required to notify Southridge Capital Partners LP in advance of such registration and, at its request (subject to limited exceptions), include the shares of our common stock underlying the note and warrant on the registration statement filed in connection with such registration (and assume any expenses associated therewith). Pursuant to this provision, we are registering the shares underlying the January 31, 2005 notes.

         MARCH 2, 2005 PRIVATE PLACEMENT

         GENERAL. On March 2, 2005, Southridge Capital Partners LP exercised its option to purchase an additional note and warrant under its Second Securities Purchase Agreement. On March 2, 2005, we issued to Southridge Capital Partners LP a convertible promissory note in the principal amount of $175,000 and a warrant to purchase up to 7,000,000 shares of our common stock in exchange for its $175,000 investment. This transaction was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act. The private placement was completed on January 31, 2005.

         PROCEEDS. We received approximately $175,000 in proceeds before deducting offering expenses. We used the proceeds of this offering for general working capital purposes.

         FEES. We are obligated to pay fees in connection with this private placement consisting of 17,500 in cash and warrants to purchase 636,363 shares of our common stock and 63,636 shares of common stock to Greenfield.

         SECURITY INTEREST. We have secured the payment of the March 2, 2005 note with a subordinated security interest in our accounts, general intangibles, inventories, and other collateral.

         THE MARCH 2, 2005 NOTE AND WARRANT. The note matures on March 2, 2007 and the warrant expires on March 2, 2010. Unless otherwise noted, the terms of the March 2, 2005 note and warrant are substantially similar to the terms and conditions of the October 19, 2004 note and warrant.

         REGISTRATION RIGHTS. The Second Securities Purchase Agreement provides that in the event we propose to register securities under the Securities Act, we are required to notify Southridge in advance of such registration and, at its request (subject to limited exceptions), include the shares of our common stock underlying the note and warrant on the registration statement filed in connection with such registration (and assume any expenses associated therewith). Pursuant to this provision with are registering the shares underlying the March 2, 2004 notes.

         APRIL 11, 2005 PRIVATE PLACEMENT

         GENERAL. On April 11, 2005, Southridge Capital Partners LP exercised its option to purchase an additional note and warrant under its Second Securities Purchase Agreement. In connection with such exercise, on April 11, 2005 we issued to Southridge Capital Partners LP a convertible promissory note in the principal amount of $125,000 and a warrant to purchase up to 5,000,000 shares of our common stock in exchange for its $125,000 investment. This transaction was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act.

         PROCEEDS. We received approximately $125,000 in gross proceeds. We used these proceeds for general working capital purposes.

         FEES. In connection with this private placement, we are obligated to pay fees in connection with this private placement consisting of cash and warrants to purchase 454,545 shares of our common stock and 45,454 shares of our common stock to Greenfield.

         SECURITY INTEREST. We have secured the payment of the April 11, 2005 note with a subordinated security interest in our accounts, general intangibles, inventories, and other collateral.

         THE APRIL 11, 2005 NOTE AND WARRANT. The note matures on April 11, 2007 and the warrant expires on April 11, 2010. Unless otherwise noted, the terms of the April 11, 2005 note and warrant are substantially similar to the terms and conditions of the October 19, 2004 note.

         REGISTRATION RIGHTS. The Second Securities Purchase Agreement provides that in the event we propose to register securities under the Securities Act, we are required to notify Southridge in advance of such registration and, at its request (subject to limited exceptions), include the shares of our common stock underlying the note and warrant on the registration statement filed in connection with such registration (and assume any expenses associated therewith). Pursuant to this provision with are registering the shares underlying the April 11, 2004 notes.

         MAY 12, 2005 PRIVATE PLACEMENT

         GENERAL. On May 2, 2005, Southridge Capital Partners LP exercised its option to purchase an additional note and warrant under its Second Securities Purchase Agreement. In connection with such exercise, on May 12, 2005, 2005 we issued to Southridge Capital Partners LP a convertible promissory note in the principal amount of $125,000 and a warrant to purchase up to 5,000,000 shares of our common stock in exchange for its $125,000 investment. This transaction was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act.

         PROCEEDS. We received approximately $125,000 in gross proceeds before deducting offering expenses. We used these proceeds for general working capital purposes.

         SECURITY INTEREST. We have secured the payment of this note with a subordinated security interest in our accounts, general intangibles, inventories, and other collateral.

         FEES. We are obligated to pay placement fees in connection with this private placement consisting of cash of $12,500 and warrants to purchase 454,545 shares of our common stock and 45,454 shares of our common stock to Greenfield.

         THE MAY 12, 2005 NOTE AND WARRANT. The note matures on May 12, 2007 and the warrant expires on May 12, 2010. Unless otherwise noted, the terms of the May 12, 2005 note and warrant are substantially similar to the terms and conditions of the October 19, 2004 note and warrant.

         REGISTRATION RIGHTS. The Securities Purchase Agreement provides that in the event we propose to register securities under the Securities Act, we are required to notify Southridge in advance of such registration and, at its request (subject to limited exceptions), include the shares of our common stock underlying the note and warrant on the registration statement filed in connection with such registration (and assume any expenses associated therewith). Pursuant to this provision with are registering the shares underlying the May 12, 2004 notes.

ECON INVESTOR RELATIONS

         ECON Investor Relations, Inc. acquired 1,268,352 shares of our common stock covered by this registration statement pursuant to the terms of a consulting agreement with Global Matrechs dated March 1, 2004 (the "Consulting Agreement").

MARK ALLEN

         On December 31, 2004, Mark Allen, a member of our Board of Director and the Executive Vice President and Secretary of our company acquired 10,000,000 shares of our common stock in connection with the acquisition of our wholly owned subsidiary True to Form.

         DECEMBER 31, 2004 PRIVATE PLACEMENT

         On December 31, 2004 we entered into an agreement and plan of Merger (the Merger Agreement") to acquire True to From, a private company wholly and controlled by one of our directors Mark Allen. In accordance with the terms of the Merger Agreement, on December 31, 2004, Mark Allen received:

         o a secured note in principal amount of $500,000, payable over five years at an annual interest rate of 8%, with $100,000 due after one year and the remaining principal amount due on December 31, 2009 issued by our subsidiary True To Form; and

         o 10,000,000 shares of our common stock. We refer to these shares as the share consideration. The share consideration is subject to the following adjustments. If True To Form generates gross revenues of at least $3,000,000 for the twelve months ended December 31, 2006, and the value of 10,000,000 shares initially issued as consideration is less than $2.5 million, we will be required to issue additional shares or, at our option, pay cash to cover the difference. However, if the value of the initial shares on December 31, 2006 exceeds $3.5 million, Mr. Allen will be required to return to us such portion of the initial shares equal in value to the excess. If True To Form's gross revenues fail to meet or exceed the $3 million threshold, the aforementioned minimum and maximum values will be $2.0 million and $3.0 million, respectively. The additional shares that we may be required to issue to adjust the share consideration in accordance with the terms of the Agreement and Plan of Merger are not covered by these registration statement.

         The sale of these securities was exempt from registration pursuant to
Section 4(2) of the Securities Act. This registration statement cover the resale of 10,000,000 shares of our common stock by Mark Allen. We are not registering the adjustment shares or the note. in this registration statement.

         OTHER TRANSACTIONS AND AGREEMENTS

         On January 1, 2005, we entered into an employment agreement with Mark Allen. Under the terms of this agreement, Mark Allen agreed to render services as our Executive Vice President and President of our wholly owned subsidiary True to Form. Please refer to "Directors and Executive Officers" for additional information regarding this employment agreement. In accordance with the terms of this agreement, on January 30, 2005, we issued options to purchase 900,000 shares of common stock to Mark Allen pursuant to the terms of his employment agreement with the company and our equity compensation plan for directors.

DEAN M. DENUCCIO

         Dean M. DeNuccio acquired the shares of common stock being registered in this offering on October 22, 2004 we sold a 2% secured convertible promissory note in the aggregate principal amount of $25,000,000 with a maturity of two (2) years and warrants to purchase 1,000,000 shares of its common stock at an exercise price of $0.025 per share, which expire in five years in exchange for aggregate consideration equal to the principal amount of the notes. We received net proceeds equal to $25,000. We used the proceeds of this offering for general corporate purposes. The private placement was exempt from registration under
Section 4(2) of the Securities Act of 1993, as amended.

         Unless otherwise noted, the terms and conditions of the notes and warrants issued on October 22, 2004 and November 5, 2004 are substantially similar to the terms and conditions of the October 19, 2004 notes and warrants.

COLONIAL FUND LLC

         Colonial Fund LLC received the shares of common stock being registered in this offering in the financing transaction described below.

         NOVEMBER 5, 2004 PRIVATE PLACEMENT

         On November 5, 2004, we entered into securities purchase agreements with Colonial Fund LLC relating to the private placement of 2% secured convertible promissory notes in the aggregate principal amount of $50,000 with a maturity of two (2) years and warrants to purchase 2,000,000 shares of its common stock at an exercise price of $0.025 per share, which expire in five years in exchange for aggregate consideration equal to the principal amount of the notes. We received approximately $45,000 in proceeds after deducting offering expenses. We used the proceeds of this offering for general corporate purposes. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1993, as amended.

         Unless otherwise noted, the terms and conditions of the notes and warrants issued on November 5, 2004 are substantially similar to the terms and conditions of the October 19, 2004 notes and warrants.

DEER CREEK FUND, LLC

          Deer Creek Fund, LLC received the shares of common stock being registered in this offering in the financing transaction described below.

         DECEMBER 3, 2004 PRIVATE PLACEMENT

         On December 3, 2004, we entered into a securities purchase agreement with Deer Creek Fund, LLC, an accredited investor within the meaning of Rule 501, relating to the private placement of a 2% secured convertible promissory notes in the aggregate principal amount of $50,000 with a maturity of two (2) years and a warrant to purchase 2,000,000 shares of its common stock at an exercise price of $0.025 per share, which expires in five years. We received approximately $45,000 in net proceeds after deducting offering expenses. We intend to use the proceeds for general corporate purposes. The private placement was completed on December 3, 3004 and was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. Unless otherwise noted, the terms and conditions of the warrants and notes issued on December 3, 2004 are substantially similar to the terms and conditions of the notes and warrants issued on October 19, 2004.

MICHAEL ROSENBLUM

         Michael Rosenblum received the shares of common stock being registered in this offering in the following transaction described below.

         DECEMBER 3, 2005 PRIVATE PLACEMENT

         On December 28, 2004, we issued to Michael Rosenblum warrants to purchase up to 575,000 shares of our common stock, par value $0.0001 per share, with an exercise price of $0.01 per share, as compensation for services provided to us. The sale of these securities was made in reliance on Section 4(2) of the Securities Act of 1933, as amended, as a sale of securities not involving a public offering.

         Under the terms of the warrants, Mr. Rosenblum may purchase, at any time and from time-to-time after the vesting of the warrants, up to 575,000 shares of our common stock. One fourth of the warrants vested and became exercisable upon the execution of the agreement. The remaining warrants vested and became exercisable in accordance with the following schedule:


               NUMBER OF WARRANTS             VESTING DATE
               ------------------           ----------------
                     143,750                January 9, 2005
                     143,750                January 24, 2005
                     143,750                February 8, 2005

         Any unexercised warrants shall expire on November 30, 2007.

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
         The warrants contain a cashless exercise provision, whereby the warrant holder may, in lieu of cash payment of the aggregate exercise price of the warrants being exercised, exchange additional warrants such that the aggregate spread (i.e., the difference between the exercise price of the warrant and the market price of our common stock on the date of exercise) of such shares equals the aggregate exercise price of the shares to be purchased. In the event of a cashless exercise, we would not receive any cash proceeds for the shares purchased pursuant to such exercise.

         We have agreed that we will file such registration statement with the SEC, and that we will use commercially reasonable efforts to cause the registration statement to become effective within sixty (60) days of the date of filing.

GREENFIELD CAPITAL PARTNERS INC.

         Greenfield acquired the securities being registered in this offering in connection with the private placements completed on October 19, 2004.

         LETTER AGREEMENT WITH GREENFIELD

         On October 1, 2004, we retained Greenfield, an unaffiliated registered broker-dealer retained, as our exclusive financial advisor. In accordance with the terms of Greenfield engagement letter, we have agreed to pay Greenfield the following fees and other compensation:

         o a retainer fee of $10,000 paid cash upon execution of the engagement letter dated October 1, 2004;

         o a success fee equal to 12% of the gross proceeds of a capital raising transaction payable 10% in cash and 2% payable in shares of common stock; and

         o non callable warrants to purchase 20% of the aggregate number of securities sold in any capital raising transaction.

         ORAL AGREEMENT

         Pursuant to a subsequent oral agreement, we agreed to issue to warrants to purchase 583,333 shares of ou common stock instead of a $17,500 cash payment due in connection with March 2, 2005 private placement to Greenfield.

         OTHER AGREEMENTS WITH GLOBAL MATRECHS. The Private Equity Credit Agreement provides that Greenfield will receive a fee equal to 1% of the amount of each put, for services rendered in connection with the Private Equity Credit Agreement. This fee will be payable in cash.

MC NAB LLC

         Mc Nab LLC ("McNab") received the shares of common stock being registered in this offering in the financing transaction described below.

         JUNE 14, 2005 PRIVATE PLACEMENT

         GENERAL. On June 14, 2005, we entered into a Securities Purchase Agreement with McNab, an accredited investor within the meaning of Rule 501 promulgated under the Securities Act, pursuant to which we sold a nonnegotiable 2% secured convertible promissory note with an aggregate principal amount of $100,000, and a common stock purchase warrant to purchase up to 4,000,000 shares of our common stock, $.0001 par value per share, for an aggregate purchase price of $100,000. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

         PROCEEDS. We received $100,000 before deducting offering expenses. We intend to use the proceeds for working capital.

         SECURITY INTEREST. We have secured the payment of the June 14, 2005 note with a subordinated security interest in our accounts, general intangibles, inventories, and other collateral.

         FEES. We are obligated to pay placement fees in connection with this private placement consisting of $10,000 in cash; warrants to purchase 363,636 shares of our common stock and 36,364 shares of our common stock.

         TERMS AND CONDITIONS OF THE JUNE 14, 2005 NOTES AND WARRANTS. The note matures on June 14, 2007 and the warrants expire on June 11, 2010. Unless otherwise noted, the terms of the June, 14, 2005 note and warrant are substantially similar to the terms and conditions of the October 19, 2004 note and warrant.

         REGISTRATION RIGHTS. In the event we propose to register securities under the Securities Act of 1933, as amended, we are required to notify McNab in advance of such registration and, at its request (subject to limited exceptions), include the shares of our common stock underlying the note and warrant on the registration statement filed in connection with such registration (and assume any expenses associated therewith). Pursuant to the terms of this agreement, we have filed this registration statement covering the resale of the June 14, 2005 notes.

                          VOTING AND INVESTMENT CONTROL

         The table below sets forth selling stockholders that are entities and the names of individuals having voting and investment control over the securities held by these entities. We determined beneficial ownership based upon information supplied to us by the selling stockholders and in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise indicated, we believe that the persons or entities named in the following table have voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and have not held any office or maintained any material relationship, except as investor, with us, or any of our predecessors or affiliates, over the past three years.

         Certain of the individuals with voting and investment control have indicated that they exercise such control through a corporate or other organizational structure, which structural information has not been included.

SELLING STOCKHOLDER                      VOTING AND INVESTMENT CONTROL
Brittany Capital Management Limited      Barry Herman, the managing director of
                                         Lion Corporate Services Limited, the
                                         sole stockholder of Brittany (1)
ECON Investor Relations, Inc.            Dawn Vanzant (2)
Harborview Capital Management LLC        Richard Rosenblum/David Stefansky  (3)
Greenfield Capital Partners LP           Michael Byl (4)
Colonial Fund LLC                        Gary D. Brody (5)
Deer Creek Fund LLC                      Colin Wryn/ Marc Sharin (6)
Southridge Partners LP                   Stephen Hicks (7)
McNab LLC                                David Sims (8)
_______________________

(1) Barry Herman disclaims beneficial ownerships of Global Matrechs shares held by Brittany

(2) Dawn Vanzant disclaims beneficial ownerships of Global Matrechs shares held by ECON Investor Relations, Inc.

(3) Richard Rosenblum and David Stefansky disclaim beneficial ownerships of Global Matrechs shares held by Harborview Capital Management LLC

(4) Michael Byl disclaims beneficial ownerships of Global Matrechs shares held by Greenfield Capital Partners LP

(5) Gary D. Brody disclaims beneficial ownerships of Global Matrechs shares held by Colonial Fund LLC
(6) Colin Wryn and Marc Sharin disclaim beneficial ownerships of Global Matrechs shares held by Deer Creek Fund LLC
(7) Stephen Hicks disclaims beneficial ownerships of Global Matrechs shares held by SouthRidge Partners LP
(8) David Sims disclaims beneficial ownerships of Global Matrechs shares held by McNab LLC


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE OTHER FINANCIAL INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

         The following management's discussion and analysis of financial condition and results of operations is organized as follows:

         o BACKGROUND. This section provides a general description of us, as well as recent developments and events that have occurred since 2002 that we believe are important in understanding the results of operations and financial condition and to anticipate future trends. In addition, we have provided a brief description of recent events. Finally, we have also provided a description of significant transactions and events that impact the comparability of the results being analyzed.

         o RESULTS OF OPERATIONS. This section provides an analysis of our results of operations for the fiscal years ended December 31, 2004 and December 31, 2005, the three months ended March 31, 2005 and 2004. This analysis is presented on a consolidated basis.

         o FINANCIAL CONDITION AND LIQUIDITY. This section provides an analysis of our cash flows for the fiscal years December 31, 2004 and 2003 the three months ended March 31, 2005 and 2004, as well as a discussion of recent financing transactions.

         o CRITICAL ACCOUNTING POLICIES. This section discusses certain critical accounting policies that we consider important to our financial condition and results of operations, and that required significant judgment and estimates on the part of management in application. Our significant accounting policies, including the critical accounting policies discussed in this section, are summarized in the notes to the accompanying consolidated financial statements.

WHO WE ARE

         We are the successor to a variety of businesses dating back to 1994. We operate in two distinct markets, the specialty lighting group and the licensed technology group. The specialty lighting group designs, develops, manufactures and sells specialty lighting and architectural products. The licensed technologies group markets and sells to manufacturers technologies we license from Eurotech, Ltd. These technologies relate to hazardous materials handling, electromagnetic radiography, and chemical processing.

BACKGROUND

         Historically, we developed and marketed specialized software applications, products and services that enabled financial institutions and their customers to use the Internet and intranets/extranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. We provided Internet/intranet solutions in three areas: (i) the design, development and integration of customized software applications, including World Wide Web site development and related network outsourcing; (ii) the development, sale and integration of our existing software applications into the client's operations; and (iii) security consulting and integration services.

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
         Until we sold substantially all of our hosting and website maintenance assets, we derived our revenue primarily from professional web development services and hosting fees. On March 23, 2001, we announced our intentions to wind down our operations. On March 27, 2003, we entered into an agreement to sell substantially all of our assets used in our web development, hosting and website maintenance business to Tulix. Accordingly, results of operations from the Internet services unit have been shown as discontinued operations. Certain revenues and expenses have been reclassified for the periods presented.

         On May 22, 2003, we completed a licensing transaction with Eurotech, Ltd. We license the NuCap (TM) f/k/a EKOR(TM), Hybrid Nonisocyanate Polyurethane, Electromagnetic Radiographyand Acoustic Core, Rad-X, Firesil(TM), liquid ebonite material and Rapidly Biodegradable Hydrophobic material technologies from them. We intend to use these licenses to derive revenue by partnering with other technology firms who may manufacture the raw materials and sell the product to the market or sublicense the technologies and collect royalties and/or licensing fees.

         On May 31, 2004, we completed the sale of our hosting and website maintenance business to Tulix. Following this sale of assets, our assets primarily consist of the technologies that we license from Eurotech. Our liabilities primarily consist of those liabilities currently reflected on our financial statements other than the liabilities that Tulix assumed from us.

RECENT SIGNIFICANT TRANSACTIONS AND OTHER EVENTS

         We have undergone material changes to our business and our financial structure during the period covered by the financial statements included in this registration statement.

         ACQUISITION OF TRUE TO FORM. On December 31, 2004, we completed the acquisition of True to Form, Limited ("True to Form"), a maker of specialized lighting products for a range of markets, including homeland security. True to Form, our wholly owned subsidiary, designs, develops, manufacturer and sells specialty lighting products for targeted market segments of the traditional lighting industry. Among its products is a line of high-end lighting and architectural products for both commercial and residential applications. It recently established a division focusing on the Homeland Security market through the development of specialized lighting solutions for a range of safety and security applications. As result of this acquisition, our primary sources of operating revenues will be the specialty lighting group going forward. We currently expect that these products will continue to be our most significant revenue-producing business for the remainder of the current fiscal year.

         NON RELIANCE ON THE FINANCIAL STATEMENTS. On April 15, 2005, our management, in consultation with our independent registered public accounting firm, concluded that our historical financial information related to fiscal 2001 through fiscal 2003 and for the first three fiscal quarters of 2004 accounted incorrectly for some of the convertible preferred stock instruments. As such, management has concluded that the Company's historical financial statements should no longer be relied upon. While we do not intend to amend our previously filed annual and quarterly reports covering the periods noted above, the Company has restated historical financial information for the periods required to be presented in this annual report on Form 10-KSB to reflect the correct accounting treatment. We have also included in this annual report on Form 10-KSB five years of restated financial information highlighting the differences resulting from the application of the change in accounting treatment to its historical financial statements and restated selected quarterly information for 2003 and 2004.

         JUNE 14, 2005 PRIVATE PLACEMENT WITH MCNAB LLC. On June 14, 2005, we entered into a Securities Purchase Agreement with McNab, an accredited investor, pursuant to which we sold a nonnegotiable 2% secured convertible promissory note with an aggregate principal amount of $100,000, and a common stock purchase warrant to purchase up to 4,000,000 shares of our common stock, $.0001 par value per share, for an aggregate purchase price of $100,000. We intend to use the proceeds for working capital. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

         PRIVATE EQUITY CREDIT AGREEMENT. On July 5, 2005 we entered into a Private Equity Credit Agreement with Brittany. Under the Private Equity Credit Agreement, we may draw up to $15 million, on an as needed basis, in exchange for shares of our common stock, subject to conditions outside of the control of Brittany. Each draw under the Private Equity Credit Agreement is structured as a put option, wherein we require Brittany to purchase a number of shares of our common stock after a discount to the market price is applied. Specifically, each share is sold at a price equal to 92% of the average of the three lowest of the bid prices for the ten (10) trading days immediately following the put date. Under the terms of the Private Equity Credit Agreement, we are required to draw down a minimum of one (1) million dollar and a maximum of fifteen (15) million. If we draw less than 1 million, we must pay Brittany an amount equal to 9% of the difference between that amount and the minimum.

         Our revenues and operating results have varied substantially from period to period, and should not be relied upon as an indication of future results.

                          CRITICAL ACCOUNTING POLICIES

         The preparation of our financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities as of the date of the financial statements and the amounts of revenues and expenses recorded during the reporting periods. We base our estimates on historical experience, where applicable, and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from our estimates under different assumptions or conditions. The sections below present information about the nature of and rationale for our critical accounting policies.

         IMPAIRMENT OF LONG-LIVED ASSETS

         We continually monitor events and changes in circumstances indicating that carrying amounts of our long-lived assets, including intangible assets, may not be recoverable. We recognize an impairment loss when expected cash flows are less than an asset's carrying value. Accordingly, when indicators of impairment are present, we evaluate the carrying value of such assets in relation to the operating performance and future undiscounted cash flows of our underlying business. Our policy is to record an impairment loss when it is determined that the carrying amount of the asset may not be recoverable.

         REVENUE RECOGNITION

         Revenue from the sale of products related to our licensed technology is recognizable upon shipment of the product provided that title passes, the price is fixed or determinable and collection of the receivable is probable.

         INCOME TAXES

         We account for income taxes using the asset and liability method as described by Statement of Financial Accounting Standards No. 109, Accounting For Income Taxes ("SFAS No. 109"). Under SFAS 109 the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We provide a valuation allowance for deferred tax assets which are determined by management to be below the threshold for realization established by SFAS 109.

         BASIC AND DILUTED LOSS PER SHARE

         Basic and diluted loss per share are calculated according to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"). Due to our net loss position for each of the three years in the period ending December 31, 2003, the numerator and denominator are the same for both basic and diluted loss per share.

         We have not declared or paid any dividends to the stockholders of the preferred stock. However, the preferred stock possesses conversion rights (the "Beneficial Conversion Feature") that are analogous to dividends. Accordingly, the Beneficial Conversion Feature has been accounted for as a deemed preferred stock dividend. Historically, we have accrued penalty interest related to our failure to register common stock as required by various private placement agreements, and prior to the adoption of SFAS 150, "Accounting for Certain Financial

Instruments with Characteristics of Both Liabilities and Equity," on July 1, 2003, this penalty interest was also accounted for as a deemed preferred stock dividend.

         STOCK BASED COMPENSATION

         We apply the intrinsic value method, Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), in accounting for employee stock-based compensation arrangements. We have included the pro-forma disclosures required under SFAS No. 123, "Accounting for Stock-Based Compensation". Non-employee stock compensation arrangements are accounted for under FAS 123 and EITF 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." Based on calculations using the Black-Scholes option pricing model, the weighted average fair value of options and warrants as of the date of grant was $0 in each of 2001, 2002 and 2003. The fair value has been estimated using the following assumptions: no dividend yield; an expected life of 5 years; volatility of 106%, 110% and 110%, for 2001, 2002 and 2003, respectively. Weighted average risk free interest rates were not applicable.


                 IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

         In December 2003, the FASB issues FASB Interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities". FIN 46R expands upon existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The adoption of this interpretation is not expected to have a material effect on our financial position or results of operations.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). This statement establishes standards for how an issuer classifies and measures particular financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement is not expected to have a material effect on our financial position or results of operations.

         In December 2004, the FASB issued SFAS No. 123R, "Accounting for Stock-Based Compensation" ("SFAS No. 123R"). SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only some pro forma disclosures of fair value were required. The provisions of this Statement are effective for small business issuers the first interim reporting period that begins after December 15, 2005. The adoption of SFAS No. 123R is not expected to have a material effect on our financial statements.


                  RESULTS OF OPERATIONS FOR FISCAL YEARS ENDED
                     DECEMBER 31, 2004 AND DECEMBER 31, 2003
REVENUES

         Revenues for the Licensed Technologies division were $620 for the year ending December 31, 2004. These consisted of the sale of samples of NuCap (TM) f/k/a EKOR (TM) and HNIPU and were recognized upon shipment of the materials. Revenues for the year ending December 31,2003 were $8,246 which consisted of $7,801 for the sale of RAD-X and $445 for the sale of NuCap(TM).

COST OF REVENUES

         Cost of revenues includes costs of raw materials including handling and freight charges. Costs of revenues were $558 and $8,731 for the years ending December 31, 2004 and 2003, respectively. This represents a 90% cost in 2004 and a 105% cost in 2003.

GROSS PROFIT

         December 31, 2004 saw a gross profit of $62 whereas gross losses for the year ending December 31, 2003 were $485. The losses were a result of product cost and handling exceeding the value of revenue generated.

SALES AND MARKETING

         There were no such expenditures in 2004 or 2003. As of the end of 2004 there have been no expenditures for sales and marketing related to the Licensed Technologies Division.

PRODUCT DEVELOPMENT

         There were no such expenditures in 2004 or 2003. As of the end of 2004 there have been no expenditures for product development related to the Licensed Technologies Division.

GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses include salaries for administrative personnel, insurance and other administrative expenses, as well as expenses associated with maintaining the corporation's records and reporting in compliance with its status as a public corporation. General and administrative expenses increased from $325,281 in 2003 to $1,273,929 in 2004. The General and administrative costs for 2003 represent a partial year, whereas the 291% increase in expenditures for 2004 represent the cost of a full years operations. Much of the increase is the cost of professional services for legal and promotional firms.

DEPRECIATION AND AMORTIZATION

         Amortization was $197,244 in the year ending December 31, 2004 and $115,059 in the year ending December 31, 2003. The 71.4% increase is due to a full year of amortization of the value of the licensed technologies, and the amortization of the beneficial conversion features of the loans taken during the second and third quarter.

INTEREST EXPENSE

         Interest expense for the year ending December 31, 2004 consisted of $34,072 in interest expense on various loans, $212,162 in interest charges on the Series B, C, D and E preferred stock, $1,030,646 of amortization of beneficial conversion feature associated with various convertible loans and $63,988 of interest expense related to the amortization of warrants associated with various convertible loans. Interest expense for the year ending December 31, 2003 consisted of $10,668 in interest expense on the notes related to the Licensed Technologies Division, $148,824 in interest charges on the Series B, C, D and E preferred stock.

OTHER INCOME

         Other income for the years ending December 31, 2004 and 2003 was $211,395 and $91,826 respectively. This income predominantly consists of the settlement of accrued expenses which were settled for less than the amount which had been estimated.

DISCONTINUED OPERATIONS

         We recorded net income of $94,363 and $176,008 in the years ending December 31, 2004 and 2003, respectively, for its discontinued Internet Services unit. The decrease was due to the sale of the internet unit closing on May 31, 2004, less than half-way through the year.

                            RESULTS OF OPERATIONS FOR
                   THREE MONTHS ENDED MARCH 31, 2005 AND 2004
NET SALES

         Net sales from $620 in the quarter ended March 31, 2004 compared to $369,681 in the quarter ended March 31, 2005. Revenues in the quarter ended March 31, 2004 consisted of sales of NuCap(TM) and are recognized at the time that products are shipped or services are provided. Revenues in the quarter ended March 31, 2005 consisted of sales from our True To Form Ltd. division, acquired on December 31, 2004.

COST OF SALES

         Cost of sales includes the cost of materials, handling, shipping, and any associated customs clearance costs. Cost of sales increased by $147,645 from the quarter ended March 31, 2004 as a result of cost of sales from our True to Form Ltd. division.

GROSS PROFIT

         Gross profit increased from $62 in the quarter ended March 31, 2004 to $221,478 in the quarter ended March 31, 2005. This reflects the results from our acquisition of True To Form.

GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expense includes salaries for administrative personnel, insurance and other administrative expenses, as well as expenses associated with maintaining our records and SEC reporting. General and administrative expenses increased from $ 262,566 in the quarter ended March 31, 2004 to $612,611 in the quarter ended March 31, 2005. This increase is primarily due to increased fees being paid to consultants and attorneys to put the Company's long term financing in place, along with the general and administrative expenses incurred at our True To Form Ltd. division, which was acquired on December 31, 2004.

DEPRECIATION AND AMORTIZATION

         Amortization expense of $49,311, which represents three months of amortization of the intangible licensed technologies, was recognized in the quarter ended March 31, 2005 and 2004. Depreciation expense of $1,957 represents depreciation expense on assets in service at our True to Form Ltd. division.

OTHER INCOME

         Other income in the quarter ended March 31, 2005 consisted of $1,225 in interest charged to Tulix for interest on their notes.

INTEREST EXPENSE

         Interest expense for the quarter ended March 31, 2005 was $1,204,259. It consisted of $1,189,508 of interest in connection with the beneficial conversion features and amortization of warrant features related to convertible notes, and $14,571 in accrued interest expense on other borrowings.

         Interest expense for the quarter ended March 31, 2004 consisted of $74,564 in interest charges on the Series B, C, D and E preferred stock and $7,800 in interest expense on the notes related to the Licensed Technologies Division.

                         LIQUIDITY AND CAPITAL RESOURCES

         Our sources of capital are limited. We have incurred operating losses since inception and as of December 31, 2004, we had an accumulated deficit of $28,885,358 and a working capital deficit of $1,574,634.

         We can provide no assurance that the financing sources described above, or any other financing that we may obtain in the future (if we are able to obtain financing from any other sources, and we can provide no assurances that we will be able to obtain any such financing), will enable us to sustain our operations. The aforementioned factors raise substantial doubt about our ability to continue as a going concern. The financial statements included herein have been prepared assuming we are a going concern and do not include any adjustments that might result should we be unable to continue as a going concern.

         On September 30, 2003, we entered into a private equity credit agreement with Brittany Capital Management LLC under which we had an option to issue and sell to Brittany up to $10,000,000 of our common stock over three years. In connection with this agreement, we filed a registration statement on Form SB-2 with the Securities Exchange Commission to register 25,651,000 shares of our common stock for resale by Brittany and Econ Investor Relations. However, the registration statement was not declared effective by the Securities and Exchange Commission. In December 2004, the private equity credit agreement terminated in accordance with its terms, and we withdrew the registration statement.

         In June 2004 we entered into a second exchange agreement with Brittany to acquire certain of their shares of our common stock at a price of $0.10 per share. On September 22, 2004, we issued 490.5 shares of our Series I convertible preferred stock to Brittany in exchange for Brittany's surrender of 4,905,000 shares of our common stock. In addition Brittany agreed to loan us $100,000 under a convertible note. As of December 31, 2004 we had borrowed $75,000 under this agreement.

         On October 19, 2004, we entered into a securities purchase agreement with Southridge Partners LP. Southridge purchased a nonnegotiable 2% secured convertible promissory note in the principal amount of $250,000 and we issued it a warrant to purchase 10,000,000 shares of our common stock. On October 21, 2004, we entered into a securities purchase agreement with Dean M. DeNuccio. Mr. DeNuccio purchased a nonnegotiable 2% secured convertible promissory note in the principal amount of $25,000 and we issued to Mr. DeNuccio a warrant to purchase 1,000,000 shares of our common stock. On November 5, 2004, we entered into a securities purchase agreement with Colonial Fund, LLC. Colonial purchased a nonnegotiable 2% secured convertible promissory note in the principal amount of $50,000 and we issued it a warrant to purchase 2,000,000 shares of our common stock.

         Each of these promissory notes are convertible into shares of our common stock at a conversion price of $0.02 and each of the warrants are exercisable for $0.025 per share of our common stock. The promissory notes mature in two years and the warrants expire in five years. Should our common stock fall below $0.03 cents for ten consecutive trading days, any holder of these notes may force prepayment at 140% of the principle amount plus interest. Conversion and exercise rights are restricted in that any of these note or warrant holders may not at any time have beneficial ownership of more than 4.999% of the total number of issued and outstanding shares of our common stock.

         On October 22, 2004 and November 5, 2004, Global Matrechs, Inc., entered into securities purchase agreements with Dean M. DeNuccio and Colonial Fund LLC relating to the private placement of 2% secured convertible promissory notes in the aggregate principal amount of $75,000 with a maturity of two (2) years and warrants to purchase 3,000,000 shares of its common stock at an exercise price of $0.025 per share, which expire in five years in exchange for aggregate consideration equal to the principal amount of the Notes. The Company received approximately $70,000 in proceeds after deducting offering expenses.

         The Notes are convertible, at the option of the holders, into shares of common stock of the Company at a conversion price of $0.02 per share. Each Purchaser may require the Company to repurchase some or all of its Note if the market price of the common stock of the Company falls below $0.03 per share for ten (10) consecutive trading days, at a repurchase price equal to 140% of the principal amount of the Note.

         On December 3, 2004, the Company and Deer Creek Fund, LLC entered into a securities purchase agreement relating to the private placement of a 2% secured convertible promissory notes in the aggregate principal amount of $50,000 with a maturity of two (2) years and a warrant to purchase 2,000,000 shares of its common stock at an exercise price of $0.025 per share, which expires in five years. The Company has received approximately $45,000 in net proceeds after deducting offering expenses.

         The Note is convertible, at the option of the holder, into shares of common stock of the Company at a conversion price of $0.02 per share. The holder of the Note may require the Company to repurchase some or all of its Note if the market price of the common stock of the Company falls below $0.03 per share for ten (10) consecutive trading days, at a repurchase price equal to 140% of the principal amount being repurchased.

         We can provide no assurance that the financing sources described above, or any other financing that we may obtain in the future (if we are able to obtain financing from any other sources, and we can provide no assurances that we will be able to obtain any such financing), will enable us to sustain our operations. The aforementioned factors raise substantial doubt about our ability to continue as a going concern. The financial statements included herein have been prepared assuming we are a going concern and do not include any adjustments that might result should we be unable to continue as a going concern.

                             DESCRIPTION OF BUSINESS

         We are currently operating in two major business groups. These segments are defined as the Licensed Technologies Sector which consists of the marketing and sales of the technologies licensed from Eurotech and the Specialty Lighting subsidiary which consists of the design, development, manufacture and sales of specialty lighting and architectural products acquired in the merger with True To Form Ltd, Inc, acquired December 31, 2004. We are targeting the pursuit of the Homeland Securities market with both business groups.

         On May 22, 2003, we completed a transaction with Eurotech pursuant to which we now license EKOR(TM), now called NuCap(TM) (formerly called EKOR(TM)), HNIPU, EMR/AC, Rad-X, Firesil, LEM and RBHM technologies from Eurotech. We intend to derive revenue by partnering with other companies to sublicense our technologies and collect royalties and/or licensing fees.

         On December 31, 2004 we acquired True To Form Ltd, Inc.. As a result of the merger, True To Form is now our wholly owned subsidiary. True To Form designs, develops, manufactures and sells specialty lighting products and has recently established a division that plans to focus on the homeland security market. True To Form markets high-end lighting and architectural products for both commercial and residential applications, including pendants, surface and ceiling luminaries, table and floor lamps, commercial down-lights, bath fixtures, and custom fixtures.

         Our Internet related business was sold on May 31, 2004 to Tulix Systems, Inc. As a part of the sales agreement, we are acquired 15% equity ownership of Tulix. We are a minority stock holder in Tulix and exercises no management input or control of its operations.

HISTORY

         HomeCom Communications, Inc. ("HomeCom"), now Global Matrechs, Inc. ("Global Matrechs"), was organized in 1994 to provide complex web-based software applications and integration services to businesses seeking to take advantage of the Internet. Over time, we evolved into a Web design, financial applications and solutions provider to the financial services market, including banking, insurance, securities brokerage firms and other financially oriented web portals.

         On May 31, 2004, we completed the sale of our remaining Internet business to Tulix Systems, Inc.. Gia Bokuchava, Nino Doijashvili and Timothy R. Robinson, who were officers and directors of our company, are officers, directors and founding shareholders of Tulix. We recorded a loss on the sale of this business of $125,030 in the fourth quarter of 2003 and recorded an additional loss of $124,385 in the second quarter of 2004 for adjustments to the closing as provided for in the closing documents. With the consummation of this Purchase Agreement, we have completely exited from all Internet-related enterprises.

         We currently operates in two distinct business groups. The first consists of licenses, products, and services which find their origin in the technologies licensed from Eurotech. The second consists of the design, manufacture, and sales of specialty lighting and architectural fixtures acquired through the purchase of True To Form Ltd., Inc.

         On March 27, 2003, we entered into a License and Exchange Agreement with Eurotech and Polymate, Ltd. and Greenfield Capital Partners LLC (the "Exchange Agreement"). On May 22, 2003 we entered into a License

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
Agreement with Eurotech (the "License Agreement"). Pursuant to the Exchange Agreement and the License Agreement, Eurotech has licensed to us its rights to EKOR(TM) (now called NuCap(TM)), HNIPU, Electro Magnetic Radiography/Acoustic Core (EMR/AC), Rad-X, Firesil, LEM and Rapidly Biodegradable Hydrophobic Material (RBHM) technologies, which are more fully described herein.

         In consideration for these agreements, we (i) issued to Eurotech 11,250 shares of Series F Convertible Preferred Stock and 1,069 shares of Series G Convertible Preferred Stock, and (ii) agreed to pay Eurotech a royalty of seven percent (7%) on net sales generated by the licensed technologies and a royalty of four percent (4%) on net sales generated by products and services that are improvements on the licensed technologies.

         In connection with this transaction, we issued 1,500 shares of Series F Convertible Preferred Stock to Polymate and 750 shares of Series F Convertible Preferred Stock to Greenfield (Polymate was issued shares as partial consideration for Polymate's agreement to modify its rights to receive royalties from Eurotech; Greenfield was issued shares as consideration for its acting as an advisor to the Company and participating in the negotiation of the transaction with Eurotech on behalf of the Company). Greenfield sold its interest in our Preferred Series H shares to Southshore Capital Fund Ltd.

         The License Agreement provides that the licenses granted to us thereunder may be terminated by Eurotech (i) if we have not affected a commercial sale of any licensed technology or improved licensed technology by April 1, 2006, and (ii) in other circumstances.

         The holders of the outstanding shares of Series F Preferred Stock cancelled their outstanding shares of Series F Preferred Stock in exchange for the right to receive shares of Series H Convertible Preferred Stock, which were issued to them on September 30, 2003.

         We expanded our offerings when, on December 31, 2004, we acquired our subsidiary, True To Form, a company in the business of designing, developing, and manufacturing specialty lighting products. We acquired True To Form from its sole shareholder, Mark J. Allen, who is also a member of our board of directors. Mr. Allen will continue as the President of True To Form and was appointed Executive Vice President of the Company. The transaction was the result of arm's length negotiations and was unanimously approved by our disinterested directors. The consideration was determined on the basis of these negotiations and the advice of Greenfield, our financial advisor, who is not affiliated with us or Mr. Allen. The consideration paid to Mr. Allen in the transaction consisted of:

         o the issuance by True To Form of a secured note in the initial principal amount of $500,000; and

         o the issuance to Mr. Allen by Global Matrechs of 10,000,000 shares of our common stock.

         The number of shares of common stock issued in the transaction is subject to adjustment based on the price of our common stock and the revenues of the acquired business on December 31, 2006. In general, assuming that True To Form generates gross revenues of at least $3,000,000 for the twelve months ended December 31, 2006, the value of the shares issued in the transaction (based on the average closing price of the shares for the five trading days ended on or prior to December 31, 2006) will be at least $2.5 million but no more than $3.5 million. If the value is less than $2.5 million, we are obligated to issue additional shares or, at our option, make cash payments to make up the difference. If the value of the shares is greater than $3.5 million, any excess shares will be returned to us and retired or held as treasury stock. If True To Form does not meet the revenue target, the share consideration will be a minimum of $2.0 million and a maximum of $3.0 million.

         We provided True To Form with an initial working capital loan of approximately $200,000 and will enter into an employment agreement with Mr. Allen. In connection with the transaction, we have agreed to issue a warran in the amount of 2,000,000 shares of common stock at an exercise price of $0.03 per share to Greenfield, our financial advisor . The merger agreement provides that until the secured note is paid in full, Mr. Allen has the right to designate a majority of the directors of True To Form. The merger agreement also provides Mr. Allen with limited registration rights related to the share consideration.

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
                              PRODUCTS AND SERVICES

LICENSED TECHNOLOGIES

         NUCAP(TM). NuCap(TM), formerly called EKOR(TM), was developed jointly by scientists at the I.V. Kurchatov Institute, or Kurchatov, and members of the Euro-Asian Physical Society, or EAPS, both based in Moscow, Russia. EKOR(TM) was the brand name for a family of materials designed for long-term isolation of hazardous and radioactive materials. As a silicon-based elastomer, NuCap(TM)'s adhesive properties allow it to stick to a wide variety of wet or dry surfaces and materials. When applied, NuCap(TM) materials surround and immobilize radioactive or hazardous debris ranging from fine dust to large pieces of equipment and, in combination with their fire-resistant and water- proof properties, prevent such debris from migrating by water or as air-borne particles. NuCap(TM) materials also possess other highly desirable performance characteristics such as chemical resistance, fire resistance, heat resistance, and resistance to environmental aging and degradation from radiation. In addition to its unique combination of performance characteristics, NuCap(TM) comes in multiple product forms and can be applied using specified methods for waste-coating and encapsulation. We believe that this allows NuCap(TM) to be used as a solution for a broad spectrum of nuclear and hazardous waste management problems.

         The NuCap(TM) product family's performance characteristics and flexibility of form make it a tool for a broad spectrum of applications. There are currently five basic forms of NuCap(TM)

         1. Sealer Plus, which can be sprayed to coat containers or cover contaminated surfaces;

         2. Foam, which is pumped in a range of densities to fill crevices, ducts or pipes;

         3. Grout, applied in a pour and mix method, which can be used to make shapes for shielding or to macroencapsulate items to form an unleachable monolith for transportation or disposal;

         4. Matrix, applied in a pour and mix method, which can be used to microencapsulate radioactive or hazardous wastes to form an elastomeric monolith for transportation or disposal; and

         5. StoneStore, applied in a pour and mix method, which can be used to microencapsulate highly radioactive waste and will form a ceramic monolith for permanent disposal. StoneStore is still in the research and development stage.


                             MARKETING OF NUCAP(TM)

         We intend to market NuCap(TM) for use in nuclear waste encapsulation and nuclear debris fixation for nuclear cleanup projects, nuclear facility decontamination and decommissionings, and nuclear waste transportation and disposal. As part of this strategy, we intend to seek affiliations and joint ventures with large prime contractors in the nuclear industry on a project by project basis. While we see opportunities for NuCap(TM) and our other technologies, however, we can offer no assurance that our efforts will be more successful, or as successful as Eurotech's efforts.


                                      HNIPU

         HNIPU is a hybrid polyurethane that does not involve the toxic isocyanates utilized in the production of conventional polyurethane and that has lower permeability and greater chemical resistance qualities as compared to conventional polyurethane. We believe that these advanced characteristics, in addition to the potential reduced risk from the elimination of isocyanates in its production, make HNIPU superior to conventional polyurethanes in connection with their use in a number of industrial application contexts such as manufacturing automotive components, paints, foams, plastics and truck bed liners; aerospace sealants, industrial adhesives, coatings, flooring, glues; industrial equipment and machinery; and consumer goods such as appliances, footwear, furniture and plastic products. Because of HNIPU's lower permeability and improved chemical resistance, we think that industrial paints and coatings are a potential target market for HNIPU.

MARKETING OF HNIPU

         On November 17, 2003, we entered into an agreement with Environmental Friendly Materials, GMBH ("EFM"), a German company, for the manufacture and sale of HNIPU for the European marketplace. EFM has been given non-exclusive license to manufacture and distribute HNIPU and intends to manufacture it at various locations across Europe. We have applied for approval to sell HNIPU in the United States from the EPA and in May 2005 we were approved and have been put on their approved list of products.

         Because HNIPU represents a new class of polymer compounds closely related to polyurethanes, we expect that a variety of products will emerge from the development of variations and improvements to the existing HNIPU binders that have worldwide industrial applications. For this reason, we intend to seek to license HNIPU to large industrial polymer and chemical manufacturers who can sell the various HNIPU binders to international industrial manufacturers. The focus will be to transfer the existing binder product technologies under licensing agreements from the laboratory to the manufacturer. We intend to follow up on existing agreements, current evaluations, and active discussion for HNIPU binder production.

                                     EMR/AC

         Eurotech licensed certain rights to Acoustic Core and Electromagnetic Radiography for specific markets, consisting of (i) illicit material detection,
(ii) above surface or subsurface nuclear or other hazardous material remediation, (iii) marine dredging sites (inland and ocean) and (iv) oil exploration, from Trylon Metrics, Inc. pursuant to an agreement dated July 2001, as amended in October 2001. Eurotech licenses the illicit materials detection application to another company and licenses the remaining three applications to Global Matrechs.

         These technologies use a non-contact inspection methodology that creates signals that are then interpreted by a digital analyzer that allows identification of elemental or compound materials from their empirically determined properties. Acoustic Core is used in applications that are predominately wet (i.e., riverbeds, wetlands, etc.) and EMR is used in dry environments. Completed research and development studies have verified that Acoustic Core and EMR can identify materials by their acoustic or electromagnetic signatures, but the feature of these technologies that we believe is unique is their ability to map in three dimensions the existence of target materials at extremely low concentrations at depths of up to 300 feet. The capabilities of these technologies complement the NuCap(TM) product line by, for example, allowing tanks of waste to be monitored for leaks and the leaks, when discovered, targeted for repair. Acoustic Core and EMR may have applications in markets that involve subsurface evaluation, from contamination discovery and monitoring to resource discovery.

                               MARKETING OF EMR/AC

         In conjunction with the marketing of NuCap(TM), we intend to market EMR/AC to a variety of facilities requiring detection of nuclear waste contaminants and other environmentally hazardous substances in subsurface soil and ground water resulting from leaking storage tanks or toxic chemical spills. We are currently seeking a manufacturing partner for EMR/AC, and we are waiting until we find such a partner to pursue our marketing strategy for EMR/AC.

                                      RAD-X

         Rad-X is a technology intended for use as an interior fire-resistant fixative for equipment or facilities with contaminated surfaces. Rad-X differs from NuCap(TM) Sealer Plus in that it is not weather-resistant and does not have the chemical, radiation and aging resistance needed for long-term protection. Rad-X provides a low-cost fixative for surfaces that are scheduled for disassembly or dismantlement and need strong adhesion (glue-down of contaminated particles that could become airborne) and fire-resistance properties. Rad-X was first marketed in 2001.

MARKETING OF RAD-X

         We are currently seeking a manufacturing partner for Rad-X, and we are waiting until we find such a partner to pursue our marketing strategy for Rad-X.

               RAPIDLY BIODEGRADABLE HYDROPHOBIC MATERIAL ("RBHM")

         RBHM is a hydrophobic (water resistant), strong, cheap, and completely biodegradable cellulose-based composite material. RBHM is intended to improve the properties of both paper and plastic packaging materials. The material can be used as a commodity in trade, industry, and agriculture for a wide range of applications. To date, most attempts to produce biodegradable products for consumers have focused on developing plastics that could biodegrade. RBHM takes a different approach - making cellulose-based material with the same physical properties as plastic, except the material biodegrades completely in the same time as regular paper bags. RBHM consists of cellulose (paper) and biodegradable organic additives. Biodegradation of RBHM occurs in wet soil through normal enzymatic action of various microorganisms - fungi and bacteria. We believe that the main advantages of RBHM are:

         o Strength. RBHM's strength characteristics, especially combined with low elongation and acquired water resistance of the material, make RBHM unique and desirable for packaging applications.

         o Water Resistance. RBHM keeps water resistance for one week. Most of the existing biodegradable packaging products are not hydrophobic at all and will fail if wetted during use.

         o Biodegradable Nature. Enzymes begin breaking down RBHM in the presence of moisture in natural environments such as soil. Then microorganisms decompose the material with rapidly occurring metabolic reactions. RBHM is completely converted into carbon dioxide, water, and biomass in two to three months in wet soil.

         o Reproducible Natural Raw Materials. RBHM uses cellulose, a widely available and renewable raw material.

         o Relatively Low Cost. The main obstacle to widespread use of biodegradable polymers has been cost. Biodegradable polymers are traditionally significantly more expensive than commodity polymers. The high costs involved in the production of biodegradable polymers means that they cannot compete favorably with conventional polymers. This high cost has deterred the widespread adoption of biodegradable plastics in major consumer applications. At an additional cost of less than 10%, and sometimes less depending on the type of material treated, materials treated with RBHM provide plastic-like performance and are biodegradable.

         We believe that there is a large number of potential applications for a technology like RBHM. Because RBHM can be applied on sheets, films and fibers, it is suitable for a range of single-use products, including, among others, grocery and waste bags, the top, and back sheets of disposable diapers, and disposable eating utensils.

MARKETING OF RBHM

         We are currently seeking a manufacturing partner for RBHM, and we are waiting until we find such a partner to pursue our marketing strategy for RBHM, which will be through our website.


                         LIQUID EBONITE MATERIAL ("LEM")

         LEM is a synthetic liquid rubber with enhanced mechanical, permeability and anti-corrosive qualities as compared to conventional sheet rubber coverings. In laboratory testing, coverings made with LEM, as compared to conventional sheet rubber coverings, have displayed greater resistance to harsh chemicals such as acids, alkalis and benzene, and have been successfully applied to intricate and complex surfaces such as sieve meshing. Based on the physical and chemical properties of LEM, and on the basis of such tests, we believe that LEM coverings are capable of providing superior protection to small-diameter piping and to the intricate parts of pumps, fans, and centrifuge rotors. LEM can be applied to form surface coverings using standard coating techniques, including spraying and dipping.

MARKETING OF LEM

         We are currently seeking a manufacturing partner for LEM, and we are waiting until we find such a partner to pursue our marketing strategy for LEM, which will be through our website.

              FIRESIL(TM) - FIRE PROTECTION ORGANOMINERAL COATING - FIRE-STOP FOR RESIDENTIAL AND COMMERCIAL APPLICATION

         Firesil(TM) is an environmentally compatible fire-stop material with good adhesion properties to hydrophilic and hydrophobic surfaces and exhibits strong fire resistance, thermostability, and water resistance characteristics.

MARKETING OF FIRESIL(TM)

         We intend to market Firesil(TM) directly to corporations that are prospective candidates for sub-licensing the technology. Eurotech had Firesil(TM) tested by an accredited lab to ASTM protocol and it passed these tests. We are currently seeking a manufacturing partner for Firesil(TM), and will wait until we find such a partner to pursue a marketing strategy for Firesil(TM).

                                   COMPETITION

         The licensed technologies are targeted at highly competitive markets. Due to the nature and size of some of the markets and some of the projects for which the licensed technologies may be applicable, there are sometimes other competitors who may have significantly greater name recognition and greater financial and other resources than we do. Many of these competitors also have technologies that are very competitive with the licensed technologies. For example, NuCap(TM) is a composite material based on a silicone polymer that is different from other silicones produced by manufacturers such as GE Silicones and Dow Corning, but the products produced by those manufacturers compete with NuCap(TM). As another example, some of the major producers of polyurethanes used in coatings and finishes, sealants and adhesives, which products may compete with the HNIPU technology, include Akzo Nobel, Dow Chemical and Kansai.


                          INTELLECTUAL PROPERTY RIGHTS

                                     GENERAL

         Many entities, including some developing technologies similar to ours, now have and may in the future obtain patents and other intellectual property rights that cover or affect products or services directly or indirectly related to the technologies that we license from Eurotech. In general, if a court determines that one or more of the licensed technologies infringes on intellectual property held by others, we would be required to cease infringing on intellectual property held by others, we would be required to cease developing or marketing those products or to obtain licenses to develop and market those products from the holders of the intellectual property, or to redesign those products in such a way as to avoid infringing the patent claims. If a competitor holds intellectual property rights, the entity might be predisposed to exercise its right to prohibit our use of its intellectual property in our products and services, thus impacting our competitive position.

         There can be no assurance that we are aware of all patents and other intellectual property rights that the licensed technologies may potentially infringe. In addition, patent applications in the United States are confidential until the Patent and Trademark Office issues a patent and, accordingly, we cannot evaluate the extent to which the licensed technologies may infringe claims contained in pending patent applications. Further, it is often not possible to determine definitively whether a claim of infringement is valid, absent protracted litigation, which we may not have the resources to pursue.

         We cannot estimate the extent to which we may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses. Those costs, and their impact on our financial position, could be material. Damages in patent infringement cases can also include a tripling of actual damages in certain cases. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could negatively affect our liquidity and operating results.

         In addition, there may be entities developing and marketing technologies which infringe on patents and intellectual property rights held by us. Patent infringement claims are protracted and costly. We may not have the resources to adequately protect our intellectual property. Any expenditures to pursue intellectual property rights by us could negatively affect us.


                     NUCAP(TM) INTELLECTUAL PROPERTY RIGHTS

         The Euro-Asian Physical Society (EAPS) has patented EKOR(TM) in the U.S., Russia, and other industrialized countries. On March 23, 1999, the U.S. Patent and Trademark Office issued to EAPS Patent No. 5,886,060 on the process for manufacturing one of the EKOR(TM) compound variants. Pursuant to sub-license agreement, Eurotech became the exclusive global licensee of all right, title and interest (inclusive of all patent and other intellectual property rights now or in the future) in EKOR(TM). We are a licensee of Eurotech and have renamed the product NuCap(TM). We do not know if additional proprietary technology that we have developed relating to NuCap(TM) will prove patentable. We have applied for trademark protection for the mark "NuCap" with the U.S. Patent and Trademark Office.

                       HNIPU INTELLECTUAL PROPERTY RIGHTS

         U.S. Patent Number 6120905 for HNIPU network polymers and composites formed there from was issued on September 19, 2000. Patents for this technology have also been issued in Europe (EP 1088021, PCT WO 9965969) and Australia (4441099). These patents have been assigned to Eurotech. The method of synthesis of cyclocarbonates and nonisocyanate or hybrid nonisocyanate network polyurethanes is patent applied for in the United States, which application has been assigned to Eurotech. We are a licensee of Eurotech. As a regular part of our business activities, we intend to submit patent applications to protect our developed intellectual property, improvements and extensions, although we do not know whether any technologies that we develop will be patentable.


                       EMR/AC INTELLECTUAL PROPERTY RIGHTS

         U.S. Patent Number 4,922,467 for Acoustic Detection Apparatus (Acoustic
Core) was issued to David Caulfield on May 1, 1990 and subsequently assigned to Ocean Data Equipment Corporation. This patent was significantly improved, for which U.S. Patent Number 6,545,945 was issued on April 8, 2003. Electromagnetic Radiography technology has been protected under trade secret laws. The worldwide exclusive licensing rights to these technologies for the detection of nuclear and hazardous materials at nuclear remediation and marine dredging sites, and for oil exploration, were obtained by Eurotech and, except to the extent related to the illicit materials detection application of these technologies, were subsequently licensed to Global Matrechs.


                        LEM INTELLECTUAL PROPERTY RIGHTS

         Eurotech has acquired the intellectual property rights associated with U.S. Patent #6303683 (issued October 16, 2001) for Liquid Ebonite mixtures and coatings, and concretes formed therefrom and an application filed under the Patent Cooperation Treaty (PCT/US99/16883) on July 26,1999 by Dr. Igor Figovsky, the inventor of these technologies. We are a licensee of Eurotech.


                    FIRESIL(TM) INTELLECTUAL PROPERTY RIGHTS

         Eurotech acquired the formula for Firesil(TM) from Dr. Figovsky, its inventor, in 2000. Eurotech terminated previously initiated patent applications and has elected to protect this formula as a trade secret. Eurotech owns the federally registered trademark "Firesil". We are a licensee of Eurotech.


                              GOVERNMENT REGULATION

         The use of NuCap(TM) is subject to U.S. environmental safety laws and regulations pertaining to the safe use and containment of hazardous and nuclear waste. Based on the results of tests conducted by Eurotech, we believe that the NuCap(TM) compounds meet current applicable regulations for safe use, containment and storage of

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
hazardous and nuclear materials. It is, however, possible that more stringent or different standards may be adopted or applied in the future that might influence the intended use for NuCap(TM) and it is also possible that the standards, if adopted or applied, may materially increase the cost to us of using NuCap(TM) compounds or prevent their use altogether. We are not aware of any other U.S. or foreign laws or regulations that significantly hinder the marketing, sale, or use of NuCap(TM) based materials.

         The manufacture of HNIPU and operation of EMR/AC equipment is not expected to be impacted adversely by government regulations. HNIPU's MSDS identifies the limited risks associated with the manufacture, handling and application of the non-isocyanate polyurethane. OSHA outlines operational regulations as related to acoustic frequencies and power levels as might be applied to EMR/AC operations. We have currently applied to the EPA for approval of HNIPU to be sold in the United States

         The manufacture and use of HNIPU is subject to U.S. environmental safety laws and regulations pertaining to the safe use of chemicals and polymeric materials. While HNIPU does not use highly toxic compounds like isocyanates, it is still subject to governmental regulations, but based on preliminary assessments by Eurotech we believe that HNIPU compounds will meet current and future regulations. If we are successful in licensing various HNIPU binders to chemical and polymer manufacturers, we expect that the licensees will bear the costs of applying for governmental approvals required for manufacturing and industrial usage. We are not aware of any other U.S. or foreign laws or regulations that significantly hinder the marketing, sale, or use of HNIPU based materials.

                               SPECIALTY LIGHTING

         True To Form designs, develops, manufactures and sells specialty lighting products to targeted segments of the traditional lighting industry and has recently established a division that will focus on the homeland security market. True To Form designs, manufactures and markets high-end lighting and architectural products for commercial, hospitality and residential applications, including pendants, surface and ceiling luminaries, table and floor lamps, commercial down-lights, bath fixtures, and custom fixtures.

SALES AND MARKETING

         True To Form markets primarily to architects, interior designers, lighting consultants and high-end designer showrooms.

CUSTOMERS

         We do not have long term agreements with our customers. Our specialty fixtures subsidiary has recently worked on projects for Wynn Design and Development, The Mandalay Bay Group and the Luxor Hotel.

EMPLOYEES

         Global Matrechs (including True To Form) currently employs seven individuals and two full-time consultants.

                                LEGAL PROCEEDINGS

         On February 9, 2005 we filed suit in the Supreme Court of the State of New York, County of New York against Eurotech, Ltd. for its failure to fulfill its obligations under the license agreement between the parties dated May 22, 2003. The suit also seeks the enforcement of the notes issued by Eurotech to Woodward, LLC which were assumed by us in the exchange agreement between Global Matrechs and Woodward on January 31, 2005. The complaint seeks damages totaling $672,677 plus interest and attorney's fees which are yet to be determined.

         On April 13, 2005 Carey Naddell, CEO of Eurotech, Ltd., filed suit against the Company in the United States District Court - Southern District of New York for damages in the amount of at least $240,000 with interest attorney's fees and disbursement based upon an alleged breach of a written service agreement. We have responded and believe the action is without merit. We will diligently defend this action.

         On June 24, 2005, Eurotech, Ltd. filed a complaint against Global Matrechs in the Supreme Court of the State of New York, County of New York, (Index No. 108773/05) for an alleged failure to fulfill our obligations under our License and Exchange Agreement dated March 27, 2003 with Eurotech, Ltd. thereby depriving Eurotech, Ltd. of its contractual right to convert 700 Series H Preferred Stock and selling 7 million shares of our common stock. Eurotech, Ltd. is seeking damages in an amount to be determined at trial but believed according to the defendant to exceed $100,000 plus interest and attorney's fees which are yet to be determined. On July 7, 2005 we were summoned to answer this complaint but we have not responded yet. It is too early to determine at this time the merits of this complaint, if any, and whether it will have a material impact on our business or results of operations.

          We are not a party to any other material legal proceedings. From time to time, we are involved in various routine legal proceedings incidental to the conduct of our business.

                                   PROPERTIES

         On June 1, 2004, we were released from liability by Piedmont Ivy and Associates, the landlord, and Tulix Systems, Inc. for the approximately 7,000 square feet it had leased in Atlanta, Georgia. That lease, which had an expiration date of October 31, 2004, was transferred to, and assumed by Tulix Systems, Inc. as a part of the sale of the Internet Services Division.

         As of December 31, 2004, we occupied approximately 550 square feet in one office building in Ridgefield, Connecticut on a lease that goes through September 2006. With the acquisition of True To Form we have added approximately 10,000 square feet of combined warehouse and offices.

         With the acquisition of True To Form we have added approximately 10,000 square feet of combined warehouse and offices in Braintree, MA under a month to month lease.

          We believe that our present facilities are adequate to meet our current needs. If new or additional space is required, we believe that adequate facilities are available at competitive prices in the respective areas.

                        DIRECTORS AND EXECUTIVE OFFICERS

         EXECUTIVE OFFICERS. Our executive officers are appointed by, and serve at the discretion of, our board of directors.

         BOARD COMPOSITION. Our board of directors is divided into three classes, each of which serves a three-year term. The term of one class of directors expires each year at the annual meeting of stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. Mr. Sheppard was elected at our special meeting of stockholders on March 22, 2004. There is currently no Class I director, Mr. Allen is a class II director and Mr. Sheppard is a Class III director. Our Class II director will serve until our 2005 annual meeting of stockholders and our Class III director will serve until our 2006 annual meeting of stockholders.

         EXECUTIVE DIRECTORS AND OFFICERS. Our directors and executive officer are as follows:

NAME                      AGE   POSITION
----                      ---   --------
Michael Sheppard .......  56    Chief Executive Officer, President, Acting Chief
                                Financial Officer, Chief Operating Officer, and
                                Chairman of the Board
Mark Allen .............  42    Secretary; Executive V.P. and  Director


         MICHAEL SHEPPARD, has served as our president, chief operating officer and chief financial officer since July 2004. He has served as our acting chairman of our board of directors since November 2001. From May 2003 to July 2004, he served as our vice president and chief operating officer of our licensed technology division. From

December 2002 to May 2003, he served as a consultant to our company. From 1997 to December 2002, he served as the president and chief operating officer of Technest Holdings, Inc. (f/k/a Financial Intranet, Inc.). From 1995 to 1997, Mr. Sheppard served as the chief operating officer of Freelinq Communications, a provider of real time video-on-demand via ATM/XDSL technology. From 1992 to 1995, he served as the chief executive officer of MLS Lighting Ltd., a company in the entertainment sector. From 1980 to 1992, Mr. Sheppard served as the president of Lee America, a Westward Communications Company. Mr. Sheppard received a BA and an MFA from New York University.

         MARK ALLEN, has served as our secretary and director since July 2004. He founded and has served as the president since June 1999 of True to Form Limited, Inc., a company which develops, manufacturers and distributes high-end lighting and architectural products for the hospital industry. From 1995 to March 1999, he served as the chief executive officer of CSL Lighting Manufacturing Inc. Mr. Allen received his B.S. in financial management from Syracuse University. Mr. Allen also served on the board of directors of Technest Holdings, Inc. (f/k/a/ Financial Intranet, Inc.). Mr. Allen is also the President and founder of True to Form Lighting, a niche lighting architectural products manufacturer. Mr. Allen's initial career was in the stock brokerage / investment banking industry where he worked for Shearson Lehman / American Express, Paine Webber and A.G. Edwards. In the early 1990's he was Vice President of Corporate Finance and Director of Private Placements of H.J. Myers & Co., an investment-banking firm, where he managed over 20 public equity offerings and established the Private Placements Department.

         RECENT EVENTS - RESIGNATION OF RANDOLPH A. GRAVES

         On May 16, 2005, Randolph A. Graves, Jr., resigned from his positions as Vice President and Director of Global Matrechs, Inc. (the "Company") This action was not, to the knowledge of any executive officer of the Company, because of a disagreement on any matter relating to the Company's operations, policies or practices.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table provides summary information concerning the compensation earned by our executive officers for services rendered in all capacities for, 2002, 2003 and 2004. Other annual compensation in the form of perquisites and other personal benefits has been omitted as the aggregate amount of those perquisites and other personal benefits was less than $50,000 and constituted less than ten percent of the executive officers' respective total annual salary and bonus.

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION
                                                      -------------------------
NAME AND POSITION (1)(7)                    YEAR      SALARY ($)   BONUS ($)(1)
------------------------                    ----      ---------    ------------
George Bokuchava, Ph.D (2)..............    2004      $  56,250               0
   Chief Technical Officer                  2003      $ 111,250               0
                                            2002      $ 105,000               0


Timothy R. Robinson (3) ................    2004      $  56,250          40,000
   Executive Vice President, Chief          2003      $ 135,000               0
   Financial Officer                        2002      $ 135,000         $25,000

Nino Doijashvili (4)....................    2004      $ 108,875               0
   Director of Technical Services           2003      $ 102,000               0
                                            2002                              0

Michael Sheppard (5)....................    2004      $ 158,000               0
   President, Chief Executive               2003      $ 119,000              --
   Officer and  Chief Operations Officer    2002             --              --

Mark J. Allen (6).......................    2004      $  50,000
   Executive Vice President                 2003              0
                                            2002              0
________________

(1) Each of the Company's executive officers also is eligible to receive cash bonuses to be awarded at the discretion of the Compensation Committee of the Board of Directors.

(2) George Bokuchava, Ph.D. served as our chief technical officer until May 31, 2004.

(3) Timothy Robinson served as our executive vice president and chief financial officer until July 2004.

(4) Nino Doijashvili, Ph.D. served as our director of technical services until May 2004.

(5) Michael Sheppard served as our vice president of our licensed technologies division until July 2004 when he was appointed by the board of directors to serve as our president, acting chief financial officer and chief operating officer.

(6) Mark J. Allen was the sole shareholder and director of True to Form, the company we acquired on December 31, 2004.

(7) No options were granted to or exercised by named executive officers in 2004. No executive officers held any options at December 31, 2004.


AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

         The following table provides information concerning stock options held at December 31, 2003 by the executive officers named in the summary compensation table.

         OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                             OPTIONS AT FY-END (#)               FY-END ($)
                                         ---------------------------    ---------------------------
NAME                                     EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                                     -----------   -------------    -----------   -------------
George Bokuchava, Ph.D. .................   25,000             0             $0            $0
Timothy R. Robinson .....................  150,000             0             $0            $0
Nino Doijashvili ........................   46,428             0             $0            $0
Michael Sheppard ........................        0             0             $0            $0

                             EMPLOYMENT ARRANGEMENTS

         PRINCIPAL EMPLOYEES OF THE COMPANY, INCLUDING EXECUTIVE OFFICERS, ARE REQUIRED TO SIGN AN AGREEMENT WITH THE COMPANY. THESE AGREEMENTS, AMONG OTHER THINGS, (I) RESTRICTS THE ABILITY OF THE EMPLOYEE TO COMPETE WITH THE COMPANY DURING HIS OR HER EMPLOYMENT AND FOR A PERIOD OF EIGHTEEN MONTHS THEREAFTER,
(II) RESTRICTS SOLICITATION OF CUSTOMERS AND EMPLOYEES FOLLOWING EMPLOYMENT WITH THE COMPANY, AND (III) PROVIDES FOR OWNERSHIP AND ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS TO THE COMPANY

         EMPLOYMENT AGREEMENT WITH MR. ALLEN. On December 31, 2004, we agreed to employ Allen and Mr. Allen agreed to render services for our company as our Executive Vice President and President of our whole owned subsidiary, True To Form for a period of two (2) years, commencing on January 1, 2005.

         We agree to pay Mr. Allen a base salary equal to one hundred fifty thousand dollars ($150,000) annually, paid in equal semi-monthly installments in arrears or otherwise in accordance with our standard procedures and policies. We have also agreed to establish a bonus pool for Mr. Allen based on True To Form 12 month trailing net sales numbers - gross sales less all returns, cancellations, credits and rebates ("Net Sales"), calculated in accordance with generally accepted accounting principles ("GAAP"). Mr. Allen's bonus will be paid in cash or restricted common stock, at his option, based upon achievement of the following milestones:
     $25,000 if net sales exceed $1,000,000; $25,000 if new sales exceed $2,000,000; and $100,000 if net sales exceed $4,000,000. In addition to the foregoing, Mr. Allen is eligible to participate in any stock option incentive compensation plans that may be established by the Board from time to time applicable for Allen's services.

         This agreement provides that within 30 days after January 31, 2005, we will grant to Mr. Allen a non-statutory stock option to purchase 600,000 shares of our common stock. Pursuant to this provision, in 2005 we issued an option to purchase 600,000 shares of our common stock to Mr. Allen. The agreement also provides that within 30 days after December 31, 2005, we are required to issue a second non-statutory stock option to purchase a number of shares of common stock equal to the difference of (a) 1% of the common stock issued and outstanding as of December 31, 2005 minus (b) 600,000. Each of the options issuable under this agreement will be fully vested upon the date of the grant and will have an exercise price per share equal to the fair market value of the common stock on such grant date.

         PAYMENTS DUE UPON TERMINATION. If (i) our Board elects to terminate this agreement without "cause" and notifies Mr. Allen in writing of such election, (ii) Mr. Allen elects to terminate this agreement for "good reason" (as defined below) and notifies us in writing of such election or (iii) we undergo a change of control by which the majority of the beneficial and voting ownership interest in our company changes hands, we will continue to pay to Mr. Allen Mr. Allen's base salary (less any payments received by Mr. Allen from any disability income insurance policy provided to Mr. Allen) plus the pro-rata portion of the Net Sales Bonus calculated through the date of termination through the earlier of (a) the date that Mr. Allen has obtained other professional engagement with a total compensation package (i.e. salary plus benefits) equivalent to at least 80% of his total compensation under the terms of this agreement as of the date of termination, or (b) twelve (12) months from the date of termination of engagement. Any payment made pursuant to this provision will be payable over the 12 month period following termination pursuant to the normal semi-monthly pay cycle and not as a lump sum

         NO PAYMENT DUE UPON TERMINATION. No payment is due upon termination of this engagement if (i) Mr. Allen dies or is permanently disabled (substantially unable to perform his duties due to physical or mental incapacity for a period of ninety (90) consecutive days or one-hundred and twenty (120) out of one hundred and fifty (150) consecutive days); or Mr. Allen elects to terminate this Agreement and notifies us in writing of such election.

         EMPLOYMENT AGREEMENTS WITH TIMOTHY R. ROBINSON, GEORGE BOKUCHAVA AND NINO DOIJASHVILI. We had entered into employment agreements with Timothy R. Robinson, George Bokuchava and Nino Doijashvili, our former executive officers.

         o Our employment agreement with Timothy R. Robinson, our executive vice president and chief financial officer provided for an annual base salary of $135,000 and for annual bonus compensation up to 30% of base salary. He was also awarded 150,000 stock options at $0.75 per share. If we terminated the agreement without cause, if there was a change of control of the company, or if we relocated Mr. Robinson or diminished his title, role or compensation, we would have been required to pay him an amount equal to six months' salary. Mr. Robinson was entitled to participate in our employee fringe benefit plans or programs generally available to our employees. The agreement required Mr. Robinson to maintain the confidentiality of our proprietary information. In addition, under certain circumstances, it prohibited Mr. Robinson, for a period of 18 months after his employment with us ends, from engaging in any business activity, which is in competition with our business.

         o Our employment agreement with George Bokuchava, our chief technical officer provided for an annual base salary of not less than $105,000. If we terminated the agreement without cause or if there was change in control, we would be required to pay him an amount equal to nine months' salary. The agreement required Mr. Bokuchava to maintain the confidentiality of our proprietary information.

         o Our employment agreement with Nino Doijashvili, our director technical services. We paid her an annual base salary of not less than $10,200. The agreement required her to maintain the confidentiality of our proprietary information. In addition, it prohibited Ms. Doijashvili, for a period of 18 months after her employment with us ends, from engaging in any business activity, which is in competition with our business.

         In connection with our sale of our hosting and website maintenance business to Tulix Systems, Inc. on May 31, 2004, each of these executive officers agreed to terminate his employment agreement with us, waived any right to severance and resigned as one of our executive officers. Pursuant to the Tulix Agreement, Mr. Robinson, Mr. Bokuchava, and Ms. Doijashvili, on the one hand, and Global Matrechs, on the other hand, have agreed to release one another from all claims arising out of the three executives' respective employment with or separation from Global Matrechs, other than Global Matrechs claims arising out of the Tulix Agreement or arising out of any fraud, willful misconduct or criminal act.


                            COMPENSATION OF DIRECTORS

         Directors who are not employees of the Company are eligible to receive $1,000 per Board meeting attended, although we have never made any payments to our directors for attending meetings, are eligible to receive automatic grants of stock options under the Company's Non-Employee Directors Stock Option Plan and may receive additional grants of options under such plan at the discretion of the Compensation Committee of the Board of Directors. None of our directors received any compensation for services as directors n 2003 and 2004.


                       EQUITY COMPENSATION PLAN DISCLOSURE

         The following table provides information as of December 31, 2004 regarding shares authorized for issuance under our equity compensation plans, including individual compensation arrangements.

         The equity compensation plans approved by our stockholders are our employee stock option plan and non-employee directors' stock option plan. As of December 31, 2003, we did not have any equity compensation plans that were not approved by our stockholders.

                                                            WEIGHTED-AVERAGE      NUMBER OF SECURITIES
                                NUMBER OF SECURITIES TO    EXERCISE PRICE OF    REMAINING AVAILABLE FOR
                                BE ISSUED UPON EXERCISE       OUTSTANDING        FUTURE ISSUANCE UNDER
                                OF OUTSTANDING OPTIONS,    OPTIONS, WARRANTS      EQUITY COMPENSATION
PLAN CATEGORY                     WARRANTS AND RIGHTS          AND RIGHTS                PLANS
------------------------------  -----------------------    -----------------    -----------------------
Equity Compensation Plans
 Approved by Security Holders           329.419                 $ 2.61                   329.419

Equity Compensation Plans Not               N/A                    N/A                       N/A
 Approved by Security Holders
         TOTAL                          329.419                 $ 2.61                   329.419

         Please refer to Note 14 to the financial statements for the fiscal year ended December 31, 2004 for additional information regarding our equity compensation plans.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         At the close of business on July 7, 2005, there were issued and outstanding 82,580,760 shares of our common stock. The following table provides information regarding beneficial ownership of our common stock as of July 5, 2005 by:

         o each person known by us to be the beneficial owner of more than five percent of our common stock;

         o    each of our directors;

         o    each executive officer named in the summary compensation table;
              and

         o    all of our current directors and executive officers as a group.

         The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. Shares included in the "Right to Acquire" column consist of shares that may be purchased through the exercise of options that vest within 60 days of July 5, 2005.

                                                                      SHARES BENEFICIALLY OWNED
                                                --------------------------------------------------------------------
                                                                    RIGHT TO
NAME AND ADDRESS OF BENEFICIAL OWNER            OUTSTANDING          ACQUIRE               TOTAL             PERCENT
------------------------------------            -----------        ----------           ----------           -------
Randolph Graves (1).........................              0           300,000              300,000              *
George Bokuchava, Ph.D. (2) ................         39,559            25,000               64,559              *
Nino Doijashvili (3) .......................          4,944            46,428               51,372              *
Timothy Robinson (4) .......................              0           150,000              150,000              *
Michael Sheppard ...........................              0           900,000              900,000              1.1%
Mark Allen .................................     10,000,000           900,000           10,900,000             13.2%
Brittany Capital Management Ltd. (5)(10) ...              0                 0                    0                0%
Greenfield Capital Partners LC (10) ........        116,666         4,011,546(7)(8)      4,128,212(7)(8)       4.99%
Southridge Partners LP (9)(10) .............              0         4,128,212(7)(8)      4,128,212(7)(8)       4.99%
McNab LLC (6)(11)(12) ......................      3,064,994         5,184,824            8,249,818(11)(12)     9.99%
All current directors and executive
  officers as a group (2 persons)...........      10,000,00         1,800,000           11,800,000             14.3%

____________________
* Represents beneficial ownership of less than 1.0%.

(1)  Mr. Graves resigned from our company on May 16, 2005.

(2)  Mr. Bokuchava resigned from our company on May 31, 2004.

(3)  Mr. Doijashvili resigned from our company on May 31, 2004.

(4) Mr. Robinson resigned from our company as an officer on May 31, 2004 and as a director on July 1, 2004.

(5) Cumberland House, #27 Cumberland Street, P.O. Box N-10818, Nassau, New Providence Island, The Bahamas

(6) PO Box 972 - Waterfront Drive Harbour House 2nd Fl, Road Town Tortola, British Virgin Islands

(7) The terms and conditions of the warrants provide that the number of shares to be acquired by each of the holder upon exceed cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by each holder and its affiliates, would result in any one of them owning more than 4.999% of our outstanding common stock at any point in time.

(8) The terms and conditions of the notes provide that the number of shares to be acquired by each of the holder upon conversion cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by each holder and its affiliates, would result in any one of them owning more than 4.999% of our outstanding common stock at any point in time.

(9) As of July 7, 2005, Southridge Partners LP beneficially owns 122 shares of Series H Preferred Stock; warrants to acquire 37,000,000 shares of our common stock and notes with an aggregate principal value equal to $925,000. We have issued these notes and warrants in the private placements completed on October 19, 2004; January 31, 2005; March 2, 2005; April 11, 2005 and
     May 12, 2005.

(10) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, the total number of shares of common stock beneficially owned by these entities has been aggregated for purposes of calculating beneficial ownership and may not exceed 4.99% on a combined basis at any given point in time.

(11) Mc Nab LLC has the right to acquire shares of our common stock upon conversion of shares of our Series I preferred stock. The terms of the Series I preferred stock limit the number of shares that a stockholder may convert at any given if the common stock held by such stockholder after conversion would exceed 9.9%. Were the 9.9% limitation disregarded, the shares of Series I preferred stock held by McNab would be convertible into 4,905,000 shares of our common stock on June 29, 2005.

(12) On July 7, 2005, McNab was the beneficial owner of 35.29 shares of Series G preferred stock; 106.35 shares of Series E preferred stock; 490.5 of Series I preferred stock; warrants to purchase 4,000,000 shares of our common stock and convertible promissory notes issued on June 29, 2004 with an aggregate principal value equal to $827,950.


              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believes to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

         A corporation also shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other state court shall deem proper.

         Article Twelve of our amended and restated bylaws states that we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all expenses, liabilities and other matters referred to in or covered by such section and further that the indemnification provided in such bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We sold substantially all of our assets used in our hosting and web site maintenance business to Tulix Systems, Inc. Timothy R. Robinson, George Bokuchava and Nino Doijashvili are the officers and directors of Tulix and own all of its outstanding stock. Until, May 31, 2004, they were also our officers and directors, with the exception of Mr. Robinson who resigned as a director on July 1, 2004. As consideration for these assets, Tulix issued to us shares of its common stock that represents 15% of its outstanding shares; issued to us a secured promissory note for a principal amount of $70,000; and, assumed certain of our obligations.

         In May 2003, we entered into a licensing agreement with Eurotech, Ltd. Dr. Graves, who was then a member of our board of directors and a vice president, was also the chief financial officer and a member of the board of directors of Eurotech. In exchange for the licenses, we issued to Eurotech 11,250 shares of our Series F preferred stock and 1,069 shares of our Series G preferred stock, and agreed to pay Eurotech a royalty of seven percent (7%) on net sales generated by the licensed technologies and a royalty of four percent (4%) on net sales generated by products and services that are improvements on the licensed technologies. The holders of the outstanding shares of our Series F preferred stock cancelled their outstanding shares of our Series F preferred stock in exchange for shares of our Series H preferred stock.

         On May 31, 2004, we completed the sale of our internet hosting and website maintenance business to Tulix Systems, Inc., a company in which Gia Bokuchava, Nino Doijashvili and Timothy R. Robinson, who were officers and directors of our Company, are officers, directors and founding shareholders. We recorded a loss on the sale of this business of $125,030 in the fourth quarter of 2003 and recorded an additional loss of $124,385 in the second quarter of 2004 for adjustments to the closing as provided for in the closing documents. Mr. Robinson, Dr. Bokuchava, and Dr. Doijashvili have subsequently resigned from the Company and have released the Company from all further employment obligations.

         In July 2003, we executed a secured promissory note in favor of McNab LLC that allows us to borrow up to $542,950. McNab LLC owns the outstanding shares of our Series C, Series D, and Series E preferred stock. In addition, McNab LLC agreed to accept shares of our common stock as payment for approximately $2,000,000 of penalties that may be owed for our failure to register for resale shares of our common stock issuable upon conversion of its outstanding preferred stock.

         On December 31, 2004 we entered into an agreement and plan of Merger (the Merger Agreement") to acquire True to From, a private company wholly and controlled by one of our directors Mark Allen. In accordance with the terms of the Merger Agreement, on December 31, 2004.

         o Our subsidiary True To Form issued to Mark Allen a secured note in principal amount of $500,000, payable over five years at an annual interest rate of 8%, with $100,000 due after one year and the remaining principal amount due on December 31, 2009; and

         o We issued to Mark Allen 10,000,000 shares of our common stock. We refer to these shares as the share consideration. The share consideration is subject to the following adjustments. If True To Form generates gross revenues of at least $3,000,000 for the twelve months ended December 31, 2006, and the value of 10,000,000 shares initially issued as consideration is less than $2.5 million, we will be required to issue additional shares or, at our option, pay cash to cover the difference. However, if the value of the initial shares on December 31, 2006 exceeds $3.5 million, Mr. Allen will be required to return to us such portion of the initial shares equal in value to the excess. If True To Form's gross revenues fail to meet or exceed the $3 million threshold, the aforementioned minimum and maximum values will be $2.0 million and $3.0 million, respectively. The additional shares that we may be required to issue to adjust the share consideration in accordance with the terms of the Agreement and Plan of Merger are not covered by these registration statement.

         o The note is secured by all of the assets of True To Form under the terms of a Security Agreement by and between True To Form and Mr. Allen, entered into on December 31, 2004. In addition, we have guaranteed the note in full pursuant to the terms of a guaranty issued to Mr. Allen entered into on December 31, 2004, and pledged as collateral to the note all of the common stock of True To Form in favor of Mr. Allen pursuant to the terms of a collateral pledge agreement entered into on December 31, 2004.

         The sale of these securities was exempt from registration pursuant to
Section 4(2) of the Securities Act. This registration statement cover the resale of 10,000,000 shares of our common stock by Mark Allen. It does not cover the adjustment shares or the note.

         In January 2005, we issued options to purchase 900,000 shares of common stock to Mark Allen and Michael Sheppard.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of July 7, 2005, we had 82,580,760 shares of our common stock issued and outstanding.

COMMON STOCK

         VOTING: Holders of our common stock are entitled to one vote per share held of record on all matters to be voted upon by our stockholders. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

         DIVIDENDS: Subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors.

         LIQUIDATION AND DISSOLUTION: In the event of our liquidation, dissolution or winding up, and subject to the rights of the holders of any outstanding shares of our preferred stock, the holders of shares of our common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders.

         OTHER RIGHTS AND RESTRICTIONS: All outstanding shares are fully paid and nonassessable.

         LISTING: Our common stock is traded on the over-the-counter bulletin board.

PREFERRED STOCK

         Our certificate of incorporation authorizes us to issue shares of our preferred stock from time to time in one or more series without stockholder approval.

         The following is a summary description of the principal terms of each series of our preferred stock with shares outstanding as of the date of this prospectus, as well as other information with respect to each series. For a complete statement of all the terms of each series of preferred stock, please review the applicable certificate of designation that we have previously filed.

         As of July 7, 2005 we have made the following designations:

         o    175 shares are designated as Series C preferred stock, of which
              26.24 are outstanding;

         o 106.4 shares are designated as Series E preferred stock, of which all are outstanding;

         o 1,069 shares are designated as Series G preferred stock, of which all are outstanding;

         o 13,500 shares are designated as Series H preferred stock, of which 12,792 are outstanding; and

         o 490.5 shares are designated as Series I preferred stock, of which all are outstanding.

         The terms of our series of preferred stock are summarized below. Except as change noted, the rights of the various series of preferred stock are substantially the same.

         DIVIDENDS: No series of preferred stock accrues dividends. However, no dividends may be paid with respect to the common stock unless (i) we obtain the permission of the holders of a majority of the outstanding shares of each series of preferred stock or (ii) we issue to each preferred stockholder an equivalent dividend with respect their preferred stock on an as-converted basis (without regard to any percentage limitations set forth in the conversion feature, as described in further detail below). In any case, we may not issue any dividends if, after fulfilling the rights of the holders of all series of preferred stock, our cash and cash equivalents would be less than the sum of (i) our liabilities and (ii) 120% of the aggregate liquidation payment that would be payable to the holders of preferred stock were a liquidation to take place on that date.

         VOTING RIGHTS: Except as otherwise provided under Delaware law, the holders of preferred stock have no right to vote their shares with the holders of our common stock on any issue before the stockholders. However, each series of preferred stock is entitled to vote as a separate class on any action that would result in a change to the rights, powers or preferences of the preferred stock of such series. In the case of the Series C and the Series E preferred stock, the action must be approved by holders of a majority of the outstanding shares of each series so affected, and in the case of Series G, Series H and Series I preferred stock, the action must be approved by holders of at least two-thirds of the outstanding shares of each series so affected.

         REDEMPTION: Provided we have lawfully available funds, we may elect to redeem shares of each of the Series C and Series E preferred stock. However, with respect to each series, we may redeem only in blocks of at least 20 shares. The Series G, Series H and Series I preferred stock carry no redemption feature.

         DISSOLUTION: In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of the Series C and Series E preferred stock will receive a liquidation payment per share equal to the "stated value" for such series, which is the sum of the initial "stated value" of $20,000 plus an additional premium for each one-year period a share is outstanding (and a pro rata portion thereof for the part of the current year completed, if any, as of the date of dissolution). The applicable premiums are set forth below:

                  SERIES                   PREMIUM PER SHARE
                  ---------------          -----------------
                  Series C                      $1,000
                  Series E                      $1,600


The holders of the Series G and Series H preferred stock will receive a liquidation payment per share of $1,000, and the holders of the Series I preferred stock will receive a liquidation payment per share of $100.

         CONVERSION: Each series of preferred stock is convertible at the option of the stockholder at any time. The conversion features of the preferred stock differ by series and they are detailed below:

         Each share of Series C preferred stock is convertible into a number of shares of common stock equal to the number obtained by dividing the stated value (calculated in the same manner is in the case of a dissolution) by 82.5% of (i) $5.875 or (ii) the average closing bid price of our common stock for the five trading days immediately preceding the conversion date, whichever is lower.

         Each share of Series E preferred stock is convertible into a number of shares of common stock equal to the number obtained by dividing the stated value (calculated in the same manner is in the case of a dissolution) by 82.5% of (i) $3.53 or (ii) the average closing bid price of our common stock for the five trading days immediately preceding the conversion date, whichever is lower.

         Each share of Series G preferred stock is convertible into a number of shares of common stock equal to the number obtained by dividing $1,000 by 82.5% of the average closing bid price of our common stock for the five trading days immediately preceding the conversion date.

         Each share of Series H preferred stock is convertible into 10,000 shares of our common stock.

         Each share of Series I preferred stock is convertible into 10,000 shares of our common stock.

         MAXIMUM NUMBER OF SHARES ISSUABLE: The terms of our preferred stock limit the number of shares that a stockholder may convert at any given time if the common stock held by such stockholder after conversion would exceed the percentages of our outstanding common stock set forth below:

                  SERIES                   PERCENT LIMITATION
                  ---------------          ------------------
                  Series C                        4.9%
                  Series E                        4.9%
                  Series G                        9.9%
                  Series H                        9.9%
                  Series I                        9.9%


DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

         Provisions of Delaware law, our charter and our by-laws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

         AUTHORIZED BUT UNISSUED STOCK. We have shares of common stock and preferred stock available for future issuance, in some cases without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including public offerings to raise additional capital, corporate acquisitions, stock dividends on our capital stock or equity compensation plans.

         The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

         BUSINESS COMBINATIONS. As a Delaware corporation, we are subject to
Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date the person becomes an interested stockholder, unless the business combination or the transaction in which the person becomes an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An interested stockholder includes a person who, together with affiliates and associates, owns, or did own within three years before the person was determined to be an interested stockholder, 15% or more of a corporation's voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price of our common stock.

         STAGGERED BOARD; REMOVAL OF DIRECTORS. Our charter and by-laws provide:

         o for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms;

         o That directors may be removed only for cause by the affirmative vote of the holders of at least 75% in voting power of our shares of capital stock entitled to vote; and

         o any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may be filled only by the vote of a majority of the directors then in office.

         The limitations on the removal of directors and the filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. Our charter and by-laws require the affirmative vote of the holders of at least 75% in voting power of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal any of these provisions.

         STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. Our charter and by-laws provide that:

         o any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting; and

         o special meetings of the stockholders may be called by the board of directors, the chairman of the board of directors, or at the request of the holder or holders of not less than 40% in voting power of our shares of capital stock issued and outstanding and entitled to vote on the issue to be voted on at the special meeting.

The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because that person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders' meeting. Our charter and by-laws require the affirmative vote of the holders of at least 75% in voting power of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal the provisions relating to the calling of a special meeting of stockholders.

         ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Our by-laws provide that nominations for election to the board of directors may be made either by the board or by a stockholder who complies with specified advance notice provisions. Our by-laws contain similar advance notice provisions for stockholder proposals for action at a stockholders' meeting. These provisions prevent stockholders from making nominations for directors and proposals from the floor at any stockholders' meeting and require any stockholder making a nomination or proposal to give us advance notice of the names of the nominees or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, before the meeting at which directors are to be elected or action is to be taken. Our secretary must generally receive the notice at least 60 days before the date of the meeting. The notice must contain, among other things, a description of the business the stockholder desires to bring before the meeting, its reasons for doing so, the name and address of the stockholder, any material interest the stockholder may have in the business and the stockholder's beneficial ownership of our securities.

         These provisions may have the effect of delaying stockholder action. Our charter and by-laws require the affirmative vote of the holders of at least 75% in voting power of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal these provisions.

         LIMITATION OF LIABILITY. Our charter limits the liability of our directors for beach of their fiduciary duties to the maximum extent permitted by Delaware law. Under our charter, no director will be personally liable for monetary damages for breach of his or her fiduciary duties as a director except for liability:

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         o for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

         o for any transaction from which the director derives an improper personal benefit.

         INDEMNIFICATION. Our by-laws contain provisions to indemnify our directors and officers to the maximum extent permitted by Delaware law. We believe that indemnification under our charter covers at least negligence on the part of an indemnified person. Our charter permits us to advance expenses incurred by an indemnified person in connection with the defense of any action or proceeding arising out of the person's status or service as our director, officer, employee or other agent upon an undertaking by the person to repay those advances if it is ultimately determined that the person is not entitled to indemnification. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors and officers.

TRANSFER AGENT

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.


                              PLAN OF DISTRIBUTION

         THE SELLING STOCKHOLDERS. The selling stockholders have advised us that once the registration statement of which this prospectus is part becomes effective with the Commission, the shares covered by this prospectus may be offered and sold from time to time by the selling stockholders or their pledgees, donees, or successors in interest as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions). Such sales may be made on the OTC Bulletin Board, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by any means permitted under law, including one or more of the following:

         o a block trade in which a broker-dealer engaged by a selling stockholder will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

         o an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board;

         o ordinary brokerage transactions in which the broker solicits purchasers; and

         o    privately negotiated transactions.

         The selling stockholders are not obligated to sell any or all of the shares covered by this prospectus.

         POST-EFFECTIVE AMENDMENTS. Any transferees and pledges will be identified by a post-effective amendment to the accompanying registration statement. We have advised the selling stockholders that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

         BROKER-DEALER AND AGENTS. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate in the resales. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from a selling stockholder in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers are deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         BRITTANY CAPITAL PARTNERS LIMITED. Brittany was formed in 2001 as a corporation and incorporated under the laws of the Bahamas. Brittany is in the business of investing in and financing public companies. Brittany does not intend to make a market in Global Matrechs' stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing Global Matrechs' common stock.

         Brittany is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the sale of our common stock under the Private Equity Credit Agreement.

         GREENFIELD CAPITAL PARTNERS LC. In addition, we engaged Greenfield, a registered broker-dealer, to advise us in connection with the Private Equity Credit Agreement. For its services, Greenfield will receive 1% of all cash we receive from draw under the Private Equity Credit Agreement.

         SHORT SALES. In connection with distributions of the shares or otherwise, a selling stockholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares covered by this prospectus in the course of hedging the positions they assume with a selling stockholder. A selling stockholder may also sell the shares short and redeliver the shares to close out such short positions. A selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares, which the broker-dealer may resell or otherwise transfer under this prospectus. A selling stockholder may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

         PROSPECTUS DELIVERY OBLIGATIONS. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

         COSTS, EXPENSES AND FEES. All costs, expenses and fees in connection with the registration of the shares will be borne by us. Commissions and discounts, if any, attributable to the sales of the shares will be borne by the selling stockholders.

         INDEMNIFICATION. We have agreed to indemnify Brittany and its controlling persons against certain liabilities, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We will not receive any proceeds from the sale of the shares.

         EFFECTIVENESS OF THE REGISTRATION STATEMENT. We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective for a period of [THREE YEARS]. [?] Trading of any unsold shares after the expiration of such period will be subject to compliance with all applicable securities laws, including Rule 144.

         BLUE SKY LAWS. We have advised the selling stockholders that in order to comply with the securities laws of certain states, the shares must be sold only through registered or licensed brokers or dealers, and that the sale and issuance of shares may be subject to the notice filing requirements of certain states.

         PENNY STOCK RULES. Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock: (i) with a price of less than $5.00 per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or (iv) in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years. Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors.

This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

         REGULATION M. We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934, may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

         During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit it from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

         Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholder is distributing shares covered by this Prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place.

                              AVAILABLE INFORMATION

         We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

         o read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room; or

         o obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                                  LEGAL MATTERS

         Foley Hoag LLP of 155 Seaport Boulevard, Boston, Massachusetts 02210 will advise us about the legality and validity of the shares. We know of no members of Foley Hoag who are beneficial owners of our common stock or preferred stock.

                                     EXPERTS

         Our consolidated financial statements as of December 31, 2003 and December 31, 2004 have been incorporated in this registration statement in reliance upon the reports of Sherb & Co., LLP, a registered independent public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

Report of Independent Registered Public Accounting Firm...................   F-2

Consolidated Statements of Operations for each of the Three Years in the
Period Ended December 31, 2004............................................   F-3

Consolidated Balance Sheets as of December 31, 2003 and 2004..............   F-4

Consolidated Statements of Cash Flows for Each of the Three Years in the
Period Ended December 31, 2004............................................   F-6

Consolidated Statements of Changes in Stockholders' Equity (Deficit)
for each of the Three Years in the Period Ended December 31, 2004.........   F-7

Notes to Consolidated Financial Statements................................   F-9

UNAUDITED FINANCIAL STATEMENTS FOR THE QUARTER ENDED MARCH 31, 2005

Consolidated Balance Sheets as of March 31, 2005..........................  F-28

Consolidated Statements of Operations.....................................  F-29

Consolidated Statements of Cash Flows.....................................  F-31

Notes to Unaudited Consolidated Financial Statements .....................  F-32

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors

Global Matrechs, Inc.

         We have audited the accompanying consolidated balance sheets of Global Matrechs, Inc. and subsidiaries as of December 31, 2004 and 2003 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2004, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Matrechs, Inc. and subsidiaries as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years ended December 31, 2004, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced recurring losses and negative cash flows since its inception and has an accumulated deficit. The Company is dependent on continued financing from investors to sustain its activities and there is no assurance that such financing will be available. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1.

/S/ Sherb & Co., LLP
----------------------------
Sherb & Co., LLP
CERTIFIED PUBLIC ACCOUNTANTS

NEW YORK, NEW YORK
MAY 10, 2005

                              GLOBAL MATRECHS, INC.

                     AUDITED CONSOLIDATED INCOME STATEMENTS

                                                                 US $              US $             US $
                                                                                YEAR ENDED
                                                              ----------------------------------------------
                                                              12/31/2004        12/31/2003       12/31/2002
                                                              ----------        ----------       -----------
Revenues                                                             620             8,246              --
Total Cost of Sales                                                  558             8,731              --
                                                              ----------        ----------       -----------
Gross profit                                                          62              (485)             --
                                                              ----------        ----------       -----------
Operating expenses:
  Sales and Marketing
  Product Development
  General and Administrative                                   1,273,929           325,281           187,449
  Depreciation and Amortization                                  197,244           115,059              --
  Asset Impairment Charge                                           --                --              52,584
                                                              ----------        ----------       -----------
         Total Operating Expenses                              1,471,173           440,340           240,033
                                                              ----------        ----------       -----------

Operating loss                                                (1,471,111)         (440,825)         (240,033)
Other expenses (income):
  Interest Expense                                             1,340,868           159,492               491
  Other expense (income), net                                   (211,395)          (91,826)          (26,637)
                                                              ----------        ----------       -----------
         Total other expenses (income)                         1,129,473            67,666           (26,146)
                                                              ----------        ----------       -----------

Income (loss) from continuing operations
 before income taxes                                          (2,600,584)         (508,491)         (213,887)
Income tax provision (benefit)
                                                              ----------        ----------       -----------

Loss from continuing operations                               (2,600,584)         (508,491)         (213,887)
Income from discontinued operations                               94,363           176,008           118,001
Gain (loss) on disposal of business segment                     (124,385)         (125,030)             --
Derivative adjustment of beneficial conversion  feature             (455)             (607)             --
                                                              ----------        ----------       -----------

Net income (loss)                                             (2,631,061)         (458,120)          (95,886)
Deemed preferred stock dividend, net of recovery                    --           1,278,412        (1,004,681)
                                                              ----------        ----------       -----------

Net income (loss) applicable to common shareholders           (2,631,061)          820,292        (1,100,567)
                                                              ----------        ----------       -----------
Net income (loss) per share - basic
  Continuing operations                                           (0.155)            0.043            (0.081)
  Discontinued operations                                         (0.002)            0.011             0.008
                                                              ----------        ----------       -----------

  Net income (loss) per share - basic                             (0.157)            0.054            (0.073)
                                                              ----------        ----------       -----------

  Weighted average common shares outstanding                  16,790,165        14,999,157        14,999,157
                                                              ----------        ----------       -----------

Net income (loss) per share - diluted
  Continuing operations                                           (0.155)            0.023            (0.013)
  Discontinued operations                                         (0.002)            0.003             0.008
                                                              ----------        ----------       -----------

  Net income (loss) per share - diluted                           (0.157)            0.026            (0.005)
                                                              ----------        ----------       -----------

  Weighted average common shares outstanding                  16,790,165        31,820,137       214,687,508
                                                              ----------        ----------       -----------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              GLOBAL MATRECHS, INC.

                       AUDITED CONSOLIDATED BALANCE SHEETS

                                                                                  December 31,
                                                                        ------------      ------------
                                                                            2003              2004
                                                                        As Restated
CURRENT ASSETS:
   Cash and cash equivalents                                            $     71,818      $    131,470
   Accounts receivable, net                                                  274,418            94,551
   Prepaid expenses                                                           27,257           397,015
   Inventory                                                                    --              67,906
   Loan to Tulix                                                                --              72,858
                                                                        ------------      ------------
   Total current assets                                                      373,493           763,800
Fixed Assets                                                                 105,624            28,430
Prepaid expenses, non-current                                                   --             125,292
Deposits                                                                        --               2,575
Investment in Tulix                                                             --              51,949
Intangible Assets (see Note 3)                                               986,223           986,223
Less: Accumulated Amortization                                              (115,059)         (312,304)
Goodwill                                                                        --           1,469,108
                                                                        ------------      ------------
Intangibles, net                                                             871,164         2,143,027
                                                                        ------------      ------------
Total assets                                                            $  1,350,281      $  3,115,073
                                                                        ============      ============

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Accounts payable and accrued expenses                                $    501,372      $    763,880
   Convertible loans payable                                                 225,000         1,949,554
   Convertible loans payable - discount                                         --            (375,000)
                                                                        ------------      ------------
   Total current liabilities                                                 756,372         2,238,434
Long term notes                                                                 --             415,302
Convertible preferred stock                                                5,522,041              --
   Total liabilities                                                       6,278,413         2,753,736
                                                                        ------------      ------------
Convertible Preferred Stock                                                1,069,000         6,128,223
                                                                        ------------      ------------
STOCKHOLDERS' DEFICIT:
   Common stock, $.0001 par value, 300,000,000 shares authorized               1,500             4,590
and 45,895,431 shares issued and outstanding at December 31, 2004 and 15,000,000 shares authorized, 14,999,156 shares issued and outstanding at December 31, 2003

   Preferred stock, Series H, $.01 par value, 13,500 shares                      135               125
authorized, 12,000 shares issued and outstanding at December 31,
2004 and 13,500 shares authorized and 13,500 shares issued and outstanding at December 31, 2003, convertible, participating,
$12,000,000 liquidation value at December 31, 2004 and $13,500,000 liquidation value at December 31, 2003

   Preferred stock, Series I, $.01 par value, 13,500 shares                     --                --
authorized, 13,500 shares issued and outstanding at December 31,
2004 and December 31, 2003, convertible, participating, $13,500,000 liquidation value at December 31, 2004 and December 31, 2003
Treasury Stock                                                                (8,659)         (327,484)
Additional Paid in Capital                                                20,264,189        23,441,241
Accumulated deficit                                                      (26,254,297)      (28,885,358)
                                                                        ------------      ------------
   Total stockholders' deficit                                            (5,997,132)       (5,766,886)
                                                                        ------------      ------------
   Total liabilities and stockholders' deficit                          $  1,350,281      $  3,115,073
                                                                        ============      ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              GLOBAL MATRECHS, INC.

                   AUDITED CONSOLIDATED CASH FLOWS STATEMENTS

                                                                         US $              US $              US $
                                                                                        YEAR ENDED
                                                                      ----------------------------------------------
                                                                      12/31/2004        12/31/2003        12/31/2002
                                                                      ----------        ----------        ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                            (2,631,061)         (458,120)          (95,886)
  Adjustments to reconcile net loss to cash used in operating activities:
    Depreciation and amortization                                        197,244           115,059              --
    Write down of investment, fixed assets and intangibles                  --                --              52,584
    Provision for (recovery of) bad debts                                (47,232)            3,499           (24,813)
    Deferred rent expense                                                   --                --              (5,480)
    Loss (gain) on sale of division                                      124,385          (125,030)             --
    Derivative adjustment of beneficial conversion feature                  --                 607               491
    Increase in stated value of additional paid in capital for
      convertible preferred stock and convertible notes payable        1,920,245           148,824              --
  Change in operating assets and liabilities:
    Accounts receivable                                                  321,650           (34,758)          (64,202)
    Prepaid expenses                                                    (214,853)           (6,899)          (20,358)
    Accounts payable and accrued expenses                               (137,451)           35,223           (56,962)
                                                                      ----------        ----------        ----------
  Net cash used in operating activities                                 (467,073)         (321,595)         (214,626)
                                                                      ----------        ----------        ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of furniture, fixture and equipment                              --             (21,929)          (38,378)
  Loan to related party                                                  (71,225)             --                --
                                                                      ----------        ----------        ----------
  Net cash used in investing activities                                  (71,225)          (21,929)          (38,378)
                                                                      ----------        ----------        ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of notes payable                                597,950           255,000              --
                                                                      ----------        ----------        ----------
  Net cash provided by financing activities                              597,950           255,000              --
                                                                      ----------        ----------        ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      59,652           (88,524)         (253,004)
CASH AND CASH EQUIVALENTS, beginning of year                              71,818           160,342           413,346
                                                                      ----------        ----------        ----------

CASH AND CASH EQUIVALENTS, end of year                                   131,470            71,818           160,342

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                              GLOBAL MATRECHS, INC.

       AUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT

                                             PREFERRED        COMMON                        ADDITIONAL
                                         --------------------------------------   TREASURY    PAID-IN     ACCUMULATED  STOCKHOLDERS'
                                          SHARES  AMOUNT      SHARES     AMOUNT    STOCK      CAPITAL        DEFICIT      DEFICIT
                                         -------------------------------------------------------------------------------------------
Balance, December 31, 2001, as issued       198    $   3    14,999,157  $ 1,500  $  (8,659) $ 24,587,964  $(25,700,291) $(1,119,483)

Adjustments to opening balances            (198)      (3)                                     (4,597,361)                (4,597,364)
                                         -------------------------------------------------------------------------------------------

Balance, December 31, 2001, as
restated                                   --       --      14,999,157    1,500     (8,659)   19,990,603   (25,700,291)  (5,716,847)

Guaranteed return to Series B, C, D
and E preferred stockholders                                                                    (297,948)                  (297,948)

Amortization of beneficial
conversion feature to Series E
preferred stockholders                                                                           (68,344)                   (68,344)

Penalties on preferred stock                                                                    (638,387)                  (638,387)

Net loss                                                                                                       (95,886)     (95,886)
                                         -------------------------------------------------------------------------------------------

Balance, December 31, 2002, as
restated                                   --       --      14,999,157    1,500     (8,659)   18,985,924   (25,796,177)  (6,817,412)

Issuance of Series H preferred stock     13,500      135                                            (135)                      --

Guaranteed return to Series B, C, D
and E preferred stockholders                                                                    (148,824)                  (148,824)

Amortization of beneficial
conversion feature to Series E and G
preferred stockholders                                                                           (99,947)                   (99,947)

Recovery of deemed preferred stock
dividend                                                                                       1,527,171                  1,527,171

Net loss                                                                                                      (458,120)    (458,120)
                                         -------------------------------------------------------------------------------------------

Balance, December 31, 2003, as
restated                                 13,500      135    14,999,157    1,500     (8,659)   20,264,189   (26,254,297)  (5,997,132)

Issuance of Series I preferred stock        490        5                                                                          5

Receipt of Treasury stock                                   (4,905,000)    (490)   319,312                                       (3)

Issuance of Common Stock                                     2,151,081      215                  104,850                    105,065

Beneficial Conversion Feature on
promissory notes, net of expenses                                                                526,459                    526,459

Warrant feature on promissory notes                                                              684,810                    684,810

Conversion of temporary equity to
common shares                                               22,150,193    2,215    683,814                     686,029

Issuance of warrants for services
rendered                                                                                         258,942                    258,942

Conversion of Series H Stock             (1,500)     (15)    1,500,000      150                     (135)

Purchase of True To Form                                    10,000,000    1,000                  599,000                    600,000
Net loss                                                                                                    (2,631,061)  (2,631,061)
                                         -------------------------------------------------------------------------------------------
Balance, December 31, 2004               12,490      125    45,895,431    4,590   (327,484)   23,441,241   (28,885,358)  (5,766,886)

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION--GOING CONCERN

On May 31, 2004, the Company completed the sale of its remaining Internet business to Tulix Systems, Inc. ("Tulix"), a company in which Gia Bokuchava, Nino Doijashvili and Timothy R. Robinson, who were officers and directors of the Company, are officers, directors and founding shareholders. With the consummation of this Purchase Agreement the Company has completely exited from all Internet related enterprises. This segment is treated as a discontinued operation in all periods presented.

The Company is currently operating in two major segments. These segments are defined as the Licensed Technologies Division which consists of the marketing of the technologies licensed from Eurotech and the Specialty Lighting Division which consists of the design, development, manufacture and sales of specialty lighting and architectural products acquired in the merger with True To Form, Limited.

On May 22, 2003, we completed a transaction with Eurotech pursuant to which we now license NuCap(TM), HNIPU, EMR/AC, Rad-X, Firesil, LEM and RBHM technologies from Eurotech. Currently, we are licensing the EKOR, HNIPU, EMR/AC, Rad-X, Firesil, LEM and RBHM technologies from Eurotech, Ltd.. We intend to use these licenses to derive revenue by partnering with other technology firms to sell raw materials to producers or to sublicense the technologies and collect royalties and/or licensing fees.

On December 31, 2004 we acquired True To Form, Limited. As a result of the merger, True To Form is now our wholly owned subsidiary. True To Form designs, develops, manufactures and sells specialty lighting products to targeted segments of the traditional lighting industry and has recently established a division that will focus on the homeland security market. True To Form markets "high-end" lighting and architectural products for both commercial and residential applications, including pendants, surface and ceiling luminaries, table and floor lamps, commercial down-lights, bath fixtures, and custom fixtures

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplate the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred significant losses since its incorporation, resulting in an accumulated deficit at December 31, 2004 of approximately $28.8 million. The Company continues to experience negative cash flows from operations and is dependent on continued financing from investors to sustain its activities. There is no assurance that such financing will be available. These factors raise substantial doubt about the Company's ability to continue as a going concern.

RESTATED FINANCIAL STATEMENTS

The accompanying financial statements reflect the following restatements:

The Company determined that Preferred Series B, C, D and E shares were subject to EITF 00-19, effective as of June 30, 2001. In accordance with EITF 00-19, the Company has reclassified Preferred Series C, D and E shares from equity to temporary equity, at redemption value. In accordance with EITF 00-19, the Company recorded Preferred Series B at redemption value. The transition adjustment was recorded as a deemed dividend as of June 30, 2001.

The Company had determined that the above-mentioned issues were subject to FAS 150, effective as of July 1, 2003. The Company had implemented FAS 150 in its original filing, reporting a cumulative effect of a change in accounting principle. In consideration of the implementation of EITF 00-19, the cumulative effect of a change in accounting principle impact in the accompanying restated financial statement is zero.

The Company has determined that all increases to the stated value of the above-mentioned Preferred series should be recorded as a deemed dividend for periods prior to the implementation of FAS 150 and interest expense for all periods subsequent to the implementation of FAS 150.

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

The Company has determined that Preferred Series G stock is not subject to FAS 150 and has been reclassified as temporary equity in the restated financial statements.

The Company determined that effective March 13, 2003, the Company entered into an agreement with the holder of Series B Preferred shares which waived any amounts due and owing in respect of penalties resulting from the Company's failure to have available a sufficient number of authorized shares of common stock for conversion and waived any default by the Company in respect of registration rights. Accordingly, the accrued penalties were reversed during the quarter ended March 31, 2003, and recorded as a recovery of a deemed preferred stock dividend. The penalties were removed from all subsequent reporting periods.

The Company determined that effective March 14, 2003, the Company entered into an agreement with the holder of Series C, D and E Preferred shares which waived any amounts due and owing in respect of penalties resulting from the Company's failure to have available a sufficient number of authorized shares of common stock for conversion and waived any default by the Company in respect of registration rights. Accordingly, the accrued penalties were reversed during the quarter ended March 31, 2003, and recorded as a recovery of a deemed preferred stock dividend. The penalties were removed from all subsequent reporting periods.

The Company has determined that Series B, C, D Preferred shares should be included in the weighted average shares outstanding on a diluted basis for the period commencing with the expiration of the mandatory conversion date and the date that the mandatory conversion was extended. Series B Preferred shares had a mandatory conversion date of March 25, 2002. On March 13, 2003, the mandatory conversion date was extended to March 31, 2004. Series C Preferred shares had a mandatory conversion date of July 22, 2002 and on March 14, 2003, the mandatory conversion date was extended to March 31, 2004. Series D preferred shares had a mandatory conversion date of September 28, 2002, and March 14, 2003, the mandatory conversion date was extended to March 31, 2004. Series E preferred shares had a mandatory conversion date of April 14, 2003, and on March 14, 2003 was extended to March 31, 2004.

The Company has determined that the beneficial conversion feature associated with Preferred Series B, C, D and E shares are subject to FAS 133. Accordingly, the beneficial conversion feature has been established as of June 30, 2001, at fair value.

The Company has determined that during August 2004, the shareholders of Preferred series B, C, D and E waived their mandatory conversion rights. As of September 30, 2004, the Series have been reclassified to temporary equity.

Earnings per share has been restated to give effect to the above changes.

ASSET IMPAIRMENT

The Company evaluates the recoverability and carrying value of its long-lived assets at each balance sheet date, based on guidance in SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Among other factors considered in such evaluation is the historical and projected operating performance of business operations, the operating environment and business strategy, competitive information and market trends. The Company recognized a charge of $52,584 during the year ending December 31, 2002 for asset impairment.

INTANGIBLE ASSETS

Intangible assets represent the technologies licensed from Eurotech and the Goodwill recognized in the purchase of True To Form, Ltd. The licenses were valued at $986,223 and are being amortized on a straight line basis over five years. The current intangible balance for the licenses is $673,919 which represents the original valuation less $312,304 amortized through December 31, 2004.


The Goodwill for True To Form was valued at $1,469,108. Acquired goodwill is considered to have an indefinite life pursuant to Statement of Financial Accounting Standards No. SFAS 142, "Goodwill and Other Intangible Assets," and accordingly is not amortized but subject to periodic impairment tests.

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, subsequent to acquisition, after the elimination of all significant intercompany accounts and transactions.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH FLOWS, CASH AND CASH EQUIVALENTS

For purposes of the statements of cash flows, management considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Interest paid during 2004 and 2003 were $0 and $0 respectively. Income taxes paid during 2004 and 2003 were $0 and $0 respectively.

During the year ending December 31, 2004, the Company entered into the following non-cash investing and financing transactions:

         Exchange of warrants for services rendered             $258,942
         Issuance of common stock for services rendered          104,850
         Acquisition of True To Form Ltd, Inc.                 1,469,108
         Conversion of preferred stock to common stock           683,814

ACCOUNTS RECEIVABLE, NET

Accounts receivable are shown net of the allowance for doubtful accounts.

                         ALLOWANCE FOR DOUBTFUL ACCOUNTS
                       THREE YEARS ENDING ON DECEMBER 31,

----------------------------------------------------------------------------------------------------------
                                  BALANCE AT       ADDITIONS        DEDUCTIONS (A/R     BALANCE AT END OF
                                 BEGINNING OF     (REDUCTIONS)     WRITTEN OFF TO BAD        PERIOD
                                    PERIOD      CHARGED TO COSTS         DEBT)
DESCRIPTION                                       AND EXPENSES
Year ending December 31, 2002      (68,546)         (21,113)            45,926              (43,733)
------------------------------- -------------- ------------------ -------------------- -------------------
Year ending December 31, 2003      (43,733)         (10,479)             6,980              (47,232)
------------------------------- -------------- ------------------ -------------------- -------------------
Year ending December 31, 2004      (47,232)         (72,782)           120,014                 --
----------------------------------------------------------------------------------------------------------

FURNITURE, FIXTURES AND EQUIPMENT, NET

Furniture, fixtures and equipment are recorded at cost less accumulated depreciation, which is computed using the straight-line method over the estimated useful lives of the related assets. Furniture and fixtures are depreciated over a 5 year life; computer equipment is depreciated over a 3 year life. Assets recorded under capital leases are amortized over the shorter of their useful lives or the term of the related leases using the straight-line method. Maintenance and repairs are charged to expense as incurred. Upon sale, retirement or other disposition of these assets, the cost and the related accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is included in income.

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial instruments approximates fair value.

REVENUE RECOGNITION

Revenue from the sale of products related to our licensed technology is recognized upon shipment of the product provided that title passes, the price is fixed or determinable and collection of the receivable is probable.

ADVERTISING EXPENSES

Advertising costs are expensed when incurred. No advertising expenses were incurred for the years ended December 31, 2002, 2003 or 2004.

INCOME TAXES

The Company accounts for income taxes using the asset and liability method as described by Statement of Financial Accounting Standards No. 109, Accounting For Income Taxes ("SFAS No. 109").

Under SFAS 109 the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company provides a valuation allowance for deferred tax assets which are determined by management to be below the threshold for realization established by SFAS 109.

BASIC AND DILUTED LOSS PER SHARE

Basic and diluted loss per share are calculated according to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"). Due to the net loss position of the Company for each of the three years in the period ending December 31, 2004, the numerator and denominator are the same for both basic and diluted loss per share.

The table below illustrates the calculation of the loss per share amounts attributable to continuing and discontinued operations applicable to common shareholders.

                                                                        YEARS ENDED DECEMBER 31,
                                                            -----------------------------------------------
                                                                2002             2003
                                                             AS RESTATED      AS RESTATED          2004
                                                            -----------------------------------------------
Net loss from continuing operations                            (213,887)        (509,098)       (2,600,584)
Less:  Deemed preferred stock dividend                       (1,004,681)        (248,759)
Add:  Recovery of preferred stock dividend                          --         1,527,171               --
                                                            -----------       ----------       -----------
Loss from continuing operations applicable to common
   shareholders                                              (1,218,568)         769,314        (2,600,584)
Income (loss) from discontinued operations                      118,001           50,978           (30,477)
                                                            -----------       ----------       -----------
Net income (loss) applicable to common shareholders          (1,100,567)         820,292        (2,631,061)
                                                            -----------       ----------       -----------
Net income (loss) per share:
   Continuing operations                                         (0.08)            0.043            (0.155)
   Discontinued operations                                        0.01             0.011            (0.002)
                                                            -----------       ----------       -----------
Net income (loss) per share - basic                              (0.07)            0.054            (0.157)
                                                            -----------       ----------       -----------
Weighted average common shares outstanding - basic           14,999,157       14,999,157        16,790,165
                                                            -----------       ----------       -----------
Net income (loss) per share - diluted
   Continuing operations                                        (0.029)            0.023            (0.155)
                                                            -----------       ----------       -----------
   Discontinued operations                                       0.003             0.003            (0.002)
                                                            -----------       ----------       -----------
Net income (loss) per share - diluted                           (0.026)            0.026            (0.157)

Weighted average common shares outstanding - diluted        214,687,508       31,820,137        16,790,165
                                                            -----------       ----------       -----------

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

The Company has not declared or paid any dividends to the shareholders of the Preferred Stock. However, the Preferred Stock possesses conversion rights (the "Beneficial Conversion Feature") that are analogous to dividends. Accordingly, the Beneficial Conversion Feature has been accounted for as a Deemed Preferred Stock Dividend. (See footnotes 7, 8, 9 and 10).

RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's second quarter of fiscal 2006. The Company is in process of evaluating the impact of this pronouncement on its financial position.

In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Nonmonetary Assets." The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "ACCOUNTING IN CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES." EITF 03-01 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In December 2003, the FASB issued Interpretation No. 46 (as revised), "Consolidation of Variable Interest Entities." Implementation of the provisions of FIN 46 is effective for the first reporting period after March 15, 2004. FIN 46 requires the consolidation of entities that are controlled by a company through interests other than voting interests. Under the requirements of this interpretation, an entity that maintains a majority of the risks or reward associated with VIEs , also known as Special Purpose Entities, is viewed to be effectively in the same position as the parent in a parent-subsidiary relationship. The Company has determined that it has not created or entered into any VIEs that would require consolidation. The Company believes the adoption of the provisions of FIN 46 in the first quarter of 2004 will have no impact on its results of operations, cash flows or financial position.

In April 2003, the FASB issued Statement No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities" (SFAS No. 149). This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. The provisions of this Statement are effective for all derivatives and hedging activity that the Company enters into after June 30, 2003. The adoption of this Statement had no impact on the Company's results of operations, cash flows or financial position.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS No. 146), which addresses the recognition, measurement, and reporting of costs associated with exit or

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

disposal activities and supercedes EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" (EITF 94-3). The fundamental difference between SFAS No. 146 and EITF 94-3 is the requirement that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date an entity commits to an exit plan, which by itself, does not create an obligation that meets the definition of a liability. SFAS No. 146 also requires that the initial measurement of a liability be recorded at fair value. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with an early application encouraged. The adoption of this statement had no impact on the Company's results of operations, cash flows or financial position.

STOCK BASED COMPENSATION

The Company applies the intrinsic value method, Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), in accounting for employee stock-based compensation arrangements. The Company has included the pro-forma disclosures required under SFAS No. 123, "Accounting for Stock-Based Compensation". Non-employee stock compensation arrangements are accounted for under FAS 123 and EITF 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees, or in Conjunction with Selling Goods or Services."

Based on calculations using the Black-Scholes option-pricing model, the weighted average grant date fair value of options and warrants was $0, $0 and $0 in 2002, 2003 and 2004, respectively. The fair value has been estimated using the following assumptions used for grants in 2002, 2003 and 2004, respectively: no dividend yield for all periods; an expected life of 5 years for all periods; volatility of 110%, 110% and 110%; and weighted average risk free interest rates was not applicable.

The pro forma impact on the Company's net loss per share had compensation cost for all of the Company's stock-based compensation plans been recorded at the date of grant based on the method prescribed by SFAS No. 123 is shown below:

                            STOCK BASED COMPENSATION
                               FOR THE THREE YEARS
                               ENDED DECEMBER 31,
--------------------------------------------------------------------------------
                                            2002          2003
                                        AS RESTATED   AS RESTATED       2004
-------------------------------------- ------------- ------------- -------------
Loss applicable to common shareholders:
-------------------------------------- ------------- ------------- -------------
     As reported                        (1,100,567)     820,292     (2,631,061)
-------------------------------------- ------------- ------------- -------------
     Pro forma                          (1,270,276)     727,151     (2,645,961)
-------------------------------------- ------------- ------------- -------------
Basic income (loss) per share:
-------------------------------------- ------------- ------------- -------------
     As reported                            (0.070)       0.050         (0.157)
-------------------------------------- ------------- ------------- -------------
     Pro forma                              (0.080)       0.050         (0.158)
-------------------------------------- ------------- ------------- -------------
Diluted income (loss) per share:
-------------------------------------- ------------- ------------- -------------
     As reported                            (0.006)       0.026         (0.157)
-------------------------------------- ------------- ------------- -------------
     Pro forma                              (0.006)       0.023         (0.158)
--------------------------------------------------------------------------------

OTHER MATTERS

Certain prior year amounts have been reclassified to conform to current year presentation.

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

2. FURNITURE, FIXTURES AND EQUIPMENT, NET

Furniture, fixtures and equipment, net, are comprised of the following as of:

                                                  DECEMBER 31,

                                               2003         2004
                                             --------     --------
         Furniture and fixtures                7,199        7,199
         Computer equipment                    8,548        8,548
         Vehicles                             32,160       32,160
                                             --------     --------
                                              47,907       47,907
         Less:accumulated depreciation
         and amortization                     11,236       19,477
                                             --------     --------
                                              36,361       28,430
Fixed assets held for
sale (Tulix)                                 105,624
                                            ---------     --------
                                             142,295       28,430

3. INTANGIBLE ASSETS

Intangible assets consist of the following:

                       DECEMBER 31, 2004
                       -----------------

         Licensed technology rights:
         Basis                                            986,223
         Amortization to date                            (312,304)
         Subtotal                                         673,919
         True To Form Goodwill:
         Basis                                          1,469,108
         Total                                          2,143,027

Intangible assets represent the technologies licensed from Eurotech and the Goodwill recognized in the purchase of True To Form, Inc. The licenses were valued at $986,223 and are being amortized on a straight line basis over five years. The current intangible balance for the licenses is $673,919 which represents the original valuation less $312,304 amortized through December 31, 2004. The Goodwill for True To Form was valued at $1,469,108. Acquired goodwill is considered to have an indefinite life pursuant to Statement of Financial Accounting Standards No. SFAS 142, "Goodwill and Other Intangible Assets," and accordingly is not amortized but subject to periodic impairment tests.

4. SEGMENT INFORMATION

On May 31, 2004, the Company completed the sale of its remaining Internet business to Tulix Systems, Inc. ("Tulix"), a company in which Gia Bokuchava, Nino Doijashvili and Timothy R. Robinson, who were officers and directors of the Company, are officers, directors and founding shareholders. With the consummation of this Purchase Agreement the Company has completely exited from all Internet related enterprises. This segment is treated as a discontinued operation in all periods presented.

The Company is currently operating in two major segments. These segments are defined as the Licensed Technologies Division which consists of the marketing of the technologies licensed from and the Specialty Lighting Division which consists of the design, development, manufacture and sales of specialty lighting and architectural products acquired in the merger with True To Form, Limited. The Company will commence reporting the income statement of True To Form the first quarter of 2005.

5. COMMITMENTS AND CONTINGENCIES

FACILITIES LEASES:

As of December 31, 2004 the Company occupied approximately 550 square feet in one office building in Ridgefield, Connecticut on a lease that goes through September 2006. With the acquisition of True To Form we have added approximately 10,000 sq feet combined warehouse and offices. True to Form leases its warehouse and administrative offices located in Braintree, Massachusetts under a lease arrangement, which provides for, among

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

other things, monthly base rental payments of approximately $3,500 through February 28, 2005 plus real estate taxes and insurance. The total rent expense under this arrangement was $61,063 and $58,850 for the years ended December 31, 2004 and 2003 respectively.

Commencing in July 2003 and ending in July 2004 True to Form contracted for additional warehouse and light manufacturing space located in Slymar, California under a lease, which provides for, among other things, monthly rental payments of approximately $875. The total lease expense under this arrangement for the year ended December 31, 2003 was $8,450. As of July 16, 2004 the Company had not renewed the lease but was continuing to occupy the space on a month to month basis.

As of March 26, 2004 we occupy approximately 7,000 square feet in one office building in Atlanta, Georgia under a lease expiring in October 2004. This facility serves as our headquarters and computer center. We have abandoned an office in New York City where we used to occupy approximately 3,400 square feet under a lease that expired in January 2003. On June 1, 2004 the Company was released from liability by Piedmont Ivy and Associates, the landlord, and Tulix Systems, Inc. for the approximately 7,000 square feet it had leased in Atlanta, Georgia. That lease, which had an expiration date of October 31, 2004, was transferred to, and assumed by Tulix Systems, Inc. as a part of the sale of the Internet Services Division.

As of December 31, 2003 we have an accrual for real estate disposition liabilities of approximately $81,317, which we believe will be sufficient to settle all obligations related to the closing and abandonment of our offices in New York.

Rental expense under operating leases was approximately $157,772, $177,825 and $ 49,776 for the years ended December 31, 2002, 2003 and 2004 respectively.

OPERATING LEASES:

The Company has entered into various operating leases for equipment, which expire at different times through May 2006; these leases call for, among other things, monthly rental payment of approximately $407.

The total equipment lease expense for the years ended December 31, 2004 and 2003 was $5,547 and $8,751, respectively.

The minimum future rental payments, in the aggregate, under non-cancelable facility and operating leases having remaining terms in excess of one year as of December 31, 2004 are as follows:

                        Year Ending
                        December 31,          Amount
                        ------------         -------
                           2005              $ 4,884
                           2006                2,035
                                             -------
                                             $ 6,919

LEGAL PROCEEDINGS:

On February 9, 2005 Global Matrechs, Inc, filed suit in the Supreme Court of the State of New York, County of New York against Eurotech, Ltd. for its failure to fulfill its obligations under the license agreement between the parties dated May 22, 2003. The suit also seeks the enforcement of the notes issued by Eurotech to Woodward, LLC which were assumed by Global Matrechs in the exchange agreement between Global Matrechs and Woodward on January 31, 2005. The complaint seeks damages totaling $672,677 plus interest and attorney's fees which are yet to be determined.

On April 13, 2005 Carey Naddell, CEO of Eurotech, Ltd., filed suit against the Company for damages based upon an alleged breach of a written service agreement. The Company has responded and feels at this time there is no merit to this action. We will diligently defend this action.

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

OTHER:

Various legal proceedings may arise in the normal course of business. Additionally, the Company's software and equipment are vulnerable to computer viruses or similar disruptive problems caused by customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Moreover, customers of the Company could use computer files and information stored on or transmitted to Web server computers maintained by the Company to engage in illegal activities that may be unknown or undetectable by the Company, including fraud and misrepresentation, and unauthorized access to computer systems of others. Furthermore, inappropriate use of the Internet by third parties could also jeopardize the security of customers' confidential information that is stored in the Company's computer systems. Any such actions could subject the Company to liability to third parties. The Company does not have errors and omissions, product liability or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties. Although the Company attempts to limit its liability to customers for these types of risks through contractual provisions, there can be no assurance that these provisions will be enforceable. Management does not believe that there are currently any asserted or unasserted claims that will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

6. EQUITY AND CONVERTIBLE DEBT TRANSACTIONS

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. For financial instruments created before the issuance date of this statement, transition shall be achieved by reporting the cumulative effect of a change in accounting principle by initially measuring the financial instrument at fair value.

Since the Series B, C, D, E and G Preferred Stock represent financial instruments that embody unconditional obligations that will be settled with a variable number of the Company's common equity shares, based on a fixed monetary amount that was known at inception, the Company reclassified its Series B, C, D, and E Preferred Stock as a liability and initially reported a loss of $802,730 as a cumulative effect of a change in accounting principle in the 2003 financial statements, beginning with the reporting period July 1, 2003 (the effective date of FAS 150). The restated financial statements reflected the adoption of EITF No. 00-19, effective as of June 30, 2001. With the adoption of EITF No. 00-19, the adoption of FAS 150 did not require a cumulative effect of a change in accounting principle.

On August 14, 2004, the mandatory conversion rights of Series B, C D and E Preferred Stock were terminated. At that time, these liabilities were reclassified to temporary equity.

In accordance with the terms of the private placement agreements underlying our Series B, C, D, E, and G Preferred Stock, penalties accrue at the rate of 2% per 30 day period of the outstanding purchase price of the unregistered securities. Prior to the adoption of SFAS No. 150, these penalties were recorded as deemed dividends in the amounts of $637,572, $638,387 and $319,194 for the years ended December 31, 2001, 2002 and 2003 respectively. Since the adoption of SFAS No. 150, and for the period from July 1, 2003 until December 31, 2003, the Company has recorded $319,194 in interest expense related to the penalty and $150,273 in interest expense related to the required increase in stated value as called for in the conversion rate calculation of the Series B, C, D and E Preferred stock. On March 13, 2003 the holders of Series B, and on March 14, 2003, the holder of Series C, D and E preferred stock waived all penalties incurred. The restated financial statements reflect the reversal of all of these accrued penalties, originally reported as deemed stock dividends or interest expense.

During 2004, the Company entered into a series of promissory notes, which are convertible into common shares, and have cashless warrants. See Note 13 to the financial statements.

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

7. ISSUANCE OF SERIES B PREFERRED STOCK

The Company issued Series B Preferred Stock totaling $2,500,000 on March 25, 1999 (the "Issuance Date"). The Series B Preferred Stock investors were issued 125 shares of preferred stock, having a stated value of $20,000 per share, and 225,000 warrants to purchase common stock at $5.70 per share. The Company paid offering costs of $216,250 cash plus 25,000 warrants to purchase common stock at $5.70 per share, resulting in net proceeds to the Company of $2,283,750 for the preferred shares and warrants.

The Series B Preferred Stock bears no dividends and is convertible at the option of the holder at the earlier of 90 days after issuance or the effective date of a registration statement covering the shares. The warrants are exercisable at any time and expire five years from the date of issuance.

The Series B Preferred Stock is convertible into common stock at a conversion price equal to the lower of (a) the average of the closing price for four consecutive trading days in the twenty-five consecutive trading days ending one day prior to the conversion date ($4.86 at the Issuance date) and (b) $5.23. The number of common shares into which the Series B Preferred Stock is convertible is determined by dividing the stated value of the Series B Preferred Stock, increased by 5% annually, by the conversion price. As the Series B Preferred Stock was to be automatically convertible on March 24, 2002, the most beneficial conversion ratio was determined to include the additional common shares attributable to the 5% annual increase for the three year period ending in 2002. After adjustment for this additional benefit the $4.86 conversion price is reduced to $4.23, the most beneficial conversion price at the Issuance Date.

In determining the accounting for the beneficial conversion feature, the Company first allocated the net proceeds of $2,283,750 to the preferred stock and the warrants based on their relative fair values at the Issuance Date, resulting in $1,766,217 assigned to the preferred stock and $517,533 assigned to the warrants as of March 24, 1999. The Company then allocated $899,284 of the Series B net proceeds to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over the minimum period in which the preferred shareholders can realize that return. Approximately $18,000 and $2,672 of the beneficial conversion was amortized in 2000 and 2001, respectively. During 1999, 10 shares of Series B Preferred Stock were converted into 63,317 shares of common stock. During 2000, 97.19 shares of Series B Preferred Stock were converted into 902,307 shares of common stock. During 2004, 5.36 share of Series B Preferred Stock were converted into 5,598,298 shares of common stock.

The Company has the option to redeem the Series B Preferred Stock after 110 days for 120% of face value. Additionally, if the Company has issued common stock upon conversion of the Series B Preferred Stock such that 19.99% of the common stock outstanding is held by the preferred shareholders, the Company must obtain approval of the shareholders before any more preferred shares can be converted. If such approval is not obtained within 60 days of notice, the preferred shareholders may require the Company to repurchase the remaining Series B Preferred Stock at 120% of face value. Historically the Series B Preferred Stock was presented outside of permanent equity as the outcome of the shareholder vote, and possible redemption, was outside of the control of the Company.

In March of 2002, the outstanding shares of our Series B preferred stock were scheduled to convert automatically into shares of common stock, pursuant to the Certificate of Designations governing our Series B preferred stock; however, because we did not have a sufficient number of authorized shares of Common Stock available for issuance upon conversion of these shares of Series B preferred stock, no shares of Series B preferred stock were converted. On March 13, 2003, the holders of Series B preferred stock waived all penalties that were accruing as a result of the Company's inability to convert the shares to common stock in March of 2002. On August 14, 2004, all mandatory conversion rights were terminated.

The restatement of the historical financial statements reflects the adoption of EITF No. 00-19 effective as of June 30, 2001. The adoption of EITF No. 00-19 recorded Series B preferred stock at redemption value. This resulted in an increase to the deemed dividend to Series B preferred stockholders in 2001, 2002 and 2003 of $153,757, 17,810 and $8,910, respectively. In addition, the restatement of the historical financial statements reflected the reversal of all penalties as of March 13, 2003.

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

8. ISSUANCE OF SERIES C PREFERRED STOCK

On July 28, 1999, the Company completed a private placement of $3,500,000 principal amount of the Company's Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock") and warrants to acquire up to 59,574 shares of Common Stock (the "Series C Preferred Warrants"). The Series C Preferred Stock has an initial stated value of $20,000 per share, which stated value increases at the rate of 6% per year (such stated value, as increased from time to time, is referred to as the "Series C Stated Value"). Each Series C Preferred Share is convertible, from and after 120 days following the date of issuance, at the option of the holder, into such number of shares of Common Stock as is determined by dividing the Series C Stated Value by the lesser of
(a) $5.875, and (b) 82.5% of the average of the closing bid prices for the five trading days preceding the date of conversion. Any Series C Preferred Stock issued and outstanding on July 22, 2002 to automatically be converted into Common Stock at the conversion price then in effect.

In determining the accounting for the beneficial conversion feature, the Company first allocated the net proceeds of $3,323,748 to the preferred stock and the warrants based on their relative fair values at the Issuance Date, resulting in $3,170,904 assigned to the preferred stock and $152,844 assigned to the warrants as of July 27, 1999. The Company then allocated $1,678,505 of the Series C net proceeds to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over the minimum period in which the preferred shareholders can realize that return. Approximately $72,000 and $190 of the beneficial conversion was amortized in 2000 and 2001, respectively. During 1999,
37.5 shares of Series C Preferred Stock were converted into 281,460 shares of common stock. During 2000, 45.4 shares of Series C Preferred Stock were converted in to 802,056 shares of common stock. During 2001, 1.63 shares of Series C Preferred Stock was converted into 5,640,000 shares of Common Stock. During 2004, 20.38 share of Series C Preferred Stock were converted into 15,626,358 shares of common stock.

The Company has the right, in its sole discretion, to redeem, from time to time, any or all of the Series C Preferred Stock; provided that certain conditions are met, including the availability of cash, credit or standby underwriting facilities available to fund the redemption at 120% of the original purchase price.

In July 2002, the outstanding shares of our Series C preferred stock were scheduled to convert automatically into shares of common stock, pursuant to the Certificate of Designations governing our Series C preferred stock; however, because we did not have a sufficient number of authorized shares of common stock available for issuance upon conversion of these shares of Series C preferred stock, no shares of Series C preferred stock were converted. On March 14, 2003, the holder of Series C preferred stock waived all penalties that were accruing as a result of the Company's inability to convert the shares to common stock in July of 2002. On August 14, 2004, all mandatory conversion rights were terminated.

The Series C Preferred Warrants expired on July 27, 2004 and had an exercise price of $7.34 per share, subject to adjustment under certain circumstances.

The restatement of the historical financial statements reflects the adoption of EITF No. 00-19 effective as of June 30, 2001. The adoption of EITF No. 00-19 recorded Series C preferred stock at redemption value. This resulted in an increase to the deemed dividend to Series C preferred stockholders in 2001, 2002 and 2003 of $565,585, 108,429 and $54,064, respectively. In addition, the restatement of the historical financial statements reflected the reversal of all penalties as of March 13, 2004.

9. ISSUANCE OF SERIES D PREFERRED STOCK

On September 28, 1999, the Company completed a private placement of $1,500,000 principal amount of the Company's Series D Convertible Preferred Stock, par value $.01 per share (the "Series D Preferred Stock") and warrants to acquire up to 25,000 shares of Common Stock (the "Series D Preferred Warrants"). The Series D Preferred Stock has an initial stated value of $20,000 per share, which stated value increases at the rate of 6% per year (such stated value, as increased from time to time, is referred to as the "Series D Stated Value"). Each Series D Preferred Share is convertible, from and after 120 days following the date of issuance, at the option of the holder, into such number of shares of Common Stock as is determined by dividing the Series D Stated Value by the lesser of
(a) $5.875, and (b) 82.5% of the average of the closing bid prices for the five trading days preceding the date of conversion. Any Series D Preferred Stock issued and outstanding on September 22, 2002 was to automatically be converted into Common Stock at the conversion price then in effect.

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

In determining the accounting for the beneficial conversion feature, the Company first allocated the net proceeds of $1,423,750 to the preferred stock and the warrants based on their relative fair values at the Issuance Date, resulting in $1,387,477 assigned to the preferred stock and $36,273 assigned to the warrants as of September 28, 1999. The Company then allocated $642,084 of the Series D net proceeds to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over the minimum period in which the preferred shareholders can realize that return. Approximately $280,000 and $281,000 of the beneficial conversion was amortized in 1999 and 2000, respectively. During 2000, 73.7 shares of Series D Preferred Stock were converted into 589,573 shares of common stock. During 2004, .98 shares of Series D Preferred Stock were converted into 965,538 shares of common stock.

The right of the holders of the Series D Preferred Stock to convert their shares is also subject to the following restrictions: (i) during the period beginning on the issuance date through the following 90 days, each holder may not convert more than 25% of the Series D Preferred Stock purchased by such holder; (ii) during the period beginning on the issuance date through the following 120 days, each holder may not convert more than 50% of the Series D Preferred Stock purchased by such holder; and (iii) during the period beginning on the issuance date through the following 150 days, each holder may not convert more than 75% of the Series D Preferred Stock purchased by such holder. At any time after the issuance date, the Company shall have the right, in its sole discretion, to redeem, from time.

In September 2002, the outstanding shares of our Series D preferred stock were scheduled to convert automatically into shares of common stock, pursuant to the Certificate of Designations governing our Series D preferred stock; however, because we did not have a sufficient number of authorized shares of common stock available for issuance upon conversion of these shares of Series D preferred stock, no shares of Series D preferred stock were converted. . On March 14, 2003, the holder of Series D preferred stock waived all penalties that were accruing as a result of the Company's inability to convert the shares to common stock in September of 2002. On August 14, 2004, all mandatory conversion rights were terminated.

The restatement of the historical financial statements reflects the adoption of EITF No. 00-19 effective as of June 30, 2001. The adoption of EITF No. 00-19 recorded Series D preferred stock at redemption value. This resulted in an increase to the deemed dividend to Series C preferred stockholders in 2001, 2002 and 2003 of $87,139, 1,550 and $775, respectively. In addition, the restatement of the historical financial statements reflected the reversal of all penalties as of March 13, 2004.

10. ISSUANCE OF SERIES E PREFERRED STOCK

On April 14, 2000, the Company completed a private placement of $2,127,000 principal amount of the Company's Series E Convertible Preferred Stock, par value $.01 per share (the "Series E Preferred Stock") and warrants to acquire 66,667 shares of common stock (the "Series E Preferred Warrants"). The Series E Preferred Stock has an initial stated value of $20,000 per share, which stated value increases at the rate of 8% per year. Each Series E Preferred Share is convertible 120 days following the date of issuance, at the option of the holder, into such number of shares of common stock as is determined by dividing the Series E Stated Value by the lesser of (a) $3.53, or (b) 82.5% of the average of the closing bid prices for the five trading days preceding the date of conversion. Any Series E Preferred Stock issued and outstanding on April 14, 2003 were to automatically be converted into Common Stock at the conversion price then in effect. These provisions have now been waived by the holders of the Series E preferred stock (see note 15).

Pursuant to certain registration rights granted to the investors in the private placement, we are obligated to file a registration statement under the Securities Act of 1933 with respect to a minimum of 1,808,293 shares of common stock issuable upon conversion of the Series E Preferred Stock and exercise of the Series E Preferred Warrants. The Company is obligated to pay penalties if the Registration Statement is not filed and/or declared effective within the specified time periods. As of March 13, 2003, penalties were waived to the Series E Preferred Stock holders. On August 14, 2004, all mandatory conversion rights were terminated.

At any time after the issuance date, the Company shall have the right, in its sole discretion, to redeem, from time to time, any or all of the Series E Preferred Stock; provided that certain conditions are met, including the availability of cash, credit or standby underwriting facilities available to fund the redemption. The redemption price will be calculated as (i) 105% of the original purchase price for the first 30 days following the issuance date; (ii) 110% of

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

the original purchase price for the next 90 days thereafter and (iii) 120% of the original purchase price after 120 days from the issuance date.

In determining the accounting for the beneficial conversion feature, the Company first allocated the net proceeds of $1,855,426 to the Series E Preferred Stock and the Series E Preferred Warrants based on their relative fair values at the issuance date, resulting in $1,791,211 assigned to the Series E Preferred Stock and $64,215 assigned to the Series E Preferred Warrants as of April 14, 2000. The Company then allocated $1,059,347 of the Series E Preferred Stock net proceeds to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over the minimum period in which the preferred shareholders can realize that return. $1,058,656 had been amortized as of December 31, 2003.

The Series E Preferred Warrants expired on April 14, 2005 and had an exercise price of $3.35 per share, subject to adjustment under certain circumstances.

The restatement of the historical financial statements reflects the adoption of EITF No. 00-19 effective as of June 30, 2001. The adoption of EITF No. 00-19 recorded Series D preferred stock at redemption value. This resulted in an increase to the deemed dividend to Series C preferred stockholders in 2001, 2002 and 2003 of $626,927, 170,160 and $85,080, respectively. In addition, the restatement of the historical financial statements reflected the reversal of all penalties as of March 13, 2004.

11. EUROTECH TRANSACTION AND ISSUANCE OF SERIES F, G AND H PREFERRED STOCK

On May 22, 2003, the Company entered into a License and Exchange Agreement with Eurotech. Under the provisions of that agreement the Company issued two series of preferred stock in consideration for the licensing arrangement.

On May 22, 2003, the Company issued 13,500 shares of the Company's Series F Convertible Preferred Stock, par value $.01 per share. Each Series F Share was convertible into 10,000 shares of common stock and has a stated value of $1,000 per share. The holders of the outstanding shares of Series F Preferred Stock have cancelled and surrendered their Series F Shares and have been subsequently issued shares of Series H Preferred Stock.

On September 30, 2003, the Company issued 13,500 shares of the Company's Series H Convertible Preferred Stock, par value $.01 per share. Each Series H Share is convertible into 10,000 shares of common stock and has a stated value of $1,000 per share; provided, however, that no holder of Series H shares may convert Series H shares into shares of common stock if the aggregate shares of common stock beneficially owned by such holder and its affiliates would exceed 9.9% of the outstanding shares of common stock following such conversion (excluding, for purposes of the calculation, the unconverted Series H Shares).

On May 22, 2003, the Company issued 1,069 shares of the Company's Series G Convertible Preferred Stock, par value $.01 per share. The Series G shares have a stated value of $1,000 per share. Each Series G Preferred Share is convertible, from and after 120 days following the date of issuance, at the option of the holder, into such number of shares of Common Stock as is determined by dividing $1,000 per share by a number equal to 82.5% of the average of the closing bid prices for the five trading days preceding the date of conversion. No holder of Series G Shares may convert Series G Shares into shares of common stock if the aggregate shares of Common Stock beneficially owned by such holder and its affiliates would exceed 9.9% of the outstanding shares of Common Stock following such conversion (excluding, for purposes of the calculation, the unconverted Series G Shares). The Series G Preferred Stock has no mandatory conversion date. In determining the accounting for the beneficial conversion feature, the Company allocated $986,223 to the preferred stock based on its relative fair value at the Issuance Date. The Company then allocated $153,413 of the Series G value to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over the minimum period in which the preferred shareholders can realize that return beginning on the date when the shares are first convertible. During 2003, the beneficial conversion of $153,413 was amortized.

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

12. ISSUANCE OF SERIES I PREFERRED STOCK

In June, the Company entered into a second exchange agreement with Brittany to acquire 5,640,000 shares of the Company's common stock at $0.10 per share. On September 24, 2004, Brittany received 490.5 shares of Series I convertible preferred stock, $0.01 par value per share, of the Company in exchange for 4,905,000 shares of common stock of the Company. Each share of Series I preferred stock has a stated value of $100 and is convertible into 10,000 shares of common stock; provided, however, that a holder of Series I preferred stock may not convert their shares if the aggregate number of shares of common stock beneficially owned by the holder and its affiliates would exceed 9.9% of the outstanding shares of common stock following such conversion (excluding, for purposes of this calculation, the unconverted shares of Series I preferred stock). In addition, Brittany agreed to loan the Company up to $100,000 . As of December 31, 2004, the Company had borrowed $75,000. See note 13.

13. ISSUANCE OF CONVERTIBLE PROMISSORY NOTES

On June 1, 2004, as part of the agreement to Issue Preferred Series I (see Note
12), the Company borrowed $75,000 from Brittany. Under the terms of the convertible promissory note, Brittany, at its option, can convert the note into 1,500,000 shares of common stock at a price of $.05 per share or 80% of fair market value, at the time of conversion. The Company allocated $60,000 to the beneficial conversion feature, to be amortized over a period of twenty-four months; the period in which the holder can convert. During 2004, the Company amortized $17,500 of the beneficial conversion feature to interest expense.

During September 2004, the Company restructured its borrowings from McNab into a convertible promissory note of $542,950. Under the terms of the convertible promissory note, McNab, at its option, can convert the note into shares of common stock at a price of $.05 per share or 80% of fair market value, at the time of conversion. The Company allocated $325,770 to the beneficial conversion feature, to be amortized over a period of twenty-four months; the term of the promissory note. During 2004, the Company amortized $81,443 of the beneficial conversion feature to interest expense.

On October 19, 2004, we entered into a securities purchase agreement with Southridge Partners LP. Southridge purchased a nonnegotiable 2% secured convertible promissory note in the principal amount of $250,000 and we issued it a warrant to purchase 10,000,000 shares of our common stock. On October 21, 2004, we entered into a securities purchase agreement with Dean M. DeNuccio. Mr. DeNuccio purchased a nonnegotiable 2% secured convertible promissory note in the principal amount of $25,000 and we issued to Mr. DeNuccio a warrant to purchase 1,000,000 shares of our common stock. On November 5, 2004, we entered into a securities purchase agreement with Colonial Fund, LLC. Colonial purchased a nonnegotiable 2% secured convertible promissory note in the principal amount of $50,000 and we issued it a warrant to purchase 2,000,000 shares of our common stock.

Each of these promissory notes are convertible into shares of our common stock at a conversion price of $0.02 and each of the warrants are exercisable for $0.025 per share of our common stock. The promissory notes mature in two years and the warrants expire in five years. Should our common stock fall below $0.03 cents for ten consecutive trading days, any holder of these notes may force prepayment at 140% of the principle amount plus interest. Conversion and exercise rights are restricted in that any of these note or warrant holders may not at any time have beneficial ownership of more than 4.999% of the total number of issued and outstanding shares of our common stock.

On October 22, 2004 and November 5, 2004, Global Matrechs, Inc., entered into securities purchase agreements with Dean M. DeNuccio and Colonial Fund LLC relating to the private placement of 2% secured convertible promissory notes in the aggregate principal amount of $75,000 with a maturity of two (2) years and warrants to purchase 3,000,000 shares of its common stock at an exercise price of $0.025 per share, which expire in five years in exchange for aggregate consideration equal to the principal amount of the Notes. The Company received approximately $70,000 in proceeds after deducting offering expenses.

The Notes are convertible, at the option of the holders, into shares of common stock of the Company at a conversion price of $0.02 per share. Each Purchaser may require the Company to repurchase some or all of its Note if the market price of the common stock of the Company falls below $0.03 per share for ten
(10) consecutive trading days, at a repurchase price equal to 140% of the principal amount of the Note.

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

In determining the value of the beneficial conversion feature of the Southridge, DeNuccio and Colonial notes, the Company first allocated $489,484, $38,901 and $77,803, respectively to the value of the warrants. Since this value exceeds the proceeds received, the differential was recorded as additional paid in capital, discount on notes payable and a prepaid expense. The prepaid expense is amortized over the 24 month period of the convertible note. The value of beneficial conversion feature was valued at $625,000, $62,500 and $125,000, respectively. Since the conversion is at the option of the holder, the value of the beneficial conversion feature was amortized to interest expense in full during 2004.

On December 3, 2004, the Company and Deer Creek Fund, LLC entered into a securities purchase agreement relating to the private placement of a 2% secured convertible promissory notes in the aggregate principal amount of $50,000 with a maturity of two (2) years and a warrant to purchase 2,000,000 shares of its common stock at an exercise price of $0.025 per share, which expires in five years. The Company has received approximately $45,000 in net proceeds after deducting offering expenses.

The Note is convertible, at the option of the holder, into shares of common stock of the Company at a conversion price of $0.02 per share. The holder of the Note may require the Company to repurchase some or all of its Note if the market price of the common stock of the Company falls below $0.03 per share for ten
(10) consecutive trading days, at a repurchase price equal to 140% of the principal amount being repurchased.

In determining the value of the beneficial conversion feature of the Deer Creek note, the Company first allocated $78,622 to the value of the warrants. Since this value exceeds the proceeds received, the differential was recorded as additional paid in capital, discount on notes payable and a prepaid expense. The prepaid expense is amortized over the 24 month period of the convertible note. The value of beneficial conversion feature was valued at $100,000. Since the conversion is at the option of the holder, the value of the beneficial conversion feature was amortized to interest expense in full during 2004.

14. STOCK OPTION PLANS

The Company's Employee Stock Option Plan (the "Stock Option Plan") was adopted by the Company's stockholders in September 1996 and amended in 2005. Shares of common stock may be sold or awarded to officers, key employees and consultants. On March 3, 1999 at a Special Meeting of Stockholders, the Company's stockholders approved an amendment to the Stock Option Plan which increased the number of shares reserved for issuance under the Stock Option Plan to 2,000,000 and in 2005 to 15,000,000 shares. Options granted under the Stock Option Plan may be either (i) options intended to qualify as "incentive stock options" under
Section 422 of the Internal Revenue Code or (ii) non-qualified stock options.

The options granted to purchase shares under the Stock Option Plan. The options vest 25% per year and expire ten years after the grant date. The exercise price of the options was at or above the fair market value of the stock on the grant date.

The Company's Non-Employee Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Company's stockholders in September 1996. Shares of common stock may be sold or awarded to directors who are not officers or employees of the Company ("Non-Employee Directors"). The Company has reserved 300,000 shares of common stock for issuance under the Directors' Plan.

The Directors' Plan provides for the automatic granting of an option to purchase 10,000 shares of common stock to each Non-Employee Director who is first appointed or elected to the Board of Directors. Also, each Non-Employee Director is automatically granted an option to purchase 5,000 shares of common stock on the date of each annual meeting of the Company's stockholders. Furthermore, the Directors' Plan allows the Board of Directors to make extraordinary grants of options to Non-Employee Directors.

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

Option activity under all of the stock option plans is summarized as follows:

                               STOCK OPTION PLANS
                             YEAR ENDED DECEMBER 31,

                                                        WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                                        AVERAGED                  AVERAGED                  AVERAGED
                                                        EXERCISE                  EXERCISE                  EXERCISE
                                            SHARES       PRICE        SHARES       PRICE        SHARES       PRICE
                                          ---------     -------     ---------     -------     ---------     -------
Outstanding at beginning of year            791,644      2.75         389,085       2.31        387,419       2.32

Granted

Exercised

Forfeited                                  (402,559)     2.87          (1,666)      0.59
                                          ---------                 =========                 =========
Outstanding at end of year                  389,085      2.31         387,419       2.32        387,419       2.32
                                          =========                 =========                 =========
Options exercisable at year end             239,081      3.32         329,419       2.61        387,419
                                          =========                 =========                 =========
Shares available for future grant         1,610,915                 1,612,581                 1,612,581

Weighted-average fair value of
options granted during this year
at the shares' fair value                      0.00                      0.00                      0.00

The following table summarizes information about fixed options outstanding at December 31, 2004.

                                                 WEIGHTED AVERAGE REMAINING
EXERCISE PRICE              SHARES                    CONTRACTUAL LIFE
--------------              -------                   ----------------
$0.59 - 0.75                231,095                          5.1
$2.18 - 4.55                 95,687                          4.3
$6.00 - 6.13                 60,637                          3.4
                            -------
                            387,419                          4.3

15. ACQUISITIONS, DIVESTITURES AND DISCONTINUED OPERATIONS

On May 31, 2004, the Company completed the sale of its remaining Internet business to Tulix Systems, Inc. ("Tulix"), a company in which Gia Bokuchava, Nino Doijashvili and Timothy R. Robinson, who were officers and directors of the Company, are officers, directors and founding shareholders. The Company recorded a loss on the sale of this business of $125,030 in the fourth quarter of 2003 and recorded an additional loss of $124,385 in the second quarter of 2004 for adjustments to the closing as provided for in the closing documents. With the consummation of this Purchase Agreement Global Matrechs has completely exited from all Internet related enterprises. The Company has removed the results of this discontinued operation from the continuing operations of the Company for all periods presented.

On December 31, 2004 we acquired True To Form, Limited for total consideration of $1.1 million, consisting of $500,000 in notes to be held by True To Form and guaranteed by its assets and 10,000,000 shares of the Company's common stock. The acquisition has been accounted for as a purchase transaction. The value of the shares was determined by using the average closing stock price of the two days before and after the public announcement of the transaction. The note is due in two payments with $100,000 due in 2005 and $400,000 due in 2010. The note

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

accrues an interest rate of 8% per annum. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition of True to Form:

             ACQUISITIONS, DIVESTITURES AND DISCONTINUED OPERATIONS

         Accounts receivable                                    $ 94,551
         Inventories                                              67,906
         Property and Equipment                                   28,430
         Other assets                                              2,575
         Goodwill                                              1,469,108
         Current liabilities                                   (399,959)
         Long-term liabilities                                 (162,611)
                                                              ----------
                                                              $1,100,000

16. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows, as of:

                                  INCOME TAXES
                                  DECEMBER 31,

                                           2002          2003          2004
                                       -----------   -----------   -----------
Temporary differences:
Allowance for uncollectibles           $    17,000   $    19,000   $       --
Capital losses                             167,000       167,000       167,000
Accrued legal fees                          18,000        19,000           --
Deferred rent expense                       83,000        33,000           --
Estimated loss on segment disposal               0        50,000           --
Net operating loss carryforward          7,849,000     8,001,000     8,125,000
                                       -----------   -----------   -----------
Deferred tax asset                       8,134,000     8,289,000     8,292,000
Valuation allowance                     (8,010,000)   (8,083,000)   (8,292,000)
                                       -----------   -----------   -----------
Net deferred tax asset                     124,000       206,000           --
Depreciation                             (124,000)     (206,000)           --
                                       -----------   -----------   -----------
Deferred tax liability                         --            --            --
                                       -----------   -----------   -----------
Net deferred tax asset (liability)     $       --    $       --    $       --
                                       ===========   ===========   ===========

At December 31, 2004, the Company had net operating loss carryforwards for income tax purposes of approximately $21 million which begin to expire in 2011. Realization of these assets is contingent on having future taxable earnings. In addition, certain stock transactions from 1997 through 2004 have resulted in ownership changes as defined in Internal Revenue Code Section 382. As a consequence of these ownership changes, the utilization of the Company's net operating loss carryforwards is significantly limited. Based on the cumulative losses in recent years and the limitation on the use of the Company's net operating losses, management believes that a full valuation allowance should be recorded against the deferred tax asset.

The difference between the expected income tax benefit and the actual tax benefit computed by using the Federal statutory rate of 35% is as follows:

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

                                  INCOME TAXES
                             YEAR ENDED DECEMBER 31,

                                                          2003          2004
                                                       ----------    ----------
Expected income tax (benefit) at statutory             $ (160,000)   $ (921,000)
Federal rate of 35%
State tax (benefit), net of Federal effect                (23,000)     (132,000)
Permanent differences                                      46,000       844,000
Increase in valuation allowance                           137,000       209,000
                                                       ----------    ----------
                                                       $      --     $      --
                                                       ==========    ==========

17. SUBSEQUENT EVENTS

On January 31, 2005, we entered into a Second Securities Purchase Agreement with Southridge Partners LP, one of our existing investors, whereby we agreed to sell a convertible promissory note in the principal amount of $250,000 and warrant to purchase up to 10,000,000 shares of our common stock to Southridge in exchange for its $250,000 investment. Under the terms of this purchase agreement, Southridge may, at its option, and at any time prior to July 1, 2005, purchase an additional note in the principal amount of up to $1,500,000, and otherwise on substantially the same terms as the note issued on January 31, 2005.

The note is convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.02 per share. Southridge may require us to repurchase some or all of its note if the market price of our common stock falls below $0.03 per share for ten (10) consecutive trading days, at a repurchase price equal to 140% of the principal amount of the note. In the event we default under the terms of the note, the entire outstanding principal (and any outstanding interest accrued thereon) shall become immediately due and payable, and the interest rate will rise to 18% per annum.

We have secured the payment of the notes with a subordinated security interest in our accounts, general intangibles, inventories, and other collateral. In addition, in the event we propose to register securities under the Securities Act of 1933, as amended, we are required to notify Southridge in advance of such registration and, at its request (subject to limited exceptions), include the shares of our common stock underlying the note and warrant on the registration statement filed in connection with such registration (and assume any expenses associated therewith).

The warrant has an expiration date of January 31, 2010. It contains a cashless exercise provision whereby the holder may pay the exercise price associated with any exercise by having us withhold a number of shares otherwise issuable upon such exercise having a fair market value equal to the applicable aggregate exercise price. In the event such provision is used with respect to an exercise, we would receive no proceeds upon such exercise.

ENTRANCE INTO EXCHANGE AGREEMENT WITH WOODWARD LLC

On January 31, 2005, we entered into an Exchange Agreement with Woodward LLC pursuant to which we acquired promissory notes, and have accordingly assumed all rights pertaining thereto, issued by Eurotech Ltd. The notes are currently in default and have an aggregate outstanding principal amount of $290,000. The notes carry a default annual interest rate of 18% and are past due in their entirety. In exchange for these notes, we issued to Woodward a promissory note in the principal amount of $250,000.

Under the terms of the Exchange Agreement, in the event we propose to register securities under the Securities Act of 1933, as amended, we are required to notify Woodward in advance of such registration and, at its request (subject to limited exceptions), include the shares of our common stock underlying the note on the registration statement filed in connection with such registration, and assume any expenses associated therewith.

SOUTHRIDGE EXERCISES OPTION TO PURCHASE ADDITIONAL NOTES AND WARRANTS

On March 2, 2005, Southridge Partners LP exercised its option to purchase an additional note and warrant under its Second Securities Purchase Agreement. In connection with such exercise, we issued to Southridge a convertible

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004
--------------------------------------------------------------------------------

promissory note in the principal amount of $175,000 and a warrant to purchase up to 7,000,000 shares of our common stock in exchange for its $175,000 investment. The note is convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.02 per share. Southridge may require us to repurchase some or all of its note if the market price of our common stock falls below $0.03 per share for ten (10) consecutive trading days, at a repurchase price equal to 140% of the principal amount of the note. In the event we default under the terms of the note, the entire outstanding principal (and any outstanding interest accrued thereon) shall become immediately due and payable, and the interest rate will rise to 18% per annum. The note matures on March 2, 2007


SOUTHRIDGE EXERCISES OPTION TO PURCHASE ADDITIONAL NOTES AND WARRANTS

On April 11, 2005, Southridge Partners LP exercised its option to purchase an additional note and warrant pursuant to the Second Securities Purchase Agreement. In connection with such exercise, we issued to Southridge a convertible promissory note in the principal amount of $125,000 and a warrant to purchase up to 5,000,000 shares of our common stock to Southridge in exchange for its $125,000 investment. The note is convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.02 per share. Southridge may require us to repurchase some, or all, of its note if the market price of our common stock falls below $0.03 per share for ten (10) consecutive trading days, at a repurchase price equal to 140% of the principal amount of the note. In the event we default under the terms of the note, the entire outstanding principal (and any outstanding interest accrued thereon) shall become immediately due and payable, and the interest rate will rise to 18% per annum. The note matures on April 11, 2007.


DECISION TO RESTATE FINANCIALS

On April 15, 2005, the Company's management, in consultation with the Company's independent registered public accounting firm, concluded that the Company's historical financial information related to fiscal 2001 through fiscal 2003 and for the first three fiscal quarters of 2004 accounted incorrectly for certain convertible preferred stock instruments. As such, the management has concluded that the Company's historical financial statements should no longer be relied upon. While the Company does not intend to amend its previously filed annual and quarterly reports covering the periods noted above, the Company has restated historical financial information for the periods required to be presented in this annual report on Form 10-KSB to reflect the correct accounting treatment. The Company has also included in this annual report on Form 10-KSB five years of restated financial information highlighting the differences resulting from the application of the change in accounting treatment to its historical financial statements and restated selected quarterly information for 2003 and 2004.

GLOBAL MATRECHS, INC.
FINANCIAL STATEMENTS FOR MARCH 31, 2005

Consolidated Income Statements                              US $           US $

                                                  3 Months Ended 3 Months Ended
                                                       3/31/2005      3/31/2004
                                                    ------------   ------------
Revenues                                                 369,681            620
Cost of revenues                                         148,203            558
                                                    ------------   ------------
Gross profit                                             221,478             62
                                                    ------------   ------------
Operating expenses:
  Selling, general and administrative                    612,611        262,566
  Depreciation and amortization                           51,268         49,311
                                                    ------------   ------------
  Total operating expenses                               663,879        311,877
                                                    ------------   ------------
Operating loss                                          (442,401)      (311,815)
Other expenses (income)
  Interest expense                                     1,204,259         82,364
  Interest income                                         (1,225)          --
                                                    ------------   ------------
Loss from continuing operations before income         (1,645,435)      (394,179)
   taxes
Income tax provision (benefit)                              --             --
                                                    ------------   ------------
Loss from continuing operations                       (1,645,435)      (394,179)
Income from discontinued operations                         --           43,189
                                                    ------------   ------------
Net loss                                              (1,645,435)      (350,990)
                                                    ------------   ------------
Income (loss) per share - basic and diluted:
  Continuing operations                                   (0.028)        (0.026)
  Discontinued operations                                   --            0.003
                                                    ------------   ------------
                                                          (0.028)        (0.023)
                                                    ------------   ------------
Weighted number of shares outstanding - basic         57,918,004     14,999,157
   and diluted
                                                    ------------   ------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

GLOBAL MATRECHS, INC.
FINANCIAL STATEMENTS FOR MARCH 31, 2005

Consolidated Balance Sheets
as of March 31, 2005 and December 31, 2004                US $           US $

                                                         As of          As of
                                                     3/31/2005     12/31/2004
                                                    ----------     ----------
ASSETS
  CURRENT ASSETS:
    Cash and cash equivalents                       $   42,905     $  131,470
    Accounts receivable, net                           144,128         94,551
    Inventory                                          142,238         67,906
    Prepaid expenses                                   509,551        397,015
    Loan to Tulix                                       74,083         72,858
    Other current assets                                 5,000            --
                                                    ----------     ----------
    Total current assets                               917,905        763,800
  Fixed Assets                                           5,568         28,430
  Prepaid expenses, non-current                        383,697        125,292
  Deposits                                               2,575          2,575
  Note receivable                                      250,000            --
  Investment in Tulix                                   51,949         51,949
  Intangible assets                                    986,223        986,223
  Less:                                               (361,615)      (312,304)
  Goodwill                                           1,469,108      1,469,108
                                                    ----------     ----------
  Intangibles, net                                   2,093,716      2,143,027
                                                    ----------     ----------
  Total assets                                      $3,705,410     $3,115,073
                                                    ----------     ----------
LIABILITIES AND STOCKHOLDERS' DEFICIT
  CURRENT LIABILITIES:
    Accounts payable and accrued expenses              601,822        577,718
    Current maturities of long term debt               245,315        286,162
    Convertible loans payable                        3,227,261      1,702,245
    Convertible loans payable - discount              (800,000)      (375,000)
                                                    ----------     ----------
    Convertible loans payable, net                   2,427,261      1,327,245
                                                    ----------     ----------
    Total current liabilities                        3,274,398      2,191,125
  Due to officer                                        89,650        147,309
  Note payable                                         250,000            --
  Long term debt                                       400,000        415,302
                                                    ----------     ----------
  Total liabilities                                  4,014,048      2,753,736
                                                    ----------     ----------
  Convertible preferred stock                        5,392,783      6,128,223
                                                    ----------     ----------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

GLOBAL MATRECHS, INC.
FINANCIAL STATEMENTS FOR MARCH 31, 2005


  STOCKHOLDERS' DEFICIT:
    Common stock, $.0001 par value, 300,000,000          6,609          4,590
     shares authorized, 66,897,187 shares issued
     and outstanding at March 31, 2005 and
     45,895,431 shares issued issued and
     outstanding at December 31, 2004
    Preferred stock, Series H, $.01 par value,             120            120
     13,500 shares authorized, 12,000 shares
     issued and outstanding at March 31, 2005
     and December 31, 2004, convertible,
     participating, $12,000,000 liquidation
     value at March 31, 2005 and
    Preferred stock, Series I, $.01 par value,               5              5
     490.5 shares authorized, 490.5 shares
     issued and outstanding at March 31, 2005
     and December 31, 2004, convertible,
     participating, $49,050 liquidation value at
     March 31, 2005
    Treasury stock, 5,028,695 shares at March         (327,484)      (327,484)
     31, 2005 and December 31, 2004
    Additional paid-in capital                      25,150,123     23,441,241
    Accumulated deficit                            (30,530,794)   (28,885,358)
                                                    ----------    -----------
    Total stockholder deficit                       (5,701,421)    (5,766,886)
                                                    ----------    -----------
  Total liabilities and stockholder deficit         $3,705,410    $ 3,115,073
                                                    ----------    -----------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

GLOBAL MATRECHS, INC.
FINANCIAL STATEMENTS FOR MARCH 31, 2005

GLOBAL MATRECHS, INC.

Consolidated Cash Flows Statements                               US $             US $

                                                       3 Months Ended   3 Months Ended
                                                            3/31/2005        3/31/2004
                                                         ------------     ------------
Cash flows from operating activities:
  Net loss                                                 (1,645,435)        (350,990)
  Adjustments to reconcile net income (loss)
     to cash used in operating activities:
    Depreciation                                                1,957             --
    Barter transaction                                         20,904             --
    Provision for bad debts                                      --             22,537
    Amortization                                               49,311             --
    Amortization of beneficial conversion feature           1,100,016             --
       of convertible loans
    Common stock issued in exchange for services               82,261             --
       performed
    Loan to Tulix                                              (1,225)            --
  Change in operating assets and liabilities:
    Accounts receivable                                       (49,577)         113,245
    Inventory                                                 (74,332)            --
    Prepaid expenses                                           55,976           15,419
    Other assets                                               (5,000)            --
    Accounts payable and accrued expenses                      65,384          161,238
                                                         ------------     ------------
  Net cash used in operating activities                      (399,760)         (38,551)
                                                         ------------     ------------
Cash flow from financing activities:
  Net repayments to officer                                   (57,659)            --
  Repayments of current maturities of long-term               (56,147)            --
     debt
  Proceeds from issuance of convertible loans                 425,000          109,000
                                                         ------------     ------------
  Net cash provided by  financing activities                  311,194          109,000
                                                         ------------     ------------
Net increase (decrease) in cash and cash equivalents          (88,566)          70,449
Cash and cash equivalents at beginning of period              131,471           71,818
                                                         ------------     ------------
Cash and cash equivalents at end of period                     42,905          142,267
                                                         ------------     ------------
Non-cash investing and financing activities:
  Conversion of preferred shares                                 --            735,440
  into 19,826,606 shares of common stock
  Issuance of 1,175,150 shares of common                         --             82,261
  stock for services rendered
  Service vehicle distributed for                                --             20,904
  services performed

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------

1. BASIS OF PRESENTATION

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to Article 10 of Regulation S-X of the Securities and Exchange Commission. The accompanying unaudited financial statements reflect, in the opinion of management, all adjustments necessary to achieve a fair statement of the financial position and results of operations of Global Matrechs, Inc. (the "Company," "we" or "us") for the interim periods presented. All such adjustments are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004, as filed with the Commission on May 11, 2005.

2. GOING CONCERN MATTERS AND RECENT EVENTS

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplate the realization of assets and liquidations of liabilities in the normal course of business. The Company has incurred significant losses since its incorporation resulting in an accumulated deficit as of March 31, 2005 of approximately $30.5 million. The Company continues to experience negative cash flows from operations. These factors raise doubt about the Company's ability to continue as a going concern.

On December 31, 2004 we acquired True To Form, Limited. As a result of the merger, True To Form is now our wholly owned subsidiary. True To Form designs, develops, manufactures and sells specialty lighting products to targeted segments of the traditional lighting industry and has recently established a division that will focus on the homeland security market. True To Form markets "high-end" lighting and architectural products for both commercial and residential applications, including pendants, surface and ceiling luminaries, table and floor lamps, commercial down-lights, bath fixtures, and custom fixtures.

On May 31, 2004, the Company completed the sale of its internet hosting and website maintenance business to Tulix Systems, Inc. ("Tulix"), a company in which Gia Bokuchava, Nino Doijashvili and Timothy R. Robinson, who were officers and directors of the Company, are officers, directors and founding shareholders. The Company recorded a loss on the sale of this business of $125,030 in the fourth quarter of 2003 and recorded an additional loss of $124,385 in the second quarter of 2004 for adjustments to the closing as provided for in the closing documents.

Mr. Robinson, Dr. Bokuchava, and Dr. Doijashvili have subsequently resigned from the Company and have released the Company from all further employment obligations.

NON-RELIANCE ON HISTORICAL FINANCIAL STATEMENTS

On April 15, 2005, the Company's management, in consultation with the Company's independent registered public accounting firm, concluded that the Company's historical financial information related to fiscal 2001 through fiscal 2003 and for the first three fiscal quarters of 2004 accounted incorrectly for certain convertible preferred stock instruments. As such, the management has concluded that the Company's historical financial statements should no longer be relied upon. While the Company does not intend to amend its previously filed annual and quarterly reports covering the periods noted above, the Company has restated historical financial information for the periods required to be presented in its annual report on Form 10-KSB for the year ended December 31, 2004 to reflect the correct accounting treatment. The Company has also included in its annual report on Form 10-KSB five years of restated financial information highlighting the differences resulting from the application of the change in accounting treatment to its historical financial statements and restated selected quarterly information for 2003 and 2004.

ENTRANCE INTO EXCHANGE AGREEMENT WITH WOODWARD LLC

On January 31, 2005, we entered into an Exchange Agreement with Woodward LLC pursuant to which we acquired promissory notes, and have accordingly assumed all rights pertaining thereto, issued by Eurotech Ltd. The notes are currently in default and have an aggregate outstanding principal amount of $290,000. The notes carry a default

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------

annual interest rate of 18% and are past due in their entirety. In exchange for these notes, we issued to Woodward a promissory note in the principal amount of $250,000.

Under the terms of the Exchange Agreement, in the event we propose to register securities under the Securities Act of 1933, as amended, we are required to notify Woodward in advance of such registration and, at its request (subject to limited exceptions), include the shares of our common stock underlying the note on the registration statement filed in connection with such registration, and assume any expenses associated therewith.

SECOND PURCHASE AGREEMENT WITH SOUTHRIDGE PARTNERS

On January 31, 2005, we entered into a Second Securities Purchase Agreement with Southridge Partners LP, one of our existing investors, whereby we agreed to sell a convertible promissory note in the principal amount of $250,000 and warrant to purchase up to 10,000,000 shares of our common stock to Southridge in exchange for its $250,000 investment. Under the terms of this purchase agreement, Southridge may, at its option, and at any time prior to July 1, 2005, purchase an additional note in the principal amount of up to $1,500,000, and otherwise on substantially the same terms as the note issued on January 31, 2005.

The note is convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.02 per share. Southridge may require us to repurchase some or all of its note if the market price of our common stock falls below $0.03 per share for ten (10) consecutive trading days, at a repurchase price equal to 140% of the principal amount of the note. In the event we default under the terms of the note, the entire outstanding principal (and any outstanding interest accrued thereon) shall become immediately due and payable, and the interest rate will rise to 18% per annum.

We have secured the payment of the notes with a subordinated security interest in our accounts, general intangibles, inventories, and other collateral. In addition, in the event we propose to register securities under the Securities Act of 1933, as amended, we are required to notify Southridge in advance of such registration and, at its request (subject to limited exceptions), include the shares of our common stock underlying the note and warrant on the registration statement filed in connection with such registration (and assume any expenses associated therewith).

The warrant has an expiration date of January 31, 2010. It contains a cashless exercise provision whereby the holder may pay the exercise price associated with any exercise by having us withhold a number of shares otherwise issuable upon such exercise having a fair market value equal to the applicable aggregate exercise price. In the event such provision is used with respect to an exercise, we would receive no proceeds upon such exercise.

SOUTHRIDGE EXERCISES OPTION TO PURCHASE ADDITIONAL NOTES AND WARRANTS

On March 2, 2005, Southridge Partners LP exercised its option to purchase an additional note and warrant under its Second Securities Purchase Agreement. In connection with such exercise, we issued to Southridge a convertible promissory note in the principal amount of $175,000 and a warrant to purchase up to 7,000,000 shares of our common stock in exchange for its $175,000 investment. The note is convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.02 per share. Southridge may require us to repurchase some or all of its note if the market price of our common stock falls below $0.03 per share for ten (10) consecutive trading days, at a repurchase price equal to 140% of the principal amount of the note. In the event we default under the terms of the note, the entire outstanding principal (and any outstanding interest accrued thereon) shall become immediately due and payable, and the interest rate will rise to 18% per annum. The note matures on March 2, 2007.

The warrant has an expiration date of March 2, 2010. It contains a cashless exercise provision whereby the holder may pay the exercise price associated with any exercise by having us withhold a number of shares otherwise issuable upon such exercise having a fair market value equal to the applicable aggregate exercise price. In the event such provision is used with respect to an exercise, we would receive no proceeds upon such exercise.

In determining the value of the beneficial conversion feature of the Southridge notes, the Company first allocated $478,751 and $642,042, respectively to the value of the warrants. Since this value exceeds the proceeds received, the differential was recorded as additional paid in capital, discount on notes payable and a prepaid expense. The

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------

prepaid expense is amortized over the 24 month period of the convertible note. The value of beneficial conversion feature was valued at $690,000 and $350,000, respectively. Since the conversion is at the option of the holder, the value of the beneficial conversion feature was amortized to interest expense in full during the quarter ended March 31, 2005.

SOUTHRIDGE EXERCISES OPTION TO PURCHASE ADDITIONAL NOTES AND WARRANTS

On April 11, 2005, Southridge Partners LP exercised its option to purchase an additional note and warrant pursuant to the Second Securities Purchase Agreement. In connection with such exercise, we issued to Southridge a convertible promissory note in the principal amount of $125,000 and a warrant to purchase up to 5,000,000 shares of our common stock to Southridge in exchange for its $125,000 investment. The note is convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.02 per share. Southridge may require us to repurchase some, or all, of its note if the market price of our common stock falls below $0.03 per share for ten (10) consecutive trading days, at a repurchase price equal to 140% of the principal amount of the note. In the event we default under the terms of the note, the entire outstanding principal (and any outstanding interest accrued thereon) shall become immediately due and payable, and the interest rate will rise to 18% per annum. The note matures on April 11, 2007.

3. SEGMENT INFORMATION

On May 31, 2004 the Company sold substantially all of the remaining assets of the Company's Internet Services segment. With the execution of the licensing agreement with Eurotech on May 22, 2003, and the closing of the sale to Tulix Systems on May 31, 2004, our Licensed Technologies Division is now the Company's only operating segment. The Internet Services segment has been presented as a discontinued operation.

The Company is currently operating in two major segments. These segments are defined as the Licensed Technologies Division which consists of the marketing of the technologies licensed from and the Specialty Lighting Division which consists of the design, development, manufacture and sales of specialty lighting and architectural products acquired in the merger with True To Form, Limited.

                           FOR THE THREE MONTHS ENDED
                                 MARCH 31, 2005
                                 --------------

                          LICENSED     SPECIALTY
                        TECHNOLOGIES   LIGHTING
                          DIVISION     DIVISION    ELIMINATIONS      TOTAL
                        -----------   ----------   ------------   -----------
Total Assets            $   846,387   $  315,066    $ (243,548)   $   917,905
Total Revenue                  --     $  369,681           --     $   369,681
Net Income (Loss)       $(1,695,420)  $   49,985           --     $(1,645,435)

PROFORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of True to Form had occurred as of the beginning of the following period:

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------

                                                      Quarter Ended
                                                     March 31, 2004
                                                     --------------

         Net revenues                                  $  203,369
         Net loss from continuing operations           $ (404,529)
         Net loss                                      $ (367,143)
         Net loss per share                            $   (0.025)

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the period presented and is not intended to be a projection of future results.

4. STOCK OPTIONS

The Company has adopted the disclosure requirement of Statement of Financial Accounting Standards No. 148 (SFAS 148), "Accounting for Stock-Based Compensation-Transition and Disclosure" effective December 15, 2002. SFAS 148 amends Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and also amends the disclosure requirements of SFAS 123 to require prominent disclosure in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effect of the method used on report results. As permitted by SFAS 148 and SFAS 123, the Company continues to apply the accounting provisions of APB 25, and related interpretations, with regard to the measurement of compensation cost for options granted under the Company's Stock Option Plan. No compensation expense has been recorded as all options granted had an exercise price equal to the market value of the underlying stock on the grant date. The pro-forma effect on our results of operations, had expense been recognized using the fair value method described in SFAS 123, using the Black-Scholes option pricing model, is shown below.

                              FOR THE THREE MONTHS
                                 ENDED MARCH 31,
                                 ---------------
                                                        2005           2004
                                                     ---------       --------

         Loss applicable to common shareholders:
            As reported                             (1,641,802)      (350,990)
            Pro forma                               (1,645,527)      (354,715)
         Basic and diluted loss per share:
            As reported                                 (0.028)        (0.023)
            Pro forma                                   (0.028)        (0.023)

5. TAXES

There was no provision for cash payment of income taxes for the three months ended March 31, 2005, as the Company anticipates a net taxable loss for the year ended December 31, 2005.

6. CONVERTIBLE PREFERRED STOCK

As a requirement of the private placements of the Company's Series B, C, D and E Convertible Preferred Stock, originally, the Company was obligated to file and have declared effective, within a specified time period, a registration statement with respect to a minimum number of shares of common stock issuable upon conversion of the Series B, C, D and E Preferred Stock. As of March 31, 2005, such registration statement has not been declared

GLOBAL MATRECHS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
--------------------------------------------------------------------------------

effective. As of March 14, 2003, the holders of these series waived all penalties related to the registration, along with mandatory conversion dates.

Through August 14, 2004, the terms of the Company's Series B, C, D, and E Convertible Preferred Stock provided for a guaranteed return on unconverted shares of 5% for series B, 6% for series C and D, and 8% for series E.

7. SUBSEQUENT EVENTS

From April 1, 2005 through May 18, 2005, the Company converted 12.5 shares of Series C preferred stock and 540 shares of Series H preferred stock into 11,425,701 shares of common stock.

On April 13, 2005 Carey Naddell, CEO of Eurotech, Ltd., filed suit against the Company for damages based upon an alleged breach of a written service agreement. The Company has responded and feels at this time there is no merit to this action. We will diligently defend this action.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 102(b)(7) of the Delaware General Corporation Law allows us to adopt a charter provision eliminating or limiting the personal liability of directors to us or our stockholders for breach of fiduciary duty as directors, but the provision may not eliminate or limit the liability of directors for:

         (a) any breach of the director's duty of loyalty to us or our stockholders;

         (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         (c) unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

         (d) any transaction from which the director derived an improper personal benefit.

         Article Seventh of our charter provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, subject to the limitations imposed by Section 102(b)(7). A principal effect of Article Seventh is to eliminate or limit the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

         Article Twelfth of our bylaws provides that we will indemnify our directors and officers to the fullest extent we are permitted or required to do so by Section 145 of the Delaware General Corporation Law. Section 145 provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by us or in our right) by reason of the fact that the person is or was one of our directors, officers, agents or employees or is or was serving at our request as a director, officer, agent, or employee of another corporation.

         The effect of these provisions would be to permit indemnification by us for, among other liabilities, liabilities arising out of the Securities Act of 1933.

         Section 145 of the Delaware General Corporation Law also allows us to obtain insurance on behalf of our directors and officers against liabilities incurred by them while serving as a director or officer or while serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not we would have the power to indemnify them against those liabilities. We have procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures our directors and officers against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by them and (b) insures us against losses (above a deductible amount) arising from any such claims, subject in each case to limitations stated in the policy.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS. *

         The following table provides information regarding the various anticipated expenses payable by Global Matrechs in connection with the issuance and distribution of the securities being registered. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

NATURE OF EXPENSE                                                     AMOUNT
--------------------------------------------------------------------------------
SEC registration fee .....................................            $500
Accounting fees and expenses .............................         $10,000
Legal fees and expenses ..................................         $35,000
Transfer agent fees ......................................               -
Printing and related fees ................................               -
Miscellaneous ............................................            $764.52
Total ....................................................         $45,764.52


         All fees and expenses other than the SEC registration fee are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         We have issued the following unregistered securities within the last three years.

         On May 22, 2003, we entered into a license agreement with Eurotech, Ltd. whereby they licensed to us certain technology in exchange for 11,250 shares of our Series F preferred stock and 1,069 shares of our Series G preferred stock. Polymate, Ltd. was also issued 1,500 shares of our Series F preferred stock as partial consideration for their agreement to modify their rights to receive royalties from Eurotech, and Greenfield Capital Partners LLC was issued 750 shares of our Series F preferred stock as consideration for acting as an advisor to us and participating in the negotiation of the transaction between Eurotech and us. We also issued a secured promissory note to McNab LLC for $150,000; the monies to be used in connection with the technologies we licensed from Eurotech. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as a sale not involving a public offering.

         On September 30, 2003, the holders of our Series F preferred stock surrendered for cancellation their shares of Series F preferred stock in exchange for 13,500 shares of our Series H preferred stock. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

         On September 30, 2003, we entered into a private equity credit agreement with Brittany Capital Management LLC under which we had an option to issue and sell to Brittany up to $10,000,000 of our common stock over three years. In connection with this agreement, we filed a registration statement on Form SB-2 with the Securities Exchange Commission to register 25,651,000 shares of our common stock for resale by Brittany and Econ Investor Relations. However, the registration statement was not declared effective by the Securities and Exchange Commission. In December 2004, the private equity credit agreement terminated in accordance with its terms, and we withdrew the registration statement.

         On June 1, 2004, Brittany Capital Management Limited exchanged 4,905,000 shares of its common stock for 490.5 shares of our Series I preferred stock. The issuance of these securities was exempt from registration under
Section 4(2) of the Securities Act of 1933, as amended. In November 2005, Brittany sold these shares to McNab LLC.

         At various times during the past three years, we issued convertible promissory notes on the following dates to the following people. The issuances of these securities were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

Party                                           Date                Amount
--------------------------------------------------------------------------------
Brittany Capital Management Ltd.                June 1, 2004        $75,000
McNab LLC                                       July 1, 2004        $542,950

         On October 19, 2004, we issued to Southridge Partners LP a 2% secured convertible promissory note in the aggregate principal amount of $250,000 with a maturity of two (2) years and a warrant to purchase 10,000,000 shares of our common stock at an exercise price of $0.025 per share, which expires in five years. We granted Southridge Partners LP a 120-day option to purchase an additional note in an aggregate principal amount of up to $1,000,000 on the same terms and conditions as the note. The note is convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.02 per share. The holder of the note may require us to repurchase some or all of its
Note if the market price of our common stock falls below $0.03 per share for ten
(10) consecutive trading days, at a repurchase price equal to 140% of the principal amount of the note. We received approximately $225,000 in proceeds after deducting offering expenses. This private placement was exempt from registration under Section 4(2) of the Securities Act of 1993, as amended.

         On October 22, 2004 we sold 2% secured convertible promissory notes in the aggregate principal amount of $25,000,000 with a maturity of two (2) years and warrants to purchase 1,000,000 shares of our common stock at an exercise price of $0.025 per share, which expire in five years to Mr. DeNuccio, in exchange for aggregate consideration of $25,000. We used the proceeds of this offering for general corporate purposes. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1993, as amended. The terms and conditions of the notes and warrants issued on October 22, 2004 are substantially similar to the terms and conditions of the October 19, 2004 notes and warrants.

         On November 5, 2004, we entered into securities purchase agreements with Colonial Fund LLC relating to the private placement of 2% secured convertible promissory notes in the aggregate principal amount of $50,000 with a maturity of two (2) years and warrants to purchase 2,000,000 shares of our common stock at an exercise price of $0.025 per share, which expire in five years in exchange for aggregate consideration of $50,000. We received approximately $45,000 in proceeds after deducting offering expenses. We used the proceeds of this offering for general corporate purposes. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1993, as amended. The terms and conditions of the notes and warrants issued on November 5, 2004 are substantially similar to the terms and conditions of the October 19, 2004 notes and warrants.

         On December 3, 2004, we sold Deer Creek Fund, LLC 2% secured convertible promissory notes in the aggregate principal amount of $50,000 with a maturity of two (2) years and a warrant to purchase 2,000,000 shares of its common stock at an exercise price of $0.025 per share, which expires in five years. The note is convertible, at the option of the holder, into shares of common stock at a conversion price of $0.02 per share. The sale of these securities was made in reliance on Section 4(2) of the Securities Act of 1933, as amended. The terms and conditions of the notes and warrants issued on December [ ], 2004 are substantially similar to the terms and conditions of the October 19, 2004 notes and warrants.

         On December 16, 2004, we issued to Trilogy Partners, Inc. warrants to purchase up to 5,750,000 shares of our common stock, par value $0.0001 per share, with an exercise price of $0.01 per share. The sale of these securities was made in reliance on Section 4(2) of the Securities Act of 1933, as amended.

         On December 28, 2004, we issued to Michael Rosenblum warrants to purchase up to 575,000 shares of our common stock, par value $0.0001 per share, with an exercise price of $0.01 per share, as compensation for services provided to us. The sale of these securities was made in reliance on Section 4(2) of the Securities Act of 1933, as amended.

         On December 31, 2004 we entered into an agreement and plan of Merger (the Merger Agreement") to acquire True to From, a private company wholly and controlled by one of our directors Mark Allen, In accordance with the terms of the Merger Agreement, on December 31, 2004.

         o a secured note in principal amount of $500,000, payable over five years at an annual interest rate of 8%, with $100,000 due after one year and the remaining principal amount due on December 31, 2009; issued by our subsidiary True to Form and

         o 10,000,000 shares of our common stock. We refer to these shares as the share consideration. The share consideration is subject to the following adjustments. If True To Form generates gross revenues of at least $3,000,000 for the twelve months ended December 31, 2006, and the value of 10,000,000 shares initially issued as consideration is less than $2.5 million, we will be required to issue additional shares or, at our option, pay cash to cover the difference. However, if the value of the initial shares on December 31, 2006 exceeds $3.5 million, Mr. Allen will be required to return to us such portion of the initial shares equal in value to the excess. If True To Form's gross revenues fail to meet or exceed the $3 million threshold, the aforementioned minimum and maximum values will be $2.0 million and $3.0 million, respectively. The additional shares that we may be required to issue to adjust the share consideration in accordance with the terms of the Agreement and Plan of Merger are not covered by these registration statement.

         The sale of these securities was exempt from registration pursuant to
Section 4(2) of the Securities Act, as amended. This registration statement cover the resale of 10,000,000 shares of our common stock by Mark Allen. It does not cover the adjustment shares or the note.

         We issued to Greenfield Capital Partners LLC a warrant to purchase up to 2,000,000 shares of our common stock at an exercise price per share of $.03, as compensation for services related to our acquisition of True To Form. The warrant will expire on December 31, 2009. The offer and sale of these securities was made in reliance on Section 4(2) of the Securities Act of 1933, as amended.

         On January 1, 2005, we entered into an Exchange Agreement with Woodward LLC pursuant to which we acquired promissory notes issued to Woodward by Eurotech LTd. with an aggregate outstanding principal amount of $290,000 (the "Eurotech Notes") in exchange for a 2% secured convertible promissory note in the principal amount of $250,000 with a maturity of two (2) years that is convertible, at the option of the holder, into shares of common stock of the Company at a conversion price of $0.02 per share. The Eurotech Notes carry a default annual interest rate of 18% and are past due in their entirety. This transaction was exempt from registration under Section 4(2) of the Securities Act of 1993, as amended.

         On January 31, 2005, we issued and sold a 2% secured convertible promissory note in the principal amount of $250,000 and a warrant to purchase up to 10,000,000 shares of its common stock at an exercise price of $0.025 per share with an expiration date of January 31, 2010 to Southridge Partners LP pursuant to the terms of the Second Securities Purchase Agreement. The warrant contains a cashless exercise provision whereby the holder may pay the exercise price associated with any exercise by having us withhold a number of shares otherwise issuable upon such exercise having a fair market value equal to the applicable aggregate exercise price. The Note is convertible, at the option of the holder, into shares of common stock of the Company at a conversion price of $0.02 per share. We paid a commission in connection with this private placement in the amount of $25,000. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1993, as amended.

         On January 30, 2005 we issued options to purchase 900,000 shares of common stock to Mark Allen under the terms of his employment agreement and our equity compensation plan for directors and to Michael Sheppard in accordance with the terms of our option plan for directors.

         On January 31, 2005, we entered into a with Southridge Partners LP whereby we agreed to sell a 2% convertible promissory note in the principal amount of $250,000 and warrant to purchase up to 10,000,000 shares of our common stock to Southridge in exchange for its $250,000 investment. The terms of the January 31, 2005 note and warrant are substantially similar to the terms and conditions of the October 19, 2004 note and warrant. This transaction was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act. We received approximately $225,000 in proceeds after deducting offering expenses. We used these proceeds for general corporate purposes. We paid a commission in the amount of $25,000 to Greenfield for services rendered in connection with this private placement.

         Under the terms of the January 31, 2005 Securities Purchase Agreement, Southridge Partners LP may, at its option, and at any time prior to July 1, 2005, purchase an additional note or notes in the principal amount of up to $1,500,000, and otherwise on substantially the same terms as the note issued on January 31, 2005. We refer to this note as the additional note.

         On March 2, 2005, Southridge Partners LP exercised its option to purchase an additional note and warrant under its Second Securities Purchase Agreement. On March 2, 2005, we issued to Southridge Partners LP a convertible promissory note in the principal amount of $175,000 and a warrant to purchase up to 7,000,000 shares of our common stock in exchange for its $175,000 investment. This transaction was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act, as amended. We are obligated to pay a commission in connection with this private placement consisting of cash and warrants to purchase shares of our common stock in the aggregate amount of $17,500 to Greenfield.

         From April 1, 2005 through May 18, 2005, the Company converted 12.5 shares of Series C preferred stock and 540 shares of Series H preferred stock into 11,425,701 shares of common stock.

         On April 11, 2005, Southridge Partners LP exercised its option to purchase an additional note and warrant under its Second Securities Purchase Agreement. In connection with such exercise, on April 11, 2005 we issued to Southridge Partners LP a convertible promissory note in the principal amount of $125,000 and a warrant to purchase up to 5,000,000 shares of our common stock in exchange for its $125,000 investment. This transaction was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act, as amended. In connection with this private placement, we paid Greenfield placement fees consisting of cash and non-cash consideration with an the aggregate estimated fair value of $12,500.

         On May 2, 2005, Southridge Partners LP exercised its option to purchase an additional note and warrant under its Second Securities Purchase Agreement. In connection with such exercise, on May 12, 2005, 2005 we issued to Southridge Partners LP a convertible promissory note in the principal amount of $125,000 and a warrant to purchase up to 5,000,000 shares of our common stock in exchange for its $125,000 investment. This transaction was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act, as amended. We are obligated to pay placement fees in connection with this private placement consisting of cash and a warrant to purchase shares of our common stock with an the aggregate estimated fair value of $12,500. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. On July 8, 2005, we and Southridge Partners LP terminated Southridge's option to purchase additional notes.

         On June 14, 2005, we entered into a Securities Purchase Agreement with McNab, pursuant to which we sold a nonnegotiable 2% secured convertible promissory note with an aggregate principal amount of $100,000, and a common stock purchase warrant to purchase up to 4,000,000 shares of our common stock, $.0001 par value per share, for an aggregate purchase price of $100,000. We intend to use the proceeds for working capital. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

         On July 5, 2005, we entered into a Private Equity Credit Agreement with Brittany. Pursuant to this agreement, we may, at our discretion, periodically sell to Brittany shares of common stock for a total purchase price of up to $15 million. Each draw under the Private Equity Credit Agreement is structured as a put option, wherein we require Brittany to purchase a number of shares of our common stock after a discount to the market price is applied. Specifically, each share is sold at a price equal to 92% of the average of the three lowest of the bid prices for the ten (10) trading days immediately following the put date. Brittany has not received any shares of our common stock in connection with the Private Equity Credit Agreement as we have not made any draws. Upon effectiveness of this registration statement, we will be able to sell shares to Brittany as provided under the Private Equity Credit Agreement.

ITEM 27. EXHIBITS.

                                                         FILED WITH              INCORPORATED BY REFERENCE
                                                         THIS FORM      --------------------------------------------
EXHIBIT NO.                 DESCRIPTION                     SB-2        FORM          FILING DATE        EXHIBIT NO.
-----------                 -----------                  ----------     ----          -----------        -----------
    2.1      Agreement and Plan of Merger dated                          8-K        January 6, 2005          2.1
             December 31, 2004 with True To Form,
             Limited, TTF Acquisition Corp. and Mark
             J. Allen

    3.1      Certificate of Amendment of Amended and                     8-K         June 15, 2004           3.1
             Restated Certificate of Incorporation

                                                         FILED WITH              INCORPORATED BY REFERENCE
                                                         THIS FORM      --------------------------------------------
EXHIBIT NO.                 DESCRIPTION                     SB-2        FORM          FILING DATE        EXHIBIT NO.
-----------                 -----------                  ----------     ----          -----------        -----------
    3.2      Amended and Restated Certificate of                         S-1      September 18, 1996         3.1
             Incorporation

    3.3      Amended and Restated By-Laws                                S-1      September 18, 1996         3.2

    3.4      Certificate of Designation, Rights,                        S-1/A      January 29, 1998          3.3
             Preferences, Qualifications, Limitations
             and Restrictions of Series A Convertible
             Preferred Stock

    3.5      Certificate of Amendment of Certificate                     8-K         June 15, 2004           3.2
             of Designations, Preferences and Rights
             of Series B Convertible Preferred Stock

    3.6      Certificate of Designations, Preferences                   10-K        March 31, 1999          10.49
             and Rights of Series B Convertible
             Preferred Stock

    3.7      Certificate of Amendment of Certificate                     8-K         June 15, 2004           3.4
             of Designations, Preferences and Rights
             of Series C Convertible Preferred Stock

    3.8      Certificate of Designations, Preferences                    S-1         May 10, 1999            3.5
             and Rights of Series C Convertible
             Preferred Stock

    3.9      Certificate of Amendment of Certificate                     S-1         May 10, 1999            3.6
             of Designations, Preferences and Rights
             of Series D Convertible Preferred Stock

   3.10      Amended Certificate of Designations,                        S-3         June 1, 2000            3.7
             Preferences and Rights of Series E
             Convertible Preferred Stock

   3.11      Certificate of Designations, Preferences                   10-K        April 15, 2003           3.8
             and Rights of Series F Convertible
             Preferred Stock

   3.12      Certificate of Designations, Preferences                   10-K        April 15, 2003           3.9
             and Rights of Series G Convertible
             Preferred Stock

   3.13      Certificate of Designations, Preferences                   10-Q       October 29, 2003          3.1
             and Rights of Series H Convertible
             Preferred Stock

   3.14      Certificate of Designations, Preferences       X(*)
             and Rights of Series I Convertible
             Preferred Stock

    4.1      Specimen stock certificate                                  S-1       November 1, 1996          4.2

    4.2      2% Secured Convertible Promissory issued                    8-K       October 19, 2005          4.1
             to Southridge Capital Partners dated
             October 19, 2004

                                                         FILED WITH              INCORPORATED BY REFERENCE
                                                         THIS FORM      --------------------------------------------
EXHIBIT NO.                 DESCRIPTION                     SB-2        FORM          FILING DATE        EXHIBIT NO.
-----------                 -----------                  ----------     ----          -----------        -----------
    4.3      Common Stock Purchase Warrant issued to                     8-K       October 19, 2005          99.2
             Southridge Capital Partners, LC dated
             October 19, 2004

    4.3      2% Secured Convertible Promissory issued       X(*)
             to Dean DeNuccio dated October 22, 2004

    4.4      Common Stock Purchase Warrant issued to        X(*)
             Dean DeNuccio dated October 22, 2004

    4.4      2% Secured Convertible Promissory issued       X(*)
             to Colonial Fund LLC dated  November 5,
             2004

    4.5      Common Stock Purchase Warrant issued to        X(*)
             Colonial Fund LLC dated November 5, 2004

    4.4      2% Secured Convertible Promissory Note                      8-K       December 8, 2004          99.1
             dated December 3, 2004 issued to Deer
             Creek Fund, LLC

    4.5      Common Stock Purchase Warrant dated                         8-K       December 8, 2004          99.2
             December 3, 2004 issued to Deer Creek
             Fund, LLC

    4.6      Warrant issued to Trilogy Capital                           8-K       December 16, 2004         99.1
             Partners, Inc.

    4.7      Warrant issued to Michael Rosenblum on
             December 28, 2004

    4.8      Secured Note issued to Mark Allen on                        8-K        January 6, 2005          10.1
             December 31, 2004

    4.9      Guaranty issued by Global Matrechs, Inc.                    8-K        January 6, 2005          10.3
             to mark Allen on December 31, 2004

   4.10      2% Secured Convertible Promissory Note                      8-K       February 2, 2005          10.4
             issued to Woodward LLC

   4.11      Common Stock Purchase Warrant issued to                     8-K       February 2, 2005          4.1
             Southridge Partners LP on January 31,
             2005

   4.12      2% Secured Convertible Promissory Note                      8-K       February 2, 2005          10.2
             issued to Southridge Partners LP on
             January 31, 2005

   4.13      Common Stock Purchase Warrant issued to                     8-K         March 7, 2005           4.1
             Southridge Partners LP on March 2, 2005

                                                         FILED WITH              INCORPORATED BY REFERENCE
                                                         THIS FORM      --------------------------------------------
EXHIBIT NO.                 DESCRIPTION                     SB-2        FORM          FILING DATE        EXHIBIT NO.
-----------                 -----------                  ----------     ----          -----------        -----------
   4.14      Nonnegotiable 2% Secured Convertible                        8-K         March 7, 2005           4.2
             Promissory Note issued to Southridge
             Partners LP on March 2, 2005

   4.15      Common Stock Purchase Warrant issued to                     8-K        April 15, 2005           4.1
             Southridge Partners LP on April 11, 2005

   4.16      Non-negotiable 2% Secured Convertible                       8-K        April 15, 2005           4.2
             Promissory Note issued to Southridge
             Partners LP on April 11, 2005

   4.17      Common Stock Purchase Warrant issued to                     8-K         May 17, 2005            4.1
             Southridge Partners LP on May 12, 2005

   4.18      Non-negotiable 2% Secured Convertible                       8-K         May 17, 2005            4.2
             Promissory Note issued to Southridge
             Partners LP on May 12, 2005

   4.19      Non-negotiable 2% Secured Convertible                       8-K         June 20, 2005           4.1
             Promissory Note issued to McNab LLC on
             June 14, 2005

   4.20      Common Stock Purchase Warrant Issued to                     8-K         June 20, 2005           4.2
             McNab LLC on June 14, 2005

  10.1(1)    Letter Agreement with Greenfield Capital       X(*)
             Partners LP dated October 1, 2004

  10.2(2)    Letter of Engagement with Trilogy                           8-K       December 16, 2004         99.2
             Capital Partners, Inc. dated
             December 22, 2004

  10.3(3)    Agreement with ECON Investor Relations         X
             Inc. dated March 1, 2004

  10.5(4)    Securities Purchase Agreement dated                         8-K       October 19, 2004          99.1
             October 19, 2004 between Global
             Matrechs, Inc. and Southridge Partners LP

   10.5      Securities Purchase Agreement dated            X(*)
             October 22, 2004 between Global
             Matrechs, Inc. and Dean DeNuccio

   10.6      Securities Purchase Agreement dated            X(*)
             November 5, 2004 between Global
             Matrechs, Inc. and Colonial Fund LLC

   10.7      Securities Purchase Agreement dated                         8-K       December 8, 2004          99.3
             December 3, 2004 between Global
             Matrechs, Inc. and Deer Creek Fund, LLC

                                                         FILED WITH              INCORPORATED BY REFERENCE
                                                         THIS FORM      --------------------------------------------
EXHIBIT NO.                 DESCRIPTION                     SB-2        FORM          FILING DATE        EXHIBIT NO.
-----------                 -----------                  ----------     ----          -----------        -----------
   10.8      Second Securities Purchase Agreement                        8-K        April 15, 2005           10.1
             dated April 11, 2005 between Global
             Matrechs, Inc. and Southridge Partners LP

   10.9      Securities Purchase Agreement dated May                     8-K         May 17, 2005            10.1
             12, 2005 between Global Matrechs, Inc.
             and Southridge Partners LP

   10.10     Securities Purchase Agreement dated June                    8-K         July 11, 2005           10.1
             14, 2005 between Global Matrechs and
             McNab LLC

   10.11     Private Equity Credit Agreement dated                       8-K         July 11, 2005           10.1
             July 5, 2005 with Brittany Capital
             Management LLC

   10.12     Registration Rights Agreement dated                         8-K         June 30, 2005           10.2
             July 5, 2005 with Brittany Capital
             Management LLC

   10.13     Employment Agreement between Global            X(*)
             Matrechs and Mark Allen dated January
             31, 2005

   10.14     Agreement between Southridge Partners LP       X(*)
             and Global Matrechs, Inc. dated July
             terminating Southridge Partners LP's
             options to purchase additional notes*

   10.15     Security Agreement between True To Form,                    8-K        January 6, 2005          10.2
             Limited, Mark Allen and Global Matrechs,
             Inc. dated December 31, 2004

   10.16     Collateral Pledge Agreement dated as of                     8-K        January 6, 2005          10.4
             December 31, 2004 is made by Global
             Matrechs, Inc. in favor of Mark Allen

   10.17     Second Securities Purchase Agreement                        8-K        February, 2005           10.1
             dated January 31, 2005 between Global
             Matrechs, Inc. and Southridge Partners LP

   10.18     Exchange Agreement between Global                           8-K       February 4, 2005          10.3
             Matrechs and Woodward LLC dated January
             31, 2005

   23.1      Consent of Foley Hoag LLP (to be
             included in Exhibit 5.1)*

   23.2      Consent of Sherb & Co., LLP                     X

   24.1      Power of Attorney (contained on the             X
             signature page of this registration
             statement)

_____________________

*    To be filed by Amendment.

     SEC File #333-12219
     SEC File #333-45383
     SEC File #333-42599
     SEC File #333-56795
     SEC File #333-38226

ITEM 28. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Ridgefield State of Connecticut on July 11, 2005.


                                GLOBAL MATRECHS, INC.


                                By: /s/ Michael Sheppard
                                    --------------------------
                                Michael Sheppard
                                President, Chief Operating Officer, Acting Chief Financial Officer and Chairman of the Board




                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael Sheppard and Mark Allen, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and schedules thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, which they, or either of them, may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes or any of them, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

     SIGNATURE                              TITLE                      DATE
     ---------                              -----                      ----

/s/ Michael Sheppard        President, Chief Operating Officer,    July 11, 2005
---------------------       Acting Chief Financial Officer and
Michael Sheppard            Chairman of the Board of
                            Directors (1)

/s/ Mark Allen              Director, Executive Vice President     July 11, 2005
---------------------       and Secretary
Mark Allen


(1) Michael Sheppard also performs the functions of our chief accounting officer although he has not officially been appointed as such.